    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 27, 1999
                                               REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                            PHELPS DODGE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NEW YORK                             3330                            13-1808503
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER IDENTIFICATION
          INCORPORATION               CLASSIFICATION CODE NUMBER)                  NUMBER)
         OR ORGANIZATION)

                            ------------------------
                             S. DAVID COLTON, ESQ.

                       VICE PRESIDENT AND GENERAL COUNSEL
                            PHELPS DODGE CORPORATION
                           2600 NORTH CENTRAL AVENUE
                          PHOENIX, ARIZONA 85004-3014
                                 (602) 234-8100
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                                     CODE,
       OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES AND AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

              MICHAEL W. BLAIR, ESQ.                               STEPHEN R. VOLK, ESQ.
               DEBEVOISE & PLIMPTON                               DAVID W. HELENIAK, ESQ.
                 875 THIRD AVENUE                                   SHEARMAN & STERLING
                NEW YORK, NY 10022                                 599 LEXINGTON AVENUE
                  (212) 909-6000                                    NEW YORK, NY 10022
                                                                      (212) 848-4000

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

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                                                                  PROPOSED                PROPOSED
                                           AMOUNT                 MAXIMUM                 MAXIMUM
     TITLE OF EACH CLASS OF                TO BE               OFFERING PRICE            AGGREGATE               AMOUNT OF
   SECURITIES TO BE REGISTERED         REGISTERED(1)              PER UNIT           OFFERING PRICE(2)        REGISTRATION FEE
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Common Stock, par value $6.25 per
  share(3).......................    28,357,361 shares         Not Applicable          $1,455,745,672             $404,698
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(1) Represents the maximum number of shares of Phelps Dodge Corporation common stock issuable upon consummation of the exchange offer for shares of Cyprus Amax Minerals Company common stock based on the number of Cyprus Amax common shares outstanding on August 3, 1999, as reported in Cyprus Amax's quarterly report on Form 10-Q for the period ended June 30, 1999.
(2) Estimated solely for the purpose of determining the registration fee in accordance with Rules 457(f)(1) and 457(c) under the Securities Act of 1933, based upon the average of the high and low prices of Cyprus Amax common shares as reported on the New York Stock Exchange Composite Tape on August 20, 1999.
(3) Includes Phelps Dodge preferred share purchase rights which, until events specified in Phelps Dodge's stockholder rights plan occur, will not be exercisable or evidenced separately from the common stock of Phelps Dodge.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  Subject to Completion, dated August 27, 1999

LOGO
                            Phelps Dodge Corporation
            Offer to Exchange Each Outstanding Share of Common Stock
             (Including Associated Preferred Share Purchase Rights)
                                       of
                          Cyprus Amax Minerals Company
                       For 0.3135 Shares of Common Stock
                                       of
                            Phelps Dodge Corporation

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
CITY TIME, ON             , 1999 UNLESS EXTENDED. SHARES TENDERED PURSUANT TO
THIS OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

     We are offering to exchange 0.3135 shares of Phelps Dodge common stock for each outstanding share of common stock of Cyprus Amax Minerals Company that is validly tendered and not properly withdrawn. We are also making a separate offer to exchange 0.4098 shares of Phelps Dodge common stock for each outstanding share of common stock of ASARCO Incorporated.

     We have proposed a business combination of Phelps Dodge, Cyprus Amax and Asarco, pursuant to which all outstanding Cyprus Amax shares and Asarco shares would be exchanged for Phelps Dodge shares. We believe our proposed business combination would be far more favorable to you and to Asarco shareholders than the proposed two-party Asarco-Cyprus Amax merger announced in July 1999. However, despite our repeated requests, the management and Boards of Directors of Cyprus Amax and Asarco have been unwilling to meet with us to discuss our proposed business combination. For this reason, we are making offers directly to the shareholders of Cyprus Amax and Asarco to exchange their shares for Phelps Dodge shares.

     Our obligation to exchange Phelps Dodge common stock for Cyprus Amax common stock is subject to the conditions listed under "The Offer -- Conditions of Our Offer." Our offer to Cyprus Amax shareholders is not, however, conditioned on the success of our offer to Asarco shareholders, nor is our offer to Asarco shareholders conditioned on the success of our offer to Cyprus Amax shareholders.

     Phelps Dodge's common stock trades on the New York Stock Exchange under the symbol "PD."

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Any solicitation of proxies will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934.
                           -------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                           -------------------------

                      The Dealer Manager for the Offer is
                           MORGAN STANLEY DEAN WITTER
                           -------------------------

                The date of this prospectus is            , 1999

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
QUESTIONS AND ANSWERS ABOUT THE PROPOSED COMBINATION........     iii
WHERE YOU CAN FIND MORE INFORMATION.........................       v
SUMMARY.....................................................       1
  The Proposed Combination..................................       1
  Reasons for the Proposed Combination......................       1
  The Offer.................................................       3
  The Companies.............................................       4
  Risk Factors..............................................       5
RISK FACTORS................................................       6
  Benefits of the Combination May Not Be Realized...........       6
  Fixed Exchange Ratio of Our Offer Could Work to Your
     Disadvantage...........................................       6
  Copper Price Volatility May Reduce Income.................       7
  Environmental and Regulatory Compliance May Impose
     Substantial Costs......................................       8
  Operations Outside the United States Are Subject to
     Risks..................................................      10
  Mining Is Subject to Risks................................      10
  Reserve Levels Are Subject To Uncertainty.................      11
  Year 2000 Poses Potential Risks...........................      11
THE PROPOSED COMBINATION....................................      13
REASONS FOR THE PROPOSED COMBINATION........................      14
BACKGROUND OF THE OFFER.....................................      16
THE OFFER...................................................      32
  Timing of Our Offer.......................................      33
  Litigation................................................      33
  Extension, Termination and Amendment......................      34
  Exchange of Cyprus Amax Shares; Delivery of Phelps Dodge
     Common Stock...........................................      35
  Cash Instead of Fractional Shares of Phelps Dodge Common
     Stock..................................................      35
  Withdrawal Rights.........................................      35
  Procedure for Tendering...................................      36
  Material U.S. Federal Income Tax Consequences.............      39
  Effect of Offer on Market for Cyprus Amax Shares;
     Registration Under the Exchange Act....................      40
  Purpose of Our Offer; the Phelps Dodge/Cyprus Amax
     Merger.................................................      41
  Conditions of Our Offer...................................      43
  Relationships with Cyprus Amax............................      46
  Fees and Expenses.........................................      47
  Accounting Treatment......................................      47
  Stock Exchange Listings...................................      47
THE COMPANIES...............................................      48
  Phelps Dodge Corporation..................................      48
  ASARCO Incorporated.......................................      48
  Cyprus Amax Minerals Company..............................      49
MARKET PRICES AND DIVIDENDS.................................      50
PHELPS DODGE CORPORATION SELECTED HISTORICAL FINANCIAL
  DATA......................................................      51
ASARCO INCORPORATED SELECTED HISTORICAL FINANCIAL DATA......      52
CYPRUS AMAX MINERALS COMPANY SELECTED HISTORICAL FINANCIAL
  DATA......................................................      54
COMPARATIVE PER SHARE DATA..................................      56

                                                                PAGE
                                                                ----
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION..........      58
DESCRIPTION OF PHELPS DODGE CAPITAL STOCK...................      77
  Authorized Capital Stock..................................      77
  Phelps Dodge Common Stock.................................      77
  Phelps Dodge Preferred Stock..............................      77
  Transfer and Dividend Paying Agent and Registrar..........      77
COMPARISON OF RIGHTS OF HOLDERS OF PHELPS DODGE SHARES AND
  CYPRUS AMAX SHARES........................................      78
  Comparison of Charter and By-law Provisions...............      78
  Comparison of Certain Statutory Provisions................      84
ASARCO AND CYPRUS AMAX INFORMATION..........................      87
FORWARD-LOOKING INFORMATION.................................      87
LEGAL MATTERS...............................................      88
EXPERTS.....................................................      88
SCHEDULE A -- DIRECTORS AND OFFICERS OF PHELPS DODGE
  CORPORATION...............................................     A-1

     THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT PHELPS DODGE THAT IS NOT INCLUDED IN OR DELIVERED WITH THE PROSPECTUS. THAT INFORMATION IS AVAILABLE WITHOUT CHARGE TO YOU UPON WRITTEN OR ORAL REQUEST. YOU MUST ADDRESS YOUR REQUEST TO CORPORATE SECRETARY, PHELPS DODGE CORPORATION, 2600 NORTH CENTRAL AVENUE, PHOENIX, ARIZONA 85004-3014, TELEPHONE
(602) 234-8598. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO
LATER THAN             , 1999.

              QUESTIONS AND ANSWERS ABOUT THE PROPOSED COMBINATION

Q:  WHAT IS PHELPS DODGE PROPOSING?

A: We are proposing a three-way combination of Phelps Dodge, Cyprus Amax and Asarco, pursuant to which all outstanding Cyprus Amax common shares and Asarco common shares would be exchanged for Phelps Dodge shares. We are making our offer to you through our wholly owned subsidiary, CAV Corporation, which is a Delaware corporation.

Q:  WHAT WOULD I RECEIVE IN EXCHANGE FOR MY SHARES?

A: We are offering 0.3135 Phelps Dodge shares for each Cyprus Amax common share. We are separately offering 0.4098 Phelps Dodge common shares for each Asarco common share. You will not receive any fractional Phelps Dodge shares. Instead, you will receive cash in an amount equal to the market value of any fractional Phelps Dodge shares you would otherwise have been entitled to receive.

Q:  WILL I BE TAXED ON THE PHELPS DODGE SHARES I RECEIVE?

A:  No. We expect the transaction to be tax-free to Cyprus Amax shareholders.

Q:  WHY IS PHELPS DODGE MAKING THIS OFFER?

A: We made several requests to meet with Cyprus Amax and Asarco to discuss our proposal, but the management and boards of Cyprus Amax and Asarco have refused to meet with us. That's why we are making this offer directly to you, the shareholders.

Q:  WHY WON'T CYPRUS AMAX AND ASARCO MEET WITH YOU?

A: We don't know. In July, Cyprus Amax and Asarco announced that they had agreed to combine. They told us they were not at liberty to have discussions with us because of their merger agreement. But they could amend or waive those provisions. We believe our proposed three-way combination is far more favorable to you than a two-way combination of Cyprus Amax and Asarco.

Q: WHY IS YOUR THREE-WAY COMBINATION BETTER THAN THE PROPOSED CYPRUS AMAX-ASARCO MERGER?

A:  There are several reasons:

    - We're offering a substantial premium for your shares, which in effect represents an up-front payment to you for the cost savings we expect to achieve.

    - We plan to continue Phelps Dodge's $2.00 per share annual dividend, which means you would receive a dividend increase to 4.1 times the level planned under the proposed Asarco-Cyprus Amax merger.

    - We believe that under our leadership, we will be able to optimize the combined operations of the three companies and deliver superior returns on invested capital throughout the entire copper cycle. You would participate in the greater upside potential of the combined entity, through your ownership of Phelps Dodge shares.

Q:  WHAT ARE THE CONDITIONS TO YOUR OFFER?

A:  Our offer is subject to several conditions, including:

    - tender of at least a majority of Cyprus Amax's shares;

    - shareholders of Cyprus Amax not approving the Asarco/Cyprus Amax merger or the Asarco/Cyprus Amax merger agreement being otherwise terminated;

    - making Cyprus Amax's "poison pill" shareholder rights plan inapplicable to our offer;

    - Cyprus Amax's board having taken action so that Delaware's anti-takeover statute and the "Fair Price" provision of Cyprus Amax's charter are inapplicable to our offer;

    - our stockholders having approved the issuance of our stock pursuant to our offer; and

    - clearance under U.S. antitrust laws.

     These conditions and other conditions to our offer are discussed in this prospectus under "The Offer -- Conditions of Our Offer."

Q:  HOW IS YOUR CYPRUS AMAX OFFER RELATED TO YOUR ASARCO OFFER?

A: While we would prefer to combine all three companies, the two offers are separate, and neither is conditioned on the other.

Q:  HOW WOULD YOU GO ABOUT COMPLETING YOUR PROPOSED ACQUISITION?

A: Once we acquire shares in the offer, we plan to have our wholly owned subsidiary CAV Corporation merge with Cyprus Amax, so that Cyprus Amax would become a wholly owned subsidiary of Phelps Dodge.

Q:  HOW LONG WILL IT TAKE TO COMPLETE YOUR PROPOSED COMBINATION?

A: If Asarco and Cyprus Amax promptly cooperate, the combination could be completed early in the fourth quarter of this year. However, Asarco and Cyprus may try to delay our offer. We are firmly committed to our proposal, and intend to see it through. By tendering your shares, you will be sending a message to Cyprus Amax's management and board that you want Cyprus Amax to participate in a combination with Phelps Dodge.

Q:  WHERE CAN I FIND MORE INFORMATION ABOUT PHELPS DODGE, ASARCO AND CYPRUS
    AMAX?

A: You can find more information about Phelps Dodge, Asarco and Cyprus Amax from various sources described under "Where You Can Find More Information" on page v.

Q:  HOW DO I PARTICIPATE IN YOUR OFFER?

A:  To tender your shares, you should do the following:

    - If you hold your shares in your own name, complete and sign the enclosed letter of transmittal and return it with your share certificates to [ ], the exchange agent for the offer, at [address].

    - If you hold your shares in "street name" through a broker, ask your broker to tender your shares.

Q:  WHAT SHOULD I DO IF I HAVE QUESTIONS?

A: If you have any questions about our offer or the proposed combination of Phelps Dodge, Asarco and Cyprus Amax, please call our information agent, Innisfree M&A Incorporated, toll-free at 1-877-750-5838.

                      WHERE YOU CAN FIND MORE INFORMATION

     Phelps Dodge, Asarco and Cyprus Amax file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the SEC). You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov. Phelps Dodge filed a Registration Statement on Form S-4 to register with the SEC the Phelps Dodge common shares to be issued pursuant to our offer. This prospectus is a part of that Registration Statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     Before we commence our offer, we will file with the SEC a statement on
Schedule 14D-1 pursuant to rule 14d-3 under the Securities Exchange Act of 1934 furnishing certain information about our offer. You may read and copy the
Schedule 14D-1 (and any amendments to it) at the SEC's public reference room in Washington, D.C. referred to above.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that Phelps Dodge, Asarco or Cyprus Amax have previously filed with the SEC. These documents contain important information about Phelps Dodge, Asarco and Cyprus Amax and their financial condition.

     DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO: CORPORATE SECRETARY, PHELPS DODGE CORPORATION, 2600 NORTH CENTRAL AVENUE, PHOENIX, AZ 85004-3014, TELEPHONE (602) 234-8598. IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST FOR DOCUMENTS SHOULD BE SUBMITTED NO LATER THAN [DATE].

          The following documents filed with the SEC by Phelps Dodge are incorporated herein by reference:

          (i) Phelps Dodge's Annual Report on Form 10-K for the year ended December 31, 1998;

          (ii) Phelps Dodge's Proxy Statement for the Annual Meeting of Stockholders held on May 5, 1999;

          (iii) Phelps Dodge's Quarterly Reports on Form 10-Q for the periods ended March 31, 1999 and June 30, 1999;

          (iv) Phelps Dodge's Annual Report on Form 11-K for the fiscal year ended December 31, 1998; and

          (v) Phelps Dodge's Current Reports on Form 8-K dated August 23, 1999 and August 26, 1999.

     The following documents filed with the SEC by Asarco are incorporated herein by reference:

          (i) Asarco's Annual Report on Form 10-K for the year ended December 31, 1998 (except for the report of Asarco's independent accountants contained therein which is not incorporated herein by reference because the consent of Asarco's independent accountants has not yet been obtained);

          (ii) Asarco's Proxy Statement for the Annual Meeting of Shareholders held on April 28, 1999;

          (iii) Asarco's Quarterly Reports on Form 10-Q for the periods ended March 31, 1999 and June 30, 1999; and

          (iv) Asarco's Current Report on Form 8-K dated July 20, 1999.

     The following documents filed with the SEC by Cyprus Amax are incorporated herein by reference:

          (i) Cyprus Amax's Annual Report on Form 10-K for the year ended December 31, 1998 (except for the report of Cyprus Amax's independent accountants contained therein which is not incorporated herein by reference because the consent of Cyprus Amax's independent accountants has not yet been obtained);

          (ii) Cyprus Amax's Proxy Statement for the Annual Meeting of Shareholders held on May 6, 1999;

          (iii) Cyprus Amax's Quarterly Reports on Form 10-Q for the periods ended March 31, 1999 and June 30, 1999; and

          (iv) Cyprus Amax's Current Reports on Form 8-K dated July 21, 1999, July 14, 1999 and February 24, 1999.

     All documents filed by Phelps Dodge, Asarco or Cyprus Amax pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus to the date that shares are accepted for exchange pursuant to our offer (or the date that our offer is terminated) shall also be deemed to be incorporated herein by reference.

                                    SUMMARY

     This summary highlights selected information from this prospectus, and may not contain all of the information that is important to you. To better understand the proposed Phelps Dodge/Asarco/Cyprus Amax combination and our separate offers to the shareholders of Asarco and Cyprus Amax, you should read this entire document carefully, as well as those additional documents to which we refer you. See "Where You Can Find More Information" on page v.

                            THE PROPOSED COMBINATION

     We are proposing a three-way business combination of Phelps Dodge Corporation (Phelps Dodge), ASARCO Incorporated (Asarco) and Cyprus Amax Minerals Company (Cyprus Amax). We are offering to exchange all of the outstanding Cyprus Amax common shares for Phelps Dodge common shares at an exchange ratio of 0.3135 Phelps Dodge common shares for each Cyprus Amax common share. We are also separately offering to exchange all of the outstanding Asarco common shares for Phelps Dodge common shares at an exchange ratio of 0.4098 Phelps Dodge common shares for each Asarco common share.

     In July 1999, Asarco and Cyprus Amax announced that they had agreed to combine their companies. We believe our proposed three-way business combination is much more valuable to shareholders of Asarco and Cyprus Amax than the proposed two-party Asarco-Cyprus Amax merger, based on:

     - the sizeable premium we are offering which, in effect, represents an up-front payment to you for the substantial cost savings we expect to achieve;

     - our plan to continue Phelps Dodge's current $2.00 per share dividend, resulting in a substantial dividend increase for Asarco and Cyprus Amax shareholders to more than quadruple the level contemplated in the proposed Asarco-Cyprus Amax merger; and

     - your opportunity to participate in the greater upside potential of the combined company through the ownership of Phelps Dodge common stock.

     However, despite our repeated requests, the management and Boards of Directors of Asarco and Cyprus Amax have been unwilling to meet with us to discuss our proposed business combination. For this reason, we are making these offers directly to the shareholders of Asarco and Cyprus Amax. See "Background of the Offer" beginning on page 16.

     We would prefer to combine all three companies. However, our offer to Cyprus Amax shareholders is not conditioned on the success of our offer to Asarco shareholders, nor is our offer to Asarco shareholders conditioned on the success of our offer to Cyprus Amax shareholders. See "The Offer" beginning on page 32.

                      REASONS FOR THE PROPOSED COMBINATION

     We believe that our proposed combination of Phelps Dodge, Asarco and Cyprus Amax presents a unique opportunity to create a large, resource-rich portfolio of lower-cost global copper assets with enhanced flexibility to deliver superior results in all business cycles. In addition to the substantial dividend increase for Asarco and Cyprus Amax shareholders, we believe that the combination of Phelps Dodge, Asarco and Cyprus Amax will produce the following benefits:

     - Substantial premium. The exchange ratios we are offering imply significant premiums for Cyprus Amax and Asarco shareholders based on market prices of Phelps Dodge, Cyprus Amax and Asarco common stock before our proposal was first publicly announced.

     - Accretion to cash flow and earnings. The combination would result in immediate and substantial accretion to the cash flow of the combined company. We expect the combination to result in significant accretion to earnings per share of the combined company beginning in the second year after closing, assuming copper prices of $0.80 -- $0.85 per pound in 2001.

     - Ability to integrate operations. We expect the combined company to have significantly greater ability to integrate southwest U.S. mining operations, administrative functions in the U.S., Chile and Peru, and worldwide exploration and development activities.

     - Management strength. The combined company would have a strong and deep management team, at both the operating and corporate levels, with strong credibility in the marketplace.

     - Cost savings. We expect to achieve annual cash cost savings of at least $200 million by the end of the second year after closing, as a result of reductions in overhead, purchasing, exploration and other expenses. We also expect at least another $65 million in annual savings from lower depreciation expenses, bringing the total annual savings to at least $265 million. These cost savings are based on public information and our expectation that we can deliver at least $75 million in incremental savings above the cash synergy figure of $125 million projected in the proposed Asarco-Cyprus Amax merger. This does not include any cost savings from the rationalization of high-cost production during periods of low copper prices.

     - Operating leverage. The combined company would have tremendous operating leverage, together with enough diversity in other businesses to mitigate cyclical downturns.

     - Superior production capability. The total annual copper production of the combined company would be approximately 3.8 billion pounds at current levels, with total attributable copper reserves of approximately 80 billion recoverable pounds.

     - Increased competitiveness. The combined company would have increased ability to compete for world-class projects.

     - Reduced capital expenditures. By combining their businesses, Phelps Dodge, Asarco and Cyprus Amax would be able to reduce capital expenditures.

     - Financial strength. The company would have a strong, liquid balance sheet, with excellent access to capital.

See "Reasons for the Proposed Combination" beginning on page 14.

                                   THE OFFER

SUMMARY OF THE OFFER

     We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal, to exchange 0.3135 shares of Phelps Dodge common stock for each outstanding share of common stock of Cyprus Amax that is validly tendered on or prior to the expiration date and not properly withdrawn. We are making our offer through our wholly owned subsidiary, CAV Corporation, which is a Delaware corporation. The term
"expiration date" means 12:00 midnight, New York City time, on                ,
1999, unless we extend the period of time for which this offer is open, in which case the term "expiration date" means the latest time and date on which the offer, as so extended, expires. We are also making a separate offer to exchange
0.4098 shares of Phelps Dodge common stock for each outstanding share of common stock of Asarco.

CONDITIONS OF THE OFFER

     Our obligation to exchange shares of Phelps Dodge common stock for Cyprus Amax shares pursuant to the offer is subject to several conditions referred to below under "The Offer -- Conditions of Our Offer," including conditions as to the minimum number of shares tendered, making Cyprus Amax's shareholder rights plan, the "Fair Price" provisions in Cyprus Amax's charter and Delaware's anti-takeover statute inapplicable to our offer, approval by our stockholders, U.S. antitrust clearance, and other conditions that are discussed below.

TIMING OF THE OFFER

     Our offer is currently scheduled to expire on                , 1999;
however, we currently intend to extend our offer from time to time as necessary until all the conditions to the offer have been satisfied or waived. See "The Offer -- Extension, Termination and Amendment."

EXTENSION, TERMINATION AND AMENDMENT

     We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which our offer remains open, and we can do so by giving oral or written notice of such extension to the exchange agent. If we decide to extend our offer, we will make an announcement to that effect no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. We are not making any assurance that we will exercise our right to extend our offer, although we currently intend to do so until all conditions have been satisfied or waived. During any such extension, all Cyprus Amax shares previously tendered and not withdrawn will remain subject to the offer, subject to your right to withdraw your Cyprus Amax shares.

     Subject to the SEC's applicable rules and regulations, we also reserve the right, in our sole discretion, at any time or from time to time, (a) to delay our acceptance for exchange or our exchange of any Cyprus Amax shares pursuant to our offer, regardless of whether we previously accepted Cyprus Amax shares for exchange, or to terminate our offer and not accept for exchange or exchange any Cyprus Amax shares not previously accepted for exchange or exchanged, upon the failure of any of the conditions of the offer to be satisfied and (b) to waive any condition (other than the condition relating to the Phelps Dodge stockholder approval, the condition relating to U.S. antitrust clearance, the condition relating to the effectiveness of the registration statement for the Phelps Dodge shares to be issued in our offer and, following Phelps Dodge Stockholder approval, receipt of the legal opinion referred to below) or otherwise to amend the offer in any respect, by giving oral or written notice of such delay, termination or amendment to the exchange agent and by making a public announcement. We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, which require that any material change in the information published, sent or given to the stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

EXCHANGE AND SHARES; DELIVERY OF PHELPS DODGE COMMON STOCK

     Upon the terms and subject to the conditions of our offer (including, if our offer is extended or amended, the terms and conditions of any such extension or amendment), Phelps Dodge will accept for exchange, and will exchange, shares validly tendered and not properly withdrawn as promptly as practicable after the expiration date.

WITHDRAWAL RIGHTS

     Your tender of Cyprus Amax shares pursuant to the offer is irrevocable, except that Cyprus Amax shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date, and, unless we previously accepted them pursuant to the offer, may also be withdrawn at any time after 1999.

PROCEDURE FOR TENDERING SHARES

     For you to validly tender Cyprus Amax shares pursuant to our offer, (a) a properly completed and duly executed letter of transmittal (or manually executed facsimile of that document), along with any required signature guarantees, or an agent's message, which is explained below, in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered Cyprus Amax shares must be received by the exchange agent at such address or those Cyprus Amax shares must be tendered pursuant to the procedures for book-entry tender set forth in "The Offer" (and a confirmation of receipt of such tender received), in each case before the expiration date, or (b) you must comply with the guaranteed delivery procedures set forth in "The Offer."

                                 THE COMPANIES

PHELPS DODGE CORPORATION
2600 North Central Avenue
Phoenix, AZ 85004-3014
(602) 234-8100

     Phelps Dodge Corporation is among the world's largest producers of copper, carbon black and magnet wire, and is the world's largest producer of continuous-cast copper rod. Phelps Dodge comprises two divisions:

     - Phelps Dodge Mining Company, which includes our worldwide copper operations and worldwide mineral exploration and development programs; and

     - Phelps Dodge Industries, which includes our specialty chemicals segment and our wire and cable segment.

     As of June 30, 1999, Phelps Dodge and its subsidiaries had 13,193 employees.

ASARCO INCORPORATED
180 Maiden Lane
New York, NY 10038
(212) 510-2000

     Asarco Incorporated, a New Jersey corporation organized in 1899, is one of the world's leading producers of copper. Asarco also produces specialty chemicals and aggregates. Asarco's copper business includes integrated mining, smelting and refining operations in North America and in Peru through its 54.3% owned subsidiary, Southern Peru Copper Corporation. Enthone-OMI, Inc., a wholly owned subsidiary, operates a worldwide specialty chemicals business focused on functional and decorative coatings for the electronics and metal finishing industries. American Limestone Company, a wholly owned subsidiary, produces construction aggregates, ready-mixed concrete and agricultural limestone. Asarco also operates a custom lead smelting business, a zinc mining business and a specialty metals business. Asarco owns Encycle, Inc., which operates a waste recycling facility and Hydrometrics, an environmental consulting and construction firm. As of June 30, 1999, Asarco and its subsidiaries employed approximately 10,100 employees.

CYPRUS AMAX MINERALS COMPANY
9100 East Mineral Circle
Englewood, CO 80112
(303) 643-5000

     Cyprus Amax Minerals Company, a Delaware corporation, is a major mining company engaged, directly or through its subsidiaries and affiliates, in the exploration for and extraction, processing, and marketing of mineral resources. Cyprus Amax is a leading copper producer, the world's largest producer of molybdenum and has a significant position in gold via its 30% interest in Kinross Gold Corporation. Cyprus Amax sold certain eastern and midwestern coal operations in June of 1998 and sold its lithium business in October of 1998. Cyprus Amax sold its remaining U.S. coal operations in June 1999. Cyprus Amax still holds its Australian coal properties. As of June 30, 1999, Cyprus Amax and its subsidiaries employed approximately 4,600 employees.

                                  RISK FACTORS

     In deciding whether to tender your shares pursuant to our offer, you should read carefully this prospectus and the documents to which we refer you. You should also carefully consider the following factors:

     - the risks associated with integrating Asarco and Cyprus Amax into our company, including the risk that the amount and timing of the cost savings and other expected benefits from the business combination may be different from what we expect;

     - the fixed exchange ratio of our offer, which may work to your disadvantage if Cyprus Amax stock increases in value or Phelps Dodge stock decreases in value;

     - the fact that we may not be able to complete business combinations with both Asarco and Cyprus Amax, which would reduce the expected cost savings and other benefits, and would likely cause additional transaction expenses;

     - the volatility of copper prices;

     - the extensive governmental regulations, including regulations relating to environmental matters, to which Phelps Dodge, Asarco and Cyprus Amax are subject;

     - the risks associated with conducting operations outside the United States, especially in less developed countries;

     - the risks associated with mining;

     - the fact that reserve levels are subject to uncertainties; and

     - potential risks associated with the Year 2000.

See "Risk Factors" beginning on the following page for a more complete discussion of these factors.

                                  RISK FACTORS

     In deciding whether to tender your shares pursuant to our offer, you should read carefully this prospectus and the documents to which we refer you. You should also carefully consider the following factors:

BENEFITS OF THE COMBINATION MAY NOT BE REALIZED

     If we complete the proposed Phelps Dodge/Asarco/Cyprus Amax business combination, we will integrate three companies that have previously operated independently. This will involve integrating:

     -  corporate headquarters and mining administration offices;

     -  worldwide exploration and development activities;

     -  mining operations, particularly in the southwestern United States; and

     -  administrative functions in the U.S., Chile and Peru.

We may not be able to integrate the operations of Asarco and Cyprus Amax without encountering difficulties. The diversion of the attention of management to the integration effort and any difficulties encountered in combining operations could adversely affect the combined company's businesses. Although we expect at least $200 million in annual cash cost savings from the combination by the end of the second year (excluding any savings from rationalizations of high-cost production during periods of low copper prices), together with $65 million in annual savings from lower depreciation expenses, we cannot be sure that we will be able to achieve them in the amounts expected or as quickly as we now expect. Actual cost savings may be higher or lower than we currently expect, and may take a longer or shorter time to achieve than we currently expect. Our estimates concerning the amount and timing of cost savings have been developed by our management and reflect our best judgment based on publicly available information about Asarco and Cyprus Amax.

     More generally, our views about the expected benefits of our proposed combination are based on publicly available information about Asarco and Cyprus Amax. Those companies may have other information, not available to us, that would significantly affect our estimates or views.

     Because our offers to acquire Asarco and Cyprus Amax are separate, and neither offer is dependent on the success of the other, it is possible that one of the following scenarios will occur:

     -  we will acquire Asarco, but not Cyprus Amax;

     -  we will acquire Cyprus Amax, but not Asarco; or

     - we will acquire both Asarco and Cyprus Amax, but it will take us much longer to acquire one company than the other.

In any of these cases, the cost savings we expect from the combination will be less than if all three companies combined promptly. If we acquire only one of Asarco or Cyprus Amax, we may still encounter difficulties in integrating its operations, and may not be able to achieve the cost savings we expect in the amounts or time periods anticipated. In addition, under the terms of the July 15, 1999 merger agreement between Asarco and Cyprus Amax, Asarco or Cyprus Amax would be required to pay a $45 million fee to the other party if, after its shareholders voted against the Asarco/Cyprus Amax merger, it terminated the agreement in order to enter into a business combination with Phelps Dodge. This fee would not be payable, however, if shareholders of both Asarco and Cyprus Amax vote not to approve that transaction.

FIXED EXCHANGE RATIO OF OUR OFFER COULD WORK TO YOUR DISADVANTAGE

     We are offering to exchange shares of Phelps Dodge common stock for shares of Cyprus Amax common stock at a fixed ratio of 0.3135 shares of Phelps Dodge common stock for each share of Cyprus Amax common stock. Once you have tendered your stock and your withdrawal rights have expired, you will be locked into that exchange ratio, you will not be able to capture gains from possible increases in value of Cyprus Amax common stock, and, while you may benefit from possible increases in value of Phelps Dodge common stock, you may incur losses from possible decreases in value of Phelps Dodge common stock.

COPPER PRICE VOLATILITY MAY REDUCE INCOME

     Copper is an internationally traded commodity. Its prices are effectively determined on the two major metals exchanges -- New York Mercantile Exchange (COMEX) and London Metal Exchange (LME). The prices on these exchanges reflect the worldwide balance of copper demand and supply and various domestic and international macroeconomic and political conditions. Prices are also sometimes influenced significantly by numerous other factors, including speculative actions, the availability and cost of substitute materials, and currency exchange fluctuations. The copper market is volatile and cyclical, as illustrated by the following chart showing the high, low and average COMEX spot price per pound of copper cathode for the years indicated:

YEAR                                                HIGH      LOW      AVERAGE
----                                               ------    ------    -------
1989...........................................    $ 1.55    $ 1.03    $ 1.27
1990...........................................      1.38      0.96      1.19
1991...........................................      1.20      0.96      1.05
1992...........................................      1.16      0.93      1.03
1993...........................................      1.07      0.72      0.85
1994...........................................      1.40      0.78      1.07
1995...........................................      1.46      1.21      1.35
1996...........................................      1.31      0.86      1.06
1997...........................................      1.23      0.76      1.04
1998...........................................      0.86      0.64      0.75
1999 (through August 24).......................      0.79      0.61      0.68

---------------

SOURCE:  COMEX

On August 24, 1999, the closing spot price of copper cathode on the COMEX was $0.76 per pound.

     Any material change in the price we receive for copper, or in our unit production costs, has a significant effect on our results. Our share of current annual production is approximately 1.6 billion pounds of copper. Accordingly, each 1 cent per pound change in the average annual copper price, or in average annual unit production costs, causes a variation in annual operating income before taxes of approximately $16 million. Following the completion of our proposed Phelps Dodge/Asarco/Cyprus Amax combination, the combined company's annual production would be approximately 3.8 billion pounds, based on current levels. We estimate that each 1 cent per pound change in the average annual copper price, or in average unit production costs, would cause a variation in annual operating income before taxes of approximately $38 million at these production levels.

     If we combined with Cyprus Amax but not with Asarco, our combined annual production would be approximately 2.8 billion pounds, based on current levels. We estimate that each 1 cent per pound change in the average annual copper price, or in average unit production costs, would cause a variation in annual operating income before taxes of approximately $28 million at these production levels.

     While Phelps Dodge, Asarco and Cyprus Amax historically have used limited financial risk management techniques to reduce a portion of their exposure to the volatility of commodity market prices, there can be no assurance that the combined company will continue to be able to do so effectively in the future. In addition, depending upon the specific techniques employed, market conditions and other factors, these activities could reduce the earnings or cash flow that the combined company otherwise would realize or could result in losses.

     Cyprus Amax is the world's largest producer of molybdenum, which, like copper, is characterized by volatile and cyclical prices. Molybdenum consumption depends heavily on worldwide demand from the specialty steel industry and, to a lesser extent, on chemical applications. World molybdenum consumption remained at record levels in the first half of 1998, continuing the growth trend begun in 1994. Beginning in the second half of 1998, molybdenum consumption declined as a result of the economic downturn in Asia. Overall 1998 molybdenum worldwide consumption declined an estimated four percent primarily in metallurgical applications. The molybdenum market remained oversupplied during the second half of 1998, and production curtailments were announced in China and at three primary mines in North America during the fourth quarter. The molybdenum market continued to be oversupplied in the first half of 1999. Western World metallurgical grade molybdenum dealer oxide prices averaged about $2.65 per pound in the first half of 1999 compared with full-year averages of about $3.40 per pound in 1998 and about $4.30 per pound in 1997. Cyprus Amax molybdenum realizations averaged $4.11 per pound in the first half of 1999 compared with full-year averages of $4.95 per pound in 1998 and $5.50 per pound in 1997, with realizations positively impacted by higher-valued molybdenum chemical products. A substantial portion of world molybdenum production is a by-product of copper mining, which is relatively insensitive to molybdenum price levels. Exports to the Western World, especially from China, can also influence competitive conditions.

ENVIRONMENTAL AND REGULATORY COMPLIANCE MAY IMPOSE SUBSTANTIAL COSTS

     The mining operations and exploration activities of Phelps Dodge, Asarco and Cyprus Amax, both inside and outside the United States, are subject to extensive laws and regulations governing prospecting, developing, production, exports, taxes, labor standards, occupational health, waste disposal, protection and remediation of the environment, protection of endangered and protected species, mine safety, toxic substances and other matters. Mining is also subject to risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Compliance with these laws and regulations could impose substantial costs and subject the combined company to significant potential liabilities.

  ENVIRONMENTAL MATTERS

     Our operations in the United States are subject to stringent federal, state and local laws and regulations relating to improving or maintaining environmental quality. Our global operations are also subject to many environmental protection laws. Environmental laws often require parties to pay for remedial action or to pay damages regardless of fault. Environmental laws also often impose liability with respect to divested or terminated operations, even if the operations were terminated or divested many years ago. The federal Clean Air Act has had a significant impact, particularly on our smelters. Costs associated with environmental compliance have increased over time, and we expect these costs to continue to rise in the future.

     We are subject to the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA or Superfund), as amended by the Superfund Amendments and Reauthorization Act of 1986. Under Superfund, the Environmental Protection Agency (EPA) has identified on its CERCLIS database approximately 35,000 sites throughout the United States for review, ranking and possible inclusion on the National Priorities List (NPL). The EPA has included 13 sites owned by us on the CERCLIS database. Even though we believe that most, if not all, of the sites identified do not qualify for listing on the NPL, we may be required to remove hazardous waste or remediate the alleged effects of hazardous substances on the environment. In many cases, this involves past disposal practices at sites not owned by us. We have received notice that we are a potentially responsible party from the EPA or individual states under CERCLA or an equivalent state law. We are participating in environmental assessment and remediation activity at 39 sites.

     At December 31, 1998, we had reserves of $106.0 million for remediation of certain of the sites discussed above and other environmental costs. We record liabilities for environmental expenditures when it is probable that obligations have been incurred and the costs can be reasonably estimated. The amounts of these liabilities are very difficult to estimate. This is due to factors such as the unknown extent of the remedial actions that may be required. In the case of sites not owned by us, the extent of our probable liability in proportion to the probable liability of other parties is difficult to estimate. We have other possible environmental liabilities that in our judgment cannot be reasonably estimated. Losses attributable to remediation costs are reasonably possible at other sites. Based on the information available to us, the accruals, both individually and in the aggregate, from known environmental liabilities are not expected to result in a material additional loss beyond that already accrued. We cannot currently estimate the total additional loss we may incur for environmental liabilities resulting from such things as frequently changing environmental laws, regulations or agency interpretations, which are beyond our control, but that loss could be potentially material.

     The U.S. and non-U.S. operations of Asarco and Cyprus Amax are also subject to stringent environmental laws, including CERCLA. The following excerpts are from Asarco's quarterly report on Form 10-Q for the period ended June 30, 1999:

          Reserves for closed plants and environmental matters, including mine reclamation costs for active and closed properties, totaled $123.8 million at June 30, 1999. Asarco anticipates that expenditures relating to these reserves will be made over the next several years. Net cash expenditures against these reserves for the three months ended June 30, 1999 and 1998 were $12.6 million and $25.4 million, respectively. Expenditures for the six months ended June 30, 1999 and 1998 were $25.6 million and $40.2 million, respectively.

                                     . . .

          Asarco and certain of its subsidiaries have received notices from EPA and other federal and state agencies that they and in most cases numerous other parties are potentially responsible to remediate alleged hazardous substance releases at certain sites under CERCLA or similar state laws. In addition, Asarco and certain of its subsidiaries are defendants in lawsuits brought under CERCLA or state laws that seek substantial damages and remediation. Remedial action is being undertaken by Asarco at some of the sites.

The following excerpt is from Cyprus Amax's quarterly report on Form 10-Q for the period ended June 30, 1999:

          At June 30, 1999, Cyprus Amax had accruals of approximately $252 million for expected future mine closure, reclamation, and environmental remediation liabilities. Total reclamation costs for Cyprus Amax at the end of current mine lives are estimated at about $253 million of which approximately $110 million was reserved at June 30, 1999. Additionally, the cost range of reasonably possible outcomes for sites where remediation costs are estimable is from $120 million to $450 million, of which approximately $142 million was accrued at June 30, 1999. Work on these sites is expected to be substantially completed in the next several years, subject to the inherent delays involved in the process. Remediation costs that could not be reasonably estimated at June 30, 1999, are not expected to have a material impact on the financial condition and ongoing operations of Cyprus Amax.

  OTHER REGULATORY MATTERS

     In recent years, the U.S. Congress has considered a number of proposed amendments to the General Mining Law of 1872 which governs mining claims and related activities on federal lands. Although Congress has not adopted any such legislation, it could do so in the future. If ever adopted, such legislation could impose royalties on minerals extracted from federal lands, require payment of fair market value for patenting federal lands, and required that patented lands used for non-mining purposes revert to the federal government. Passage of mining law amendments or revisions to the hardrock mining surface management regulations could result in additional expenses in the development and operation of new mines on federal lands.

     Phelps Dodge, Asarco and Cyprus Amax are also subject to federal and state laws and regulations pertaining to plant and mine safety and health conditions. These laws include the Occupational Safety and Health Act of 1970 and the Mine Safety and Health Act of 1977. Present and proposed regulations govern worker exposure to a number of substances and conditions present in work environments. These include dust, mist, fumes, heat and noise. Compliance with these regulations may require significant expenditures.

     The global operations of Phelps Dodge, Asarco and Cyprus Amax are also subject to extensive laws and regulations governing mining operations and exploration, including laws and regulations pertaining to plant and mine safety and health conditions. These laws and regulations may impose substantial costs on our operations outside the United States.

  PRODUCT AND PERSONAL INJURY LITIGATION

     Asarco may also be subject to risks from product liability and personal injury lawsuits. The following excerpt is from Asarco's quarterly report on Form 10-Q for the period ended June 30, 1999:

          Asarco and two subsidiaries, as of June 30, 1999, are defendants in 1,169 lawsuits brought by 5,221 primary and 924 secondary plaintiffs seeking substantial actual and punitive damages for personal injury or death allegedly caused by exposure to asbestos. Three of these lawsuits are purported class actions, two of which are allegedly brought on behalf of persons who are not known to have asbestos-related injury. The third is purportedly brought on behalf of persons suing both tobacco-related and asbestos-related entities claiming damages for personal injury or death arising from exposure to asbestos and cigarette smoke. In addition, Asarco and certain subsidiaries are defendants in product liability lawsuits involving various other products, including metals.

OPERATIONS OUTSIDE THE UNITED STATES ARE SUBJECT TO RISKS

     We are a global company with substantial operations outside the United States, including in Latin America, Asia and Europe. Both Asarco and Cyprus Amax also have significant operations located in countries outside the United States, including Chile, Peru and throughout Europe, Asia and Australia.

     Mining and other investments outside the United States are subject to the risks normally associated with conducting business in non-U.S. countries, particularly those that are less developed or have emerging economies:

     - uncertain political and economic environments;

     - risks of war and civil disturbances;

     - government restrictions on the movement of funds;

     - government actions to deprive us of our contract rights or to take our property without fair compensation;

     - adverse changes in laws or policies of particular countries;

     - increases in foreign taxation;

     - delays in obtaining or the inability to obtain necessary governmental permits;

     - limitations on ownership and on repatriation of earnings; and

     - foreign exchange controls and currency fluctuations.

     Although we are not currently experiencing any significant problems in non-U.S. countries arising from these risks, problems could arise in the future. Investments made by Phelps Dodge, Asarco and Cyprus Amax outside the U.S. may also be adversely affected by U.S. government laws and policies affecting foreign trade, investment and taxation.

MINING IS SUBJECT TO RISKS

     The business of mining is subject to a number of risks and hazards, including:

     - environmental hazards;

     - labor disputes;

     - encountering unusual or unexpected geologic formations or other geological or grade problems;

     - metallurgical and other processing problems;

     - encountering unanticipated ground or water conditions;

     - cave-ins, pit-wall failures and rock falls; and

     - periodic interruptions due to inclement or hazardous weather conditions or other unfavorable operating conditions.

     In addition to the foregoing items, in the case of development projects, the economic feasibility of any individual project is based upon, among other things:

     - the interpretation of geological data obtained from drill holes and other sampling techniques;

     - feasibility studies, which derive estimates of cash operating costs based upon anticipated tonnage and grade of ore to be mined and processed;

     - the configuration of the ore body;

     - expected recovery rates of metals from the ore;

     - comparable facility and equipment costs;

     - environmental and regulatory requirements;

     - anticipated climatic conditions; and

     - estimates of labor productivity.

     Such development projects also are subject to the successful completion of final feasibility studies, issuance of necessary permits, and receipt of adequate financing. Accordingly, uncertainties related to development projects are more significant than those pertaining to existing operations.

     The risks associated with mining described above could cause personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability. These risks could also cause mining projects to be more expensive to develop or operate than expected, or to produce less than expected, and could result in damage to mines or producing facilities.

RESERVE LEVELS ARE SUBJECT TO UNCERTAINTY

     There are a number of uncertainties inherent in estimating quantities of reserves, including many factors beyond the control of Phelps Dodge, Asarco and Cyprus Amax. The reserve data incorporated by reference in this prospectus are in large part only estimates. We cannot assure you that the volume and grade of reserves recovered and rates of production will not be less than anticipated. Declines in the market price of a particular metal also may render reserves containing relatively lower grades of mineralization uneconomic to exploit. If the price we realized for a particular commodity were to decline substantially below the price at which ore reserves were calculated for a sustained period of time, we potentially could experience reductions in reserves and asset write-downs. Under certain such circumstances, we may discontinue the development of a project or mining at one or more properties. Further, changes in operating and capital costs and other factors, including but not limited to short-term operating factors such as the need for sequential development of ore bodies and the processing of new or different ore grades, may materially and adversely affect reserves.

YEAR 2000 POSES POTENTIAL RISKS

     We continue to review our "Year 2000" readiness. The Year 2000 issue stems from the predominant use in computer applications of a two-digit field to capture the year (e.g., "99" for 1999). Because the "19" is assumed in the date, when computers turn their clocks to the year 2000, the two-digit field will read "00" and some computer programs will assume the year is 1900. Programs that calculate, compare or sort on a date field may cause erroneous results and errors leading to the risk of business interruption or shutdown and other potential problems. The Year 2000 issue is a global issue that is very complex because of the many programs that may be impacted in any computer system. These computer systems are used to support the activities of our businesses including financial systems, process control technology and other computer-controlled equipment.

     The following is a list of representative types of risks that could result in the event of one or more major failures of our information systems, mining sites, or facilities to be Year 2000 ready, or similar major failures by one or more of our major third party suppliers or customers:

     - Information systems -- could include disruptions of business and transaction processing such as customer billing, payroll, accounts payable, purchasing, and other information processes until the systems can be remedied or replaced;

     - Mining facilities -- could include disruptions of mining processes and facilities resulting in delays in delivery of products until non-compliant components can be remedied;

     - Major suppliers -- could include disruptions in the provision of supplies and components and transportation that could cause subsequent interruptions of mining activities and delays in product deliveries; and

     - Major customers -- could include disruptions in sales, revenue, and cash inflow as a particular customer may not be Year 2000 compliant or one of their suppliers may experience failures that could impact the amount of copper, molybdenum, or coal they require.

Failure to correct a material Year 2000 problem could materially and adversely affect our results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 issue, resulting in part from the uncertainty of the readiness of suppliers and customers, we are unable to determine with any certainty the consequences of Year 2000 failures and the materiality of these potential failures. In addition, we cannot make any assurances about the Year 2000 readiness of Asarco or Cyprus Amax.

                            THE PROPOSED COMBINATION

     We are proposing a three-way business combination of Phelps Dodge, Asarco and Cyprus Amax that we believe will create superior value for the shareholders of all three companies.

     We are offering to exchange all of the outstanding Cyprus Amax common shares for Phelps Dodge common shares at an exchange ratio of 0.3135 Phelps Dodge common shares for each Cyprus Amax common share. We are also separately offering to exchange all of the outstanding Asarco common shares for Phelps Dodge common shares at an exchange ratio of 0.4098 Phelps Dodge common shares for each Asarco common share. We expect our proposed transaction to be tax-free to you.

     In July 1999, Asarco and Cyprus Amax announced that they had agreed to combine their companies. We believe our proposed three-way business combination is much more valuable to shareholders of Asarco and Cyprus Amax than the proposed two-party Asarco-Cyprus Amax merger, based on:

     - the sizeable premium we are offering which, in effect, represents an up-front payment to you for the substantial cost savings we expect to achieve;

     - our plan to continue Phelps Dodge's current $2.00 per share dividend, resulting in a substantial dividend increase for Asarco and Cyprus Amax shareholders to 4.1 times the level contemplated in the proposed Asarco-Cyprus Amax merger; and

     - your opportunity to participate in the greater upside potential of the combined entity through the ownership of Phelps Dodge common stock.

     We have conducted an in-depth analysis of our proposed three-way combination from a regulatory perspective and have concluded that we will be able to obtain all necessary approvals on a timely basis.

     We have made numerous requests to the management and Boards of Directors of Asarco and Cyprus Amax to meet with us to discuss our proposal and why we believe it is far superior to the proposed no-premium Asarco-Cyprus Amax merger. However, despite our repeated requests, the management and Boards of Directors of Asarco and Cyprus Amax have been unwilling to meet with us. For this reason, we are making these offers directly to the shareholders of Asarco and Cyprus Amax. See "Background of the Offer" beginning on page 16. We believe that the ultimate decisions about the future of Cyprus Amax belong to you, the shareholders.

     We would prefer to combine all three companies. However, our offer to Cyprus Amax shareholders is not conditioned on the success of our offer to Asarco shareholders, nor is our offer to Asarco shareholders conditioned on the success of our offer to Cyprus Amax shareholders. See "The Offer" beginning on page 32.

                      REASONS FOR THE PROPOSED COMBINATION

     We believe the combination of Phelps Dodge, Asarco and Cyprus Amax represents a unique opportunity to create a large, resource-rich portfolio of lower-cost global copper assets with enhanced flexibility to excel through business cycles. We believe that the combination of Phelps Dodge, Asarco and Cyprus Amax will produce the following valuable benefits:

     - Ability to integrate operations. We expect the combined company to have significantly greater ability to integrate southwest U.S. mining operations, administrative functions in the U.S., Chile and Peru, and worldwide exploration and development activities. Following the combination, we would expect to operate all properties in accordance with Phelps Dodge's disciplined management approach. This means that each property would be run on a basis intended to earn in excess of the cost of capital over the full copper price cycle.

     - Accretion to cash flow. The combination would result in immediate and substantial accretion to the cash flow of the combined company.

     - Accretion to earnings. We expect the combination to result in significant accretion to earnings per share of the combined company in the second year, assuming copper prices of $0.80 -- $0.85 per pound.

     - Superior production capability. The total annual worldwide copper production of the combined company would be approximately 3.8 billion pounds at current levels, with total attributable copper reserves of approximately 80 billion recoverable pounds.

     - Substantial cost savings. We expect the combined company to achieve annual cash cost savings of at least $200 million by the end of the second year after closing, as a result of reductions in overhead, purchasing, exploration and other expenses. We also expect at least another $65 million in annual savings from reduced depreciation expenses, bringing the total annual savings to at least $265 million. These cost savings are based on public information and our expectation that we can deliver at least $75 million in incremental savings above the cash synergy figure of $125 million projected in the proposed Asarco-Cyprus Amax merger. This does not include any cost savings from the rationalization of high-cost production during periods of low copper prices.

     - Management strength. The combined company would have a strong and deep management team, at both the operating and corporate levels, with strong credibility in the marketplace. Phelps Dodge's management team would have the opportunity to implement value-based portfolio management. We believe that Phelps Dodge's management team has the credibility to make the tough decisions necessary to integrate all three businesses rapidly and to build sustainable long-term shareholder value.

     - Portfolio of world-class copper mines. The combined company would have a core portfolio of world-class copper mines, including Morenci, Southern Peru Copper Corporation, El Abra, Cerro Verde and Candelaria. This core portfolio would represent more than 50% of the combined company's current annual production. At current levels, these properties would produce approximately 2 billion pounds of copper annually, at an average cash cost of less than $0.50 per pound.

     - Operating leverage. The combined company would have tremendous operating leverage, together with enough diversity in other businesses to mitigate cyclical downturns.

     - Increased competitiveness. The combined company would have increased ability to compete for world-class projects.

     - Reduced capital expenditures. By combining their businesses, Phelps Dodge, Asarco and Cyprus Amax would be able to reduce maintenance and growth capital expenditures significantly.

     - Financial strength. The combined company would have a strong, liquid balance sheet, with excellent access to capital. The company's financial strength would give it the ability to create a world-class portfolio of cost-competitive mining assets.

     We believe these factors will provide superior value creation opportunities, on an ongoing basis, for the shareholders of all three companies. We believe that your ability to participate in this value creation, through your ownership of Phelps Dodge common stock, is an important element of our proposal. Over the past several years, Phelps Dodge's stock price has significantly outperformed the stock prices of Asarco and Cyprus Amax. As a result of Phelps Dodge's higher dividend, the level of outperformance is even greater when viewed on the basis of the total return to shareholders assuming reinvestment of dividends:

     - Over the past 15 years, Phelps Dodge's total return has been 1,024% as compared to 25% for Asarco and 102% for Cyprus Amax (Cyprus Amax's total return is measured from Cyprus Amax's May 1985 initial public offering).

     - Over the past 10 years, Phelps Dodge's total return has been 161% as compared to negative 20% for Asarco and negative 26% for Cyprus Amax.

     - Over the past five years, Phelps Dodge's total return has been 20% as compared to negative 27% for Asarco and negative 40% for Cyprus Amax.

While we cannot make assurances about future returns, we believe that our performance record indicates that we are best equipped to extract value out of the Asarco and Cyprus Amax assets.

                            BACKGROUND OF THE OFFER

     In the autumn of 1996, Douglas C. Yearley, Chairman and CEO of Phelps Dodge, had an informal conversation with Richard de J. Osborne, then Chairman, Chief Executive Officer and President of Asarco, regarding a possible combination of the two companies. Mr. Osborne declined to hold discussions on this subject.

     On July 15, 1999, Asarco and Cyprus Amax announced that they had agreed to combine their companies into a new company to be called "Asarco Cyprus Incorporated." According to the press release issued by Asarco and Cyprus Amax, Cyprus Amax shareholders would receive 0.765 shares of the combined company for each of their Cyprus Amax shares, while Asarco shareholders would receive one share of the combined company for each of their Asarco shares. The combined company would have an initial dividend rate of $0.05 per share per quarter. The transaction was approved by the Boards of Directors of Asarco and Cyprus Amax, but remains subject to regulatory approvals and shareholder approvals.

     On August 10, 1999, Douglas C. Yearley, Phelps Dodge's Chairman and Chief Executive Officer, telephoned Milton H. Ward, Cyprus Amax's Chairman, Chief Executive Officer and President, and Francis R. McAllister, Asarco's Chairman and Chief Executive Officer, to propose a meeting to discuss the possibility of a three-way combination involving Phelps Dodge, Asarco and Cyprus Amax. Shortly thereafter, Messrs. Ward and McAllister sent the following letter to Mr.
Yearley:

                                                                 August 10, 1999

Douglas C. Yearley
Chairman, President and
  Chief Executive Officer
Phelps Dodge Corporation
2600 North Central Avenue -- 16th Floor
Phoenix, AZ 85004-3014

Dear Doug:

     We have discussed your request to meet with us jointly. We would like to advise you that Cyprus Amax and Asarco are pursuing a combination under a Merger Agreement dated July 15, 1999. Under the terms of that Agreement we are not at liberty to have a discussion of the nature you were suggesting earlier today.

                                         Best regards.

/s/ MILTON H. WARD
------------------------------------------
Milton H. Ward
Chairman, Chief Executive Officer
  and President
Cyprus Amax Minerals Company
/s/ FRANCIS R. MCALLISTER
------------------------------------------
Francis R. McAllister
Chairman and Chief Executive Officer
ASARCO Incorporated

     On August 11, 1999, during the late afternoon, Mr. Yearley and J. Steven Whisler, Phelps Dodge's President and Chief Operating Officer, sent the following letter to Messrs. McAllister and Ward:

                    [LETTERHEAD OF PHELPS DODGE CORPORATION]

                                                                 August 11, 1999

Francis R. McAllister
Chairman and Chief Executive Officer
ASARCO Incorporated
180 Maiden Lane
New York, NY 10038

Milton H. Ward
Chairman, Chief Executive Officer and President
Cyprus Amax Minerals Company
9100 East Mineral Circle
Englewood, CO 80112

Dear Frank and Milt:

     We are disappointed that you have declined to meet with us. As you know from our telephone conversations, we have considered your pending business combination and would like to discuss with you our proposal, described in more detail below, to combine all three of our companies in a negotiated transaction.

     We believe that a three-way combination of Phelps Dodge, Asarco and Cyprus Amax would create superior shareholder value for the shareholders of Asarco and Cyprus Amax. A three-way combination, by creating a lower-cost global competitor, would also benefit the employees and customers of all three companies. For these reasons, we are approaching you to discuss the concept of a three-way combination.

     We propose that all of the outstanding common stock of both Asarco and Cyprus Amax be exchanged for Phelps Dodge common stock. The transaction would be tax-free to your shareholders.

     A combination of these businesses would result in cost savings well in excess of the amounts you have indicated to be achievable through your pending merger. Preliminarily we estimate that the annual cash cost savings should reach at least $150 million.

     We propose to reward your shareholders for these substantial incremental benefits by offering your shareholders an exchange ratio of 0.3756 Phelps Dodge common shares for each Asarco common share and 0.2874 Phelps Dodge common shares for each Cyprus Amax common share. These exchange ratios preserve the relative economics of your proposed combination and imply premiums of approximately 25% based on current market prices for Asarco and Cyprus Amax.

     We believe this proposal creates superior value for your shareholders based on:

     - the sizeable premium we are offering which, in effect, represents an up-front payment to your shareholders for the substantial cost savings we expect to achieve;

     - their opportunity to participate in the ongoing value creation of the combined company; and

     - our planned continuation of the current $2.00 per share Phelps Dodge common stock dividend resulting in substantial dividend increases for both Asarco and Cyprus Amax shareholders to 3.76 times the level contemplated in your pending merger.

     Our preference is for a combination of all three companies, which would of course involve the consent of both Asarco and Cyprus Amax to a modification of your existing agreement.

     Since your merger agreement has not been publicly filed, we have not had the opportunity to review its terms. Based on your August 10, 1999 letter, it is unclear to us whether discussions may proceed once you receive a written proposal such as this letter. In any event, if necessary under your merger agreement, we request that you grant one another waivers to allow meetings with us on our proposal which, as discussed below, would be far more favorable to your shareholders than your proposed merger.

     We are confident that the market reaction to a three-way combination would be positive. In particular we believe the market would recognize:

     - the significantly stronger ability of the combined company, relative to the Asarco-Cyprus Amax combination, to integrate southwest U.S. mining operations, administrative functions in Chile and Peru and world-wide exploration and development activities;

     - the financial strength of the combined company and ability to create a world class portfolio of cost competitive mining assets;

     - a strong and deep management team, at both the operating and corporate levels, with strong credibility in the marketplace;

     - the ability to eliminate substantial overhead, exploration, purchasing and other expenses through the consolidation;

     - the tremendous operating leverage of the combined company, together with enough diversity in other businesses to mitigate cyclical downturns;

     - the ability of the combined company to reduce capital expenditures;

     - a strong, liquid balance sheet, with excellent access to capital; and

     - how all of these factors would build greater shareholder value, on an ongoing basis, for the shareholders of all three companies.

     This is intended to be a confidential proposal which is subject to the execution of a definitive merger agreement and receipt of customary approvals, including approval by our respective Boards of Directors and shareholders. We have conducted in-depth analyses of the proposed three-way combination from a regulatory perspective and have concluded that it will be possible to obtain the necessary approvals on a timely basis.

     We believe that our proposal is substantially more attractive to your shareholders than your pending merger. In addition to the sizeable premium we are offering, your shareholders would participate, through their ongoing Phelps Dodge common stock ownership, in a larger enterprise with greater realizable cost savings and synergies, a stronger portfolio of cost competitive assets and a deep management team with a strong operating record. We have no doubt that your shareholders will enthusiastically embrace our proposal once they learn of it.

     We have discussed this proposal with our Board, which fully supports it. We are confident of our ability, with your cooperation, to complete this transaction as quickly as your proposed two-party Asarco-Cyprus Amax merger.

     We are firmly committed to moving forward quickly to consummate this transaction. As we mentioned, we would be happy to meet with you in New York or another mutually convenient location to amplify our proposal. In any event, we would appreciate a response by 5:00 p.m., New York time, on Wednesday, August 18, 1999.

                                         Sincerely,

/s/ DOUGLAS C. YEARLEY
------------------------------------------
Douglas C. Yearley
Chairman and
  Chief Executive Officer
/s/ J. STEVEN WHISLER
------------------------------------------
J. Steven Whisler
President and Chief
  Operating Officer

     On the morning of August 12, 1999, Messrs. McAllister and Ward telephoned Mr. Yearley and once again refused to meet to discuss Phelps Dodge's proposal. That afternoon, Phelps Dodge sent the following letter to the Board of Directors of Cyprus Amax (and sent a substantially similar letter to the Board of Directors of Asarco):

                    [LETTERHEAD OF PHELPS DODGE CORPORATION]

                                                                 August 12, 1999

Board of Directors of Cyprus Amax Minerals Company
c/o Mr. Milton H. Ward
Chairman, Chief Executive Officer and President
Cyprus Amax Minerals Company
9100 East Mineral Circle
Englewood, CO 80112

     Ladies and Gentlemen:

     We would like to engage in discussions on our proposal to combine Cyprus Amax, Asarco and Phelps Dodge in a negotiated transaction. Our proposal, described in more detail in the attached correspondence, is far better for the shareholders of your company than your pending merger with Asarco because of:

     - the sizeable premium we are offering which, in effect, represents an up-front payment to your shareholders for the substantial cost savings we expect to achieve;

     - our planned continuation of the current $2.00 per share Phelps Dodge common stock dividend resulting in a substantial dividend increase for Cyprus Amax shareholders to more than three times the level contemplated in your pending merger; and

     - their opportunity to participate in the ongoing value creation of the combined company through the ownership of Phelps Dodge common stock.

     In our attached letter of August 11, we proposed specific exchange ratios of Phelps Dodge shares for Asarco and Cyprus Amax shares. Based on the August 11 closing price of Phelps Dodge, Cyprus Amax and Asarco shares, these ratios implied premiums of approximately 25% for each of Cyprus Amax and Asarco and preserved the relative economics of your proposed combination with Asarco. We would reiterate our intention on the basis of the current levels of Phelps Dodge, Cyprus Amax and Asarco share prices to pay premiums of approximately 25% for Cyprus Amax and Asarco.

     We believe that consideration in the form of Phelps Dodge common stock should be particularly attractive to your shareholders. Over the past several years Phelps Dodge's stock price has significantly outperformed the stock prices of Cyprus Amax and Asarco. As a result of Phelps Dodge's higher dividend, the level of outperformance is even greater when viewed on the basis of the total return to shareholders assuming reinvestment of dividends. Over the past 10 years Phelps Dodge's total return has been 161% as compared to -26% and -20% for Cyprus Amax and Asarco, respectively. Similarly, over the past five years, Phelps Dodge's total return has been 20% as compared to -40% for Cyprus Amax and -27% for Asarco. We are very proud of this strong management and operational track record over a difficult copper environment.

     Thus far, however, your management has refused to listen to, or consider, our proposal.

     On Tuesday afternoon, August 10, 1999, following a meeting of our board of directors, we spoke by telephone with Messrs. Ward and McAllister to request a meeting to discuss our proposal. Just a few hours later, we received from them the attached letter, dated August 10, 1999, advising that under the terms of a non-public July 15, 1999 Merger Agreement they were "not at liberty" to have such a discussion.

     Since Messrs. Ward and McAllister refused to meet with us, late yesterday we sent them the enclosed August 11 letter laying out the basic terms of our proposal and again requesting a meeting.

     This morning we received a telephone call from Messrs. Ward and McAllister again refusing to discuss our proposal.

     Although it would have been our preference to communicate through your CEO, his adamant refusal to meet with us, or even to give our written proposal any serious consideration, has required that we communicate with you directly. Since you and Asarco are the only parties to your merger agreement, and may amend it or waive its provisions at any time, for management of the two companies to state that their own agreement prevents such discussions seems a particularly weak basis for their refusal even to meet with us.

     We are making a similar proposal to Asarco. Our willingness to enter into discussions with each of you is not conditioned on the participation of the other (assuming this is consistent with any applicable, binding contracts).

     We are resolute in our determination to complete this transaction with both companies. We are confident that your shareholders will recognize the superior benefits of our proposal, and will accept nothing less.

     We still strongly prefer to consummate this transaction on a mutually satisfactory, negotiated basis. Accordingly, we do not plan to disclose our proposal publicly at this time. Because of the importance of this matter to your shareholders, we request that you make a commitment, by 5:00 p.m. Friday, August 20, 1999, to meet with us promptly to commence serious negotiations.

                                         Sincerely,

/s/ DOUGLAS C. YEARLEY
------------------------------------------
Douglas C. Yearley
Chairman and
Chief Executive Officer
/s/ J. STEVEN WHISLER
------------------------------------------
J. Steven Whisler
President and Chief
Operating Officer

     On August 20, 1999, Asarco and Cyprus Amax filed a joint proxy statement/prospectus in connection with their proposed merger, and for the first time disclosed the terms of their merger agreement. In addition, Asarco and Cyprus Amax issued a press release announcing that they had set August 25, 1999 as the record date for determining shareholders entitled to vote at the shareholder meetings, scheduled for September 30, 1999, to consider approval of their proposed merger. Asarco and Cyprus Amax also disclosed Phelps Dodge's proposal for a three-way business combination and announced that they were rejecting it. Asarco and Cyprus Amax also revised upward their estimates of synergies resulting from their proposed two-party merger. The text of the press release was as follows:

     DENVER, CO. and NEW YORK, N.Y., August 20, 1999 -- Cyprus Amax Minerals (NYSE:CYM) and ASARCO Incorporated (NYSE:AR) announced that they have set shareholder meetings for September 30, 1999 to approve their previously announced merger of equals. Asarco Cyprus Incorporated will be the largest publicly traded copper company with an estimated cash cost of under 50 cents. Definitive proxy materials will be mailed to shareholders of record on August 25, 1999.

     Cyprus and Asarco also announced that joint Asarco and Cyprus merger teams are reviewing all operating and administrative aspects of the new organization to identify organizational and other profit driven changes in the way they do business. The companies have engaged outside consultants to assist in identification of cost savings to facilitate the process. As a result of these reviews, the estimate of annual expense reductions is now approaching $200 million including $50 million in reduced administrative and overhead costs, $50 million from lower costs of purchased materials and services, $25 million in other costs and $75 million in lower depreciation. As part of the cost reductions, Cyprus' Denver office will be closed and Asarco's New York office will be downsized and relocated to New Jersey. In addition, the companies believe the merger will provide the flexibility to rationalize higher cost production during periods of low copper prices, which could be expected to result in operational cash improvements approaching $75 million annually.

     Cyprus and Asarco also jointly reported that the Boards of both companies had received an unsolicited proposal from Phelps Dodge Corporation to negotiate an agreement for Phelps Dodge to acquire both companies for stock. Phelps Dodge proposed an exchange of .3756 of a Phelps Dodge share for each Asarco share and
 .2874 of a Phelps Dodge share for each Cyprus share. Phelps Dodge's proposal is subject to a number of contingencies.

     On August 19, 1999, the Asarco Board of Directors and the Cyprus Amax Board of Directors, together with their respective legal and financial advisors, met separately to consider the unsolicited proposal from Phelps Dodge. Both the Asarco Board of Directors and the Cyprus Amax Board of Directors determined that pursuing the Asarco Cyprus merger was in best interests of Asarco and Cyprus Amax stockholders, respectively, and reconfirmed their respective recommendations of the merger.

     Since the merger announcement, both Boards noted that the share prices of Cyprus and Asarco have outperformed the other U.S. listed copper companies. Asarco Cyprus expects that at its estimated cash costs of under 50 cents per pound, it will require a copper price of less than 65 cents per pound to breakeven on a net earnings basis. Asarco Cyprus will have a strong, experienced management team and the financial capacity to further enhance operating efficiencies, expand or develop low cost copper properties and otherwise rationalize operations to achieve optimum operating levels.

     Also on August 20, 1999, Asarco and Cyprus Amax sent the following letter to Phelps Dodge:

                                         August 20, 1999

Mr. Douglas C. Yearley
Chairman, President and
  Chief Executive Officer
Phelps Dodge Corporation
2600 North Central Avenue
Phoenix, AZ 85004-3050

Dear Doug:

     We have tried to reach you this morning to convey the response of our respective Boards and to share with you the attached press release.

     Each of our companies has convened its Boards and received thorough presentations from financial and legal advisors. After full consideration of your proposal, each Board unanimously decided that it was in the best interests of its shareholders to pursue the Asarco Cyprus merger. That is what we intend to do.

                                         Sincerely,

/s/ FRANCIS R. MCALLISTER
------------------------------------------
Francis R. McAllister
Chairman and Chief
  Executive Officer
  Asarco Incorporated

/s/ MILTON H. WARD
------------------------------------------
Milton H. Ward
Chairman, Chief Executive
  Officer and President
  Cyprus Amax Minerals Company

     During the afternoon of August 20, 1999, Phelps Dodge made the following announcement by press release:

           PHELPS DODGE PROPOSES TO ACQUIRE ASARCO AND CYPRUS AMAX IN
                 STOCK TRANSACTIONS AT APPROXIMATE 30% PREMIUMS

   UNIQUE OPPORTUNITY TO CREATE PORTFOLIO OF LOWER-COST GLOBAL COPPER ASSETS

     PHOENIX, AZ, August 20, 1999 -- Phelps Dodge Corporation (NYSE: PD) announced today that it is proposing to acquire both Asarco Incorporated (NYSE:
AR) and Cyprus Amax Minerals Company (NYSE: CYM) in stock-for-stock mergers that would provide approximate 30% premiums to the shareholders of both companies. Neither proposal is conditioned upon acceptance of the other.

     On July 15, 1999, Asarco and Cyprus Amax announced a no-premium merger subject to shareholder approval. Phelps Dodge has since made numerous unsuccessful attempts to negotiate business combinations with both companies on terms that are greatly superior for Asarco and Cyprus Amax shareholders.

     Phelps Dodge would acquire Asarco in a tax-free merger in which each share of Asarco common stock would be converted into 0.4098 Phelps Dodge common shares. Based on the share prices of Phelps Dodge and Asarco before the stocks were halted this morning, the proposal values Asarco at $24.05 per share, or a total equity value of approximately $960 million, representing an approximate 30% premium for Asarco shareholders.

     Phelps Dodge would acquire Cyprus Amax in a tax-free merger in which each share of Cyprus Amax common stock would be converted into 0.3135 Phelps Dodge common shares. Based on share prices of Phelps Dodge and Cyprus Amax before the stocks were halted this morning, the proposal values Cyprus Amax at $18.40 per share, or a total of equity value of approximately $1.7 billion, representing an approximate 29% premium for Cyprus Amax shareholders.

     The Phelps Dodge proposals represent a unique opportunity to create a large, resource-rich portfolio of lower-cost global copper assets with enhanced flexibility to excel through business cycles. This three-way combination would also provide significantly greater opportunities to integrate operations in the southwestern United States, administrative functions in the United States, Chile and Peru, and worldwide exploration and development activities than the proposed Asarco/Cyprus Amax merger. Consistent with demonstrated Phelps Dodge standards, all Asarco and Cyprus Amax properties would be operated to earn more than the cost of capital over the copper cycle. At current levels, annual worldwide copper production of the combined companies would be approximately 3.8 billion pounds, with attributable copper reserves of approximately 80 billion pounds, predominantly in the U.S., Chile and Peru.

     Phelps Dodge expects the three-way combination to be immediately and substantially accretive to its cash flow, with significant opportunities to improve return on capital at the combined entity. The transactions would be significantly accretive to Phelps Dodge's earnings per share beginning in the second year after closing, based on the current portfolio of the combined companies and analysts' estimates of copper prices of $0.80 to $0.85 per pound in 2001.

     Phelps Dodge expects to achieve annual cash cost savings of at least $200 million, to be fully phased in by the end of the second year after closing, through reductions in SG&A expenses, operating improvements and efficiencies in exploration. Additional non-cash savings of approximately $65 million per year are expected to result from lower depreciation charges. These cost savings are based on public information and the Company's expectation that it can deliver at least $75 million in incremental savings above the new cash synergy figure of $125 million now projected in the proposed Asarco/Cyprus Amax combination. This does not include any cost savings for the rationalization of high-cost production during periods of low copper prices. The transactions would use purchase accounting.

     Phelps Dodge intends to continue its current annual cash dividend of $2.00 per share. This would provide a substantial dividend increase to shareholders of both Asarco and Cyprus Amax -- equal to 4.1 times the dividend they would receive in the proposed Asarco/Cyprus Amax merger.

     Douglas C. Yearley, Chairman and Chief Executive Officer of Phelps Dodge, said, "We are very disappointed that Asarco and Cyprus Amax have declined our repeated attempts to enter into negotiated agreements. Our proposed three-way combination provides superior value to shareholders of Asarco and Cyprus Amax, including substantial premiums, the opportunity to participate in the tremendous upside potential of the combined entity, and a cash dividend that is more than quadruple what they would receive in the proposed Asarco/Cyprus Amax transaction."

     Yearley continued, "This compelling combination would create a more cost-effective global copper producer with the operating expertise, broad resource base and financial strength to deliver enhanced value to shareholders of all three companies. The improved efficiencies of the combined companies would also benefit other stakeholders, including our customers, employees and communities. In the global copper market, efficient and low-cost operations are critical, and this transaction would enhance our ability to compete and give us greater ability to satisfy our customers' needs. Customers would continue to enjoy Phelps Dodge's high standard of on-time delivery and quality products and benefit from our combined lower cost structure; employees would become part of a stronger organization with enhanced ability to compete for large-scale projects; and communities would benefit from our corporate citizenship and philanthropy and continued commitment to responsible environmental practices."

     J. Steven Whisler, President and Chief Operating Officer of Phelps Dodge, said, "We are committed to optimizing the combined operations of the three companies and delivering superior returns on capital throughout the entire copper cycle. Phelps Dodge has generated much better shareholder returns than Asarco and Cyprus Amax through copper cycles -- greatly outperforming both companies over the past three, five, 10 and 15-year periods. For example, during the past 10 years on a total return basis with dividends reinvested Phelps Dodge has produced a positive shareholder return of 161% versus negative 20% for Asarco and negative 26% for Cyprus Amax. Over the 15-year period, Phelps Dodge has produced a positive shareholder return of 1024% versus 25% for Asarco and 102% for Cyprus Amax. Phelps Dodge's strong and deep management and operating teams have a proven track record of active, value-based portfolio management and of taking decisive actions required to build sustainable long-term shareholder value. We intend to take advantage of the substantial opportunities to integrate the combined companies' mining assets and will ensure that every property in the portfolio provides an appropriate return on invested capital."

     Yearley concluded, "This innovative three-way combination fits well with our strategy of sustaining a strong and liquid balance sheet, achieving earnings and cash flow accretion and improving our resource base, while maintaining a cost-competitive profile. While we continue to prefer negotiated transactions, this three-way combination is so compelling, both strategically and financially, that we are determined to take all necessary steps to complete it expeditiously. We are confident we will obtain the necessary regulatory approvals to complete the transactions and believe shareholders of Asarco and Cyprus Amax will strongly support this unique opportunity to create value in the global copper market in which we compete."

     Phelps Dodge's financial advisor is Morgan Stanley Dean Witter and its legal advisors are Debevoise & Plimpton and Shearman & Sterling.

     Phelps Dodge Corporation is among the world's largest producers of copper. The company also is one of the world's largest producers of carbon black, one of the world's largest manufacturers of magnet wire, and has operations and investments in mines and wire and cable manufacturing facilities around the world. Phelps Dodge has operations in 28 countries.

     Statements in this press release include "forward-looking statements" that express expectations of future events or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the company cannot give assurance that such statements will prove to be correct. Please refer to the Management's Discussion and Analysis sections of the company's report on Form 10-K for the year ended December 31, 1998.

     Later that day, Phelps Dodge sent the following letter to the Board of Directors of Cyprus Amax (and sent a substantially similar letter to the Board of Directors of Asarco):

                    [LETTERHEAD OF PHELPS DODGE CORPORATION]

                                                                 August 20, 1999

Board of Directors of Cyprus Amax Minerals Company
c/o Mr. Milton H. Ward
Chairman, Chief Executive Officer and President
Cyprus Amax Minerals Company
9100 East Mineral Circle
Englewood, CO 80112

Ladies and Gentlemen:

     We are disappointed in your response to our proposed three-way combination of Cyprus Amax, Asarco and Phelps Dodge. As you know, we have on three recent occasions requested the opportunity to discuss our proposal, which we believe would be far superior to your shareholders than your proposed combination with Asarco.

     We are particularly disappointed that instead of accepting our previous requests to meet to discuss our proposal to acquire Cyprus Amax for a substantial premium, you chose today to announce unilaterally our interest in acquiring Cyprus Amax and Asarco and to reject our proposal in favor of your no-premium merger proposal with Asarco. This appears consistent with the manner in which you have chosen to treat your own shareholders by announcing just today, at the same time you first disclosed the terms of your July 15 merger agreement, that the record date for your shareholder vote on the no-premium merger with Asarco would be August 25. Since trades after today will settle after August 25, this effectively precluded any significant trading in the market on an informed basis before the determination of shareholders eligible to vote at your meeting.

     In light of your unilateral announcement, we have no other choice than to publicly announce our proposal to enter into a business combination with Cyprus Amax and Asarco, so that share owners of all three companies are fully informed.

Terms of our Proposal

     We propose a business combination of Phelps Dodge and Cyprus Amax pursuant to which all of the outstanding common stock of Cyprus Amax would be exchanged for Phelps Dodge common stock at an exchange ratio of 0.3135 Phelps Dodge common shares for each Cyprus Amax common share. We are also independently proposing to Asarco a business combination of Phelps Dodge and Asarco pursuant to which all of the outstanding common stock of Asarco would be exchanged for Phelps Dodge common stock at an exchange ratio of 0.4098 Phelps Dodge common shares for each Asarco common share. Based on share prices for the three companies' common shares before trading was halted this morning, these ratios imply a premium of approximately 29% for Cyprus Amax and a premium of approximately 30% for Asarco, while preserving the relative economics of the exchange ratio under your proposed combination with Asarco.

     Following the combination, we plan to continue the current $2.00 per share Phelps Dodge common dividend. This would result in a substantial dividend increase for Cyprus Amax shareholders to 4.1 times the dividend contemplated in your proposed merger with Asarco.

     Our proposed transaction would be tax-free for your shareholders. In addition, through their ownership of Phelps Dodge common stock, your shareholders would continue to participate in the ongoing value creation of the combined company. Although we prefer a transaction involving all three companies, we are prepared to enter into a negotiated business combination with either Cyprus Amax or Asarco, regardless of whether the other company is willing to proceed on a negotiated basis.

     We believe that consideration in the form of Phelps Dodge common stock should be particularly attractive to your shareholders. Over the past several years Phelps Dodge's stock price has significantly outperformed the stock prices of Cyprus Amax and Asarco. As a result of Phelps Dodge's higher dividend, the level of outperformance is even greater when viewed on the basis of the total return to shareholders assuming reinvestment of dividends. Over the past 10 years Phelps Dodge's total return has been 161% as compared to negative 26% and negative 20% for Cyprus Amax and Asarco, respectively. Similarly, over the past 15 years, Phelps Dodge's total return has been 1024% as compared to 102% for Cyprus Amax and 25% for Asarco. We are very proud of this strong management and operational track record over a difficult copper environment.

The Combined Company

     We believe that our proposal presents a unique opportunity to create a large, resource-rich portfolio of lower-cost global copper assets with enhanced flexibility to deliver superior results in all business cycles. Our proposal would create a much stronger company than would your proposed merger with Asarco through:

     - the significantly stronger ability of the combined company, relative to the Cyprus Amax-Asarco combination, to integrate southwestern U.S. mining operations, administrative functions in the U.S., Chile and Peru, and worldwide exploration and development activities;

     - the financial strength of the combined company and ability to create a world class portfolio of cost-competitive mining assets;

     - a strong and deep management team, at both the operating and corporate levels, with strong credibility in the marketplace;

     - the ability to eliminate substantial overhead, exploration, purchasing and other expenses through the consolidation;

     - the tremendous operating leverage of the combined company, together with enough diversity in other businesses to mitigate cyclical downturns;

     - the immediate and substantial accretion to the cash flow of the combined company resulting from the transaction;

     - the significant accretion to earnings per share of the combined company beginning in the second year after closing, based on the current portfolio of the combined companies and analysts' estimates of copper prices of $0.80 to $0.85 per pound in 2001;

     -  the total current annual copper production of the combined company of
        3.8 billion pounds and the total attributable copper reserves of 80 billion pounds;

     - the increased ability of the combined company to compete for world-class projects;

     -  the ability of the combined company to reduce capital expenditures;

     - the strong, liquid balance sheet of the combined company, with excellent access to capital; and

     - the way all of these factors would build greater shareholder value, on an ongoing basis, for the shareholders of all three companies.

     Through the measures described above we estimate that in a three-way combination we could achieve approximately $200 million in annual cash cost savings, fully phased in by the end of the second year after closing of the transaction. In addition, we expect lower depreciation of approximately $65 million annually, bringing total estimated annual savings to approximately $265 million. These cost savings are based on public information and our expectation that we can deliver at least $75 million in incremental savings above the new cash synergy figure of $125 million that you have projected in the proposed Cyprus Amax-Asarco combination. This does not include any cost savings from the rationalization of high-cost production during periods of low copper prices.

     Following the combination, we would expect to operate all properties in accordance with Phelps Dodge's disciplined management approach. This means that each property would be run on a basis intended to earn in excess of the cost of capital over a full copper price cycle. We believe that Phelps Dodge's management team has the credibility to make the tough decisions necessary to rapidly integrate all three businesses and to create value for shareholders.

     A three-way combination, by creating a more efficient global competitor, would also benefit the employees and customers of all three companies. We have conducted an in-depth analysis of the three-way combination from a regulatory perspective and have concluded that it will be possible to obtain the necessary approvals on a timely basis.

     Our Board of Directors has authorized this proposal and we are resolutely committed to its consummation. We are confident that your shareholders will find our proposal to be a unique and compelling opportunity. We continue to prefer to proceed on a mutually satisfactory, negotiated basis but are prepared to pursue all other avenues should that be necessary. We are ready to meet with you or your management at any time.

                                         Sincerely,

/s/ DOUGLAS C. YEARLEY
------------------------------------------
Douglas C. Yearley
Chairman and Chief Executive Officer
/s/ J. STEVEN WHISLER
------------------------------------------
J. Steven Whisler
President and Chief
Operating Officer

     On August 25, 1999, Asarco and Cyprus Amax sent the following letter to Phelps Dodge:

                                                                 August 25, 1999

Mr. Douglas C. Yearley
Chairman, President and
Chief Executive Officer
Phelps Dodge Corporation
2600 North Central Avenue
Phoenix, AZ 85004-3050

Dear Doug:

     We and our respective boards have considered your revised proposal to acquire our companies. We have the following issues with your proposal:

     1. The exchange ratios proposed in your August 20 press release do not allocate to Cyprus Amax and Asarco holders a fair share of the value created by uniting their two companies. We are prepared to negotiate a transaction with Phelps Dodge that would provide our holders with .4055 shares of Phelps Dodge common stock for each Cyprus Amax share, and .5300 Phelps Dodge shares for each Asarco share.

     2. In order for us to proceed with Phelps Dodge, you must make clear that Phelps Dodge will undertake all actions necessary to secure regulatory approval for your proposed transaction including any divestiture or similar action required, and will provide credible assurances that such regulatory approval will be forthcoming. The statements in your letters concerning antitrust issues are not sufficient on this point.

     3. You have not proposed a form of contract for your transaction. We would be prepared to proceed on the basis of representations, warranties and covenants made by Cyprus Amax and Asarco to each other in their merger agreement, with similar representations, warranties and covenants made by Phelps Dodge.

     4. Your letter did not indicate whether your proposal was subject to due diligence. A due diligence requirement introduces substantial uncertainty as to your proposal. We would expect, as part of our effort to close our pending merger or any potential transaction with you as quickly as possible, that you would not require any further due diligence with respect to either Cyrus Amax or Asarco.

     We strongly believe that the combination of Cyprus Amax and Asarco, without the effect of combining further with Phelps Dodge, provides greater value to Cyprus Amax and Asarco holders than your August 20 proposal, poses fewer regulatory issues and can be completed more quickly. Accordingly, we will be proceeding to present that transaction to our stockholders and to closing on September 30, 1999. We are prepared, however, to negotiate a transaction that involves all three companies that satisfies all the foregoing requirements. For your information, we are attaching to this letter a copy of the press release Asarco and Cyprus Amax issued today concerning our response to Phelps Dodge. We also want to advise you that apart from this communication, neither party has waived any of its legal or other rights, or rights or obligations under our merger agreement.

                                         Sincerely,

/s/ FRANCIS R. MCALLISTER                       /s/ MILTON H. WARD
-----------------------------------------       ---------------------------------------------------
Francis R. McAllister                           Milton H. Ward
Chairman and Chief                              Chairman, Chief Executive
Executive Officer                               Officer and President
ASARCO Incorporated                             Cyprus Amax Minerals Company

     The text of the attached press release was as follows:

     DENVER, CO AND NEW YORK, NY, AUGUST 25, 1999 -- Cyprus Amax Minerals Company (NYSE: CYM) and ASARCO Incorporated (NYSE: AR) today jointly announced that they have improved the terms of their own combination transaction. In addition they have written to Phelps Dodge outlining their willingness to negotiate with Phelps Dodge on terms included in the letter. According to the letter, Asarco and Cyprus Amax would be willing to proceed with a three-way combination with Phelps Dodge if its proposed exchange ratios are increased, if Phelps Dodge fully underwrites the risk of antitrust problems with its proposal and if the contract terms mirror those of the Asarco/Cyprus contract. Asarco and Cyprus Amax said the exchange ratios they would require were .5300 of a Phelps Dodge share for Asarco holders and .4055 of a Phelps Dodge share for Cyprus Amax holders. The letter to Phelps Dodge is attached.

     The two companies also said they have decided to improve the financial terms of their own combination by including a special payment of $5.00 per share to the stockholders of the combined Asarco Cyprus Incorporated. The special payment would be paid to stockholders as soon as possible after consummation of the merger. Asarco and Cyprus Amax emphasized that they were proceeding with their two-way combination which, subject to stockholder approval, will close on September 30, 1999.

     Speaking together, Milton H. Ward, Chairman and Chief Executive Officer of Cyprus Amax and Francis R. McAllister, Chairman and Chief Executive Officer of Asarco said "Our response to Phelps Dodge evidences our intent to secure the best value for our shareholders whether through a three way combination including Phelps Dodge or through consummation of the merger previously announced. We have presented very simple terms to Phelps Dodge which we believe recognize the contributions our two companies make to a three way combination. The proposal previously communicated by Phelps Dodge fails to reward our stockholders for the values derived from the Asarco Cyprus transaction. Our proposed exchange ratio gives recognition to the fact that our shareholders would be contributing approximately 50% of the value of a three way combination.

     "We intend to move forward to complete our own merger transaction as soon as possible and as a sign of confidence of our ability to achieve cost reductions of at least $200 million annually, Asarco Cyprus will make a special payment to shareholders when the merger closes. This special $5.00 per share payment reflects the Boards' and managements' confidence in their ability to deliver benefits from the merger. Asarco Cyprus is expected to have in excess of $1 billion in cash at the time of closing and the Boards of both companies have agreed that Asarco Cyprus will pursue the sale of Cyprus Amax's investments in Kinross Gold and its Australian coal holdings and Asarco's specialty chemicals business. We would expect the sales to be completed within six months after closing. Proceeds are expected to approach $1 billion and cash taxes would be minimized due to tax benefits from the sale of the Kinross shares. Proceeds would be used to pay down debt and improve the liquidity of the company."

     Messrs. Ward and McAllister stated that they and their respective Boards are committed to maximizing shareholder value and will continue to do so after the merger is completed. In order to ensure that Phelps Dodge or any interested buyer is able to present a bona fide proposal to acquire 100% of the stock of the Company, during the first 90 days following completion of the merger, stockholders will have the right to call a meeting to redeem the rights plan. In addition, change in control provisions in any employment contracts entered into by the Company will be waived for that same 90 day period.

     In response, Phelps Dodge issued the following press release:

      PHELPS DODGE CONFIRMS RECEIPT OF LETTER FROM ASARCO AND CYPRUS AMAX

     PHOENIX, Aug. 25 -- Phelps Dodge Corporation (NYSE: PD) confirmed that it has received a letter from Asarco Incorporated (NYSE: AR) and Cyprus Amax Minerals Company (NYSE: CYM) and issued the following response:

     "The proposal put forth by Asarco and Cyprus Amax does not change Phelps Dodge's commitment to complete a three-way combination that is beneficial to shareholders of all three companies. While Phelps Dodge will review the most recent proposal from Asarco and Cyprus Amax, we believe that the Phelps Dodge proposal, which already provides Asarco and Cyprus Amax shareholders a 30% premium, a $2.00 annual dividend and very substantial participation in the greater upside potential of the three-way combination, is fully priced based on public information and Phelps Dodge's best estimates of the real, achievable cost synergies in a three-way combination. Phelps Dodge indicated that the economic aspects of Asarco and Cyprus Amax's proposed three-way merger terms are totally unreasonable and would deliver nearly all of the economic value of the three-way combination to Asarco and Cyprus shareholders."

     Douglas C. Yearley, Chairman and Chief Executive Officer of Phelps Dodge, added, "If Asarco and Cyprus Amax are truly interested in a negotiated transaction and not just posturing, we would be more than willing to begin real discussions. Neither company has attempted to sit down with us."

     Phelps Dodge indicated that it intends to complete its review in the near term and to make a more definitive and comprehensive response thereafter.

     On August 27, 1999, Phelps Dodge issued the following press release:

                 PHELPS DODGE FILES REGISTRATION STATEMENTS FOR
                   EXCHANGE OFFERS FOR ASARCO AND CYPRUS AMAX
                      ------------------------------------

    FILES PRELIMINARY PROXY STATEMENTS TO OPPOSE ASARCO/CYPRUS AMAX MERGER;
                  COMMENCES LITIGATION AGAINST BOTH COMPANIES
 PHELPS DODGE WILL WITHDRAW OFFER AND NOT BID FURTHER IF ASARCO AND CYPRUS AMAX
            SHAREHOLDERS APPROVE TWO-WAY MERGER AT SEPTEMBER 30 VOTE

     PHOENIX, AZ, AUGUST 27, 1999 -- Phelps Dodge Corporation (NYSE: PD) announced today that it has filed registration materials with the Securities and Exchange Commission for exchange offers for all outstanding Asarco Incorporated (NYSE: AR) and Cyprus Amax Minerals Company (NYSE: CYM) common shares. Phelps Dodge will commence the exchange offers as soon as the registration statements are declared effective.

     In addition, the Company filed preliminary proxy materials with the Securities and Exchange Commission to solicit proxies from Asarco and Cyprus Amax stockholders to vote against the proposed merger of Asarco and Cyprus Amax. Asarco and Cyprus Amax have set shareholder meetings for September 30, 1999 to vote on their proposed merger.

     Separately, Phelps Dodge announced that it has commenced litigation in New Jersey and Delaware against Asarco and Cyprus Amax, respectively, and their directors, for breaching their fiduciary duties by impermissibly prohibiting directors from informing themselves of any third-party merger or acquisition proposal and providing excessive break-up fees.

     "While we continue to prefer negotiated transactions, we are committed to this compelling three-way combination, and are taking all necessary steps to complete it," said Douglas C. Yearley, Chairman and Chief Executive Officer of Phelps Dodge. "If Asarco and Cyprus Amax are truly interested in a negotiated transaction we are ready to begin discussions immediately. We continue to believe our offer is fully priced and compelling. We are confident that shareholders of Asarco and Cyprus Amax will recognize that our proposals are clearly superior to the Asarco/Cyprus Amax no-premium two-way merger. We view the September 30 vote as a referendum. If Asarco and Cyprus Amax shareholders do approve their two-way combination, we will withdraw our substantial premium proposal and will not bid further."

     Phelps Dodge also today sent the following letter to the Chairmen of Asarco and Cyprus Amax:

                                                                 August 27, 1999

        Francis R. McAllister                     Milton H. Ward
        Chairman and Chief Executive Officer      Chairman, Chief Executive and President
        ASARCO Incorporated                       Cyprus Amax Minerals Company
        180 Maiden Lane                           9100 East Mineral Circle
        New York, NY 10038                        Englewood, CO 80112

Dear Frank and Milt:

     We continue to believe that our proposed three-way combination is clearly superior for your shareholders than your proposed no-premium, two-party transaction. Our fully priced proposal provides a substantial premium, our $2.00 annual dividend and opportunity for participation in greater upside potential.

     In your August 25 letter to us you identified four issues with our proposal. We are prepared to accept three of your points. On the fourth point, your demand on exchange ratios, we hope that you will reconsider your unreasonable position and sit down at the table with us to complete our proposed three-way combination.

     Should you proceed to complete your two-way merger, you will proceed alone because we will withdraw our substantial premium proposal and will not bid further. Your September 30 vote will be a referendum on our proposal.

     Your proposal on exchange ratios is so unreasonable that its sincerity is questionable. It seems to be premised on the flawed assumption that since your combined production would be comparable to Phelps Dodge's, you should be valued at the same level as Phelps Dodge. Of course, this is clearly not what investors believe since it is not reflected in the relative market valuations of the three companies. The simplistic assumption you seem to be making fails to reflect Phelps Dodge's long track record of making tough management decisions and delivering significantly greater value to shareholders than either ASARCO or Cyprus Amax. Over a fifteen year period we have delivered total returns to shareholders of 1,024% in contrast to 25% for ASARCO and 102% for Cyprus Amax.

     Moreover, based on the information in your August 20 Form S-4 registration statement, it appears that the conclusions arrived at by your own investment bankers do not support your exchange ratio demand. The exchange ratios you have demanded would deliver nearly all of the incremental value to be derived from a three-way combination to your shareholders and very little to our shareholders. This is, as you no doubt anticipated, completely unacceptable to us.

     In addition, we don't believe that your shareholders will be fooled by the flawed measures you announced which purport to accommodate the possibility of a third party transaction during the 90 days following completion of your merger. None of your public statements address in any meaningful way all of the many steps that would be necessary to give your shareholders a realistic opportunity to benefit from an attractive third party proposal. Among the additional matters that would have to be addressed if you were serious about accommodating third party transactions would be to eliminate your staggered Board and the highly unusual management entrenchment arrangements built into your two-party merger agreement.

     Those unusual management-entrenchment provisions guarantee no change in the roles of the proposed four senior executives of the ASARCO-Cyprus combined company prior to the 2002 annual meeting except upon a vote of 75% of the Board. Since management will hold 25% of the Board seats, this effectively requires a unanimous vote of the non-management directors. Because your Board is divided into three classes, this means that a buyer of 100% of the outstanding stock of the ASARCO-Cyprus combined company would not be able to obtain management control for nearly three years.

     Indeed, even in the two aspects of your 90-day proposal for which you try to take credit, there is confusion, contradiction and unnecessary complexity. You propose an unspecified shareholder mechanism to redeem your poison pill which is inevitably more cumbersome than simple Board action. Secondly, we noted with interest the statement in your August 25 press release that "In addition, change in control provisions in any employment contracts entered into by the Company will be waived for that same 90 day period." We were therefore surprised to read the contradictory statement in the Form 8-K you filed yesterday that:

       "The rights and benefits under the existing [change of control] arrangements with the employees... of each of Cyprus Amax and ASARCO, however, will remain in full force and effect and will be unaffected during the 90 days following completion of the business combination, as will any rights under arrangements entered into with such employees in substitution for any existing arrangements."

     Frankly, we believe that all of your statements concerning the 90 day period are no more than a public relations gambit. There is no evidence in your conduct to date that you have any willingness to pursue transactions that are in the best interests of your shareholders.

     With regard to the three points in your August 25 letter other than the exchange ratio, we are pleased to confirm that:

     - We are prepared to enter into a merger agreement with substantially the same representations, warranties and covenants as those contained in your July 15 merger agreement.

     - This proposal is not subject to due diligence.

     - We have studied the regulatory issues carefully and are confident that all necessary regulatory approvals for our three way combination will be obtained on a timely basis. We would be pleased to give you strong contractual assurances on this point.

     If you take seriously your fiduciary duty and want to inform yourselves about a compelling transaction that would be in the best interests of your shareholders, let's sit down and negotiate. If not, your shareholders will decide which alternative they prefer on September 30.

                                                    Sincerely,


      /s/ DOUGLAS C. YEARLEY                         /s/ J. STEVEN WHISLER
      ------------------------------------------     ------------------------------------------
            Douglas C. Yearley                       J. Steven Whisler
            Chairman and                             President and
            Chief Executive Officer                  Chief Operating Officer

                                   THE OFFER

     We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal, to exchange 0.3135 shares of Phelps Dodge common stock for each outstanding share of common stock of Cyprus Amax Minerals Company that is validly tendered on or prior to the expiration date and not properly withdrawn. We are making our offer through our wholly owned subsidiary, CAV Corporation, which is a Delaware corporation. The term "expiration date" means 12:00 midnight, New York City time, on
               , 1999, unless we extend the period of time for which this offer is open, in which case the term "expiration date" means the latest time and date on which the offer, as so extended, expires. We are also making a separate offer to exchange 0.4098 shares of Phelps Dodge common stock for each outstanding share of common stock of ASARCO Incorporated.

     If you tender your shares, you will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Except as set forth in the instructions to the letter of transmittal, transfer taxes on the exchange of Cyprus Amax common stock pursuant to our offer will be paid by us or on our behalf.

     We are making this offer in order to acquire control of, and ultimately the entire common equity interest in, Cyprus Amax. We intend, as soon as possible after consummation of the offer, to seek to have Cyprus Amax consummate the Phelps Dodge/Cyprus Amax merger with us in which each outstanding share of Cyprus Amax common stock (except for Cyprus Amax common stock held by Cyprus Amax, us or any of our subsidiaries) would be converted into the right to receive 0.3135 shares of Phelps Dodge common stock.

     If we obtain all of the shares of Cyprus Amax pursuant to our offer to you, and all of the shares of Asarco pursuant to our separate offer to its shareholders, former shareholders in Cyprus Amax and Asarco would own approximately 28% and 16%, respectively, of the shares of common stock of Phelps Dodge Corporation, based upon the number of shares outstanding of Phelps Dodge, Cyprus Amax and Asarco on August 13, 1999, August 3, 1999 and July 31, 1999, respectively.

     Our obligation to exchange shares of Phelps Dodge common stock for Cyprus Amax shares pursuant to the offer is conditioned upon several conditions referred to below under "Conditions of Our Offer," including the Minimum Tender Condition, the Rights Plan Condition, the DGCL 203 Condition, the Fair Price Condition, the Phelps Dodge Stockholder Approval Condition, the HSR Condition and other conditions that are discussed below.

     Our offer to acquire Cyprus Amax common stock is also an offer to acquire Cyprus Amex preferred share purchase rights ("Cyprus Amax Rights"), and, when we refer to the shares of Cyprus Amax common stock, we are also referring to the associated rights, unless we indicate otherwise. In addition, all references to the rights include the benefits to holders of those rights pursuant to the Cyprus Amax rights agreement (the "Cyprus Amax Rights Agreement"), including the right to receive any payment due upon redemption of those rights.

     You must tender one Cyprus Amax Right for each Cyprus Amax share tendered in order to effect a valid tender of Cyprus Amax shares, unless the Cyprus Amax Rights have been redeemed. The Cyprus Amax Rights are currently represented by the certificates for the Cyprus Amax shares and your tender of Cyprus Amax shares prior to the Cyprus Amax Distribution Date will also constitute a tender of the associated Cyprus Amax Rights. We will not make a separate payment to you for the Cyprus Amax Rights. Upon the earlier to occur of (a) the close of business 10 days following a public announcement that a person or group of associated or affiliated persons other than Cyprus Amax (a "Cyprus Amax Acquiring Person"), has acquired beneficial ownership of 15% or more of the outstanding Asarco shares or (b) the close of business 10 business days, or a later date determined by the Cyprus Amax board of directors, prior to the time that any person becomes a Cyprus Amax Acquiring Person) following the commencement of, or a public announcement of an intention to commence, a tender offer or exchange offer, upon consummation of which such person or group would be the beneficial owner of 15% or more of such outstanding Cyprus Amax shares (we refer to the earliest of these dates as the "Cyprus Amax Distribution Date"), separate certificates representing the Cyprus Amax Rights will be mailed to holders of record of Cyprus Amax shares as soon as practicable after the Cyprus Amax Distribution Date, and those separate Cyprus Amax Rights certificates alone will evidence the

Cyprus Amax Rights. The Cyprus Amax Distribution Date will occur on September 13, 1999, which is the tenth business day following our public announcement of our intent to commence our offer unless, before that time, Cyprus Amax 's board of directors decides to set a later date as the Cyprus Amax Distribution Date.

     If the Cyprus Amax Distribution Date occurs and Cyprus Amax or the related rights agent distributes separate certificates representing the Cyprus Amax Rights to you prior to the time that you tender your Cyprus Amax shares pursuant to our offer, certificates representing a number of Cyprus Amax Rights equal to the number of Cyprus Amax shares tendered must be delivered to the exchange agent, or, if available, a book-entry confirmation received by the exchange agent with respect thereto, in order for those Cyprus Amax shares to be validly tendered. If the Cyprus Amax Distribution Date occurs and separate certificates representing the Cyprus Amax Rights are not distributed prior to the time Cyprus Amax shares are tendered pursuant to our offer, Cyprus Amax Rights may be tendered prior to the time that you receive the certificates for Cyprus Amax Rights by use of the guaranteed delivery procedure described under "Procedure for Tendering" below.

     We have asked Cyprus Amax for its stockholder list and security position listings to communicate with you and to distribute our offer to you. We may send this prospectus, related letter of transmittal and other relevant materials to you and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Cyprus Amax's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing so that we can later send these materials to beneficial owners of Cyprus Amax shares after we receive these lists from Cyprus Amax.

TIMING OF OUR OFFER

     Our offer is scheduled to expire at 12:00 midnight, New York City time on
          , 1999. For more information, you should read the discussion under the caption "Extension, Termination and Amendment."

     We intend to call a special meeting of our stockholders to be held as soon as reasonably practicable after the effective date of the Registration Statement so that we can obtain the approvals necessary to satisfy the Phelps Dodge Stockholder Approval Condition.

LITIGATION

     On August 23, 1999, Phelps Dodge, through its directly owned subsidiary CAV Corporation, sent a written demand to Cyprus Amax for records of its shareholders, pursuant to Section 220 of the Delaware General Corporation Law. On August 24, 1999, Phelps Dodge and its directly owned subsidiary AAV Corporation commenced an action by order to show cause in the Superior Court of the State of New Jersey, Chancery Division, Mercer County, pursuant to N.J.S.A. 14A:5-28 to seek shareholder records from Asarco. This action is captioned Phelps Dodge Corp. and AAV Corp. v. ASARCO Inc., Docket No. MER-C-81-99. In connection with this action, Phelps Dodge made an application for summary injunctive relief. Asarco opposed the application and argument was heard before Judge Judith Yaskin on August 26, 1999. At the hearing, the court ruled that shareholder lists and related documents must be made available to Phelps Dodge and AAV within forty-eight hours after the filing of their preliminary proxy materials with the SEC.

     In addition, Phelps Dodge has commenced actions in the Superior Court of the State of New Jersey and in the Court of Chancery of the State of Delaware against Asarco and Cyprus Amax and their respective Boards of Directors for their breach of fiduciary duties including their refusals to consider and to allow the shareholders of both companies to consider the Phelps Dodge proposal.

     In particular, Phelps Dodge alleges that Cyprus Amax and Asarco have entered into an illegal merger agreement that purports to prohibit the companies from taking any action or entering into any discussions relating to a takeover proposal. In light of these provisions of the Asarco/Cyprus Amax Merger Agreement, Asarco and Cyprus Amax are incapable of evaluating meaningfully the Phelps Dodge proposal and cannot make informed recommendations to their shareholders. Phelps Dodge has also challenged the termination or "break up" fee payable to Asarco in certain circumstances as grossly excessive; that fee amounts to more than 6% of Asarco's equity value as of July 15, 1999, the date of the Asarco/Cyprus Amax merger agreement. Furthermore, the Asarco/Cyprus Amax merger agreement includes corporate governance provisions that disenfranchise shareholders by guaranteeing until 2002 the management positions of the chief executive officers of Asarco and Cyprus Amax unless the positions are changed with the approval of 75% of the full board.

     The complaints also allege that, in addition to their persistent refusals to negotiate with Phelps Dodge, Asarco and Cyprus Amax set their shareholder meetings and record dates to favor their own merger and have rewarded management with lavish compensation and benefit packages. These and other efforts undertaken by the companies amount to an attempt to favor and entrench management at the expense of shareholders.

     Phelps Dodge is seeking injunctive relief to remedy these breaches of duty, including court orders declaring that the boards of Asarco and Cyprus Amax failed to make good faith efforts to obtain information about and adequately consider the Phelps Dodge proposal and compelling the boards of those two companies to consider the proposal and remove impediments preventing consideration of the proposal.

EXTENSION, TERMINATION AND AMENDMENT

     We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which our offer remains open, and we can do so by giving oral or written notice of such extension to the exchange agent. If we decide to so extend our offer, we will make an announcement to that effect no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. We are not making any assurance that we will exercise our right to extend our offer, although we currently intend to do so until all conditions have been satisfied or waived. During any such extension, all Asarco shares previously tendered and not withdrawn will remain subject to the offer, subject to your right to withdraw your Cyprus Amax shares. You should read the discussion under the caption "Withdrawal Rights" for more details.

     Subject to the SEC's applicable rules and regulations, we also reserve the right, in our sole discretion, at any time or from time to time, (a) to delay acceptance for exchange of or, regardless of whether we previously accepted Cyprus Amax shares for exchange, exchange of any Cyprus Amax shares pursuant to our offer or to terminate our offer and not accept for exchange or exchange any Cyprus Amax Shares not previously accepted for exchange, or exchanged, upon the failure of any of the conditions of the offer to be satisfied and (b) to waive any condition (other than the Phelps Dodge Stockholder Approval Condition, the HSR Condition and the condition relating to the effectiveness of the Registration Statement) or otherwise amend the offer in any respect, by giving oral or written notice of such delay, termination or amendment to the exchange agent and by making a public announcement. We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     We confirm to you that if we make a material change in the terms of our offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required under the Exchange Act. If, prior to the Expiration Date, we change the percentage of Cyprus Amax shares being sought or the consideration offered to you, that change will apply to all holders whose Cyprus Amax shares are accepted for exchange pursuant to our offer. If at the time notice of that change is first published, sent or given to you, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, we will extend the offer until the expiration of that ten business-day period. For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

     If Cyprus Amax agrees upon a negotiated merger with us, as we have proposed several times, we may amend or terminate our offer without purchasing any Cyprus Amax shares.

EXCHANGE OF CYPRUS AMAX SHARES; DELIVERY OF PHELPS DODGE COMMON STOCK

     Upon the terms and subject to the conditions of our offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for exchange, and will exchange, Cyprus Amax shares validly tendered and not withdrawn as promptly as practicable after the Expiration Date. In addition, subject to applicable rules of the SEC, we expressly reserve the right to delay acceptance for exchange or the exchange of Cyprus Amax shares in order to comply with any applicable law. In all cases, exchange of Cyprus Amax shares tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of certificates for those Cyprus Amax shares (or a confirmation of a book-entry transfer of those Cyprus Amax shares in the exchange agent's account at The Depository Trust Company (which we refer to as the "DTC")) a properly completed and duly executed letter of transmittal (or a facsimile of that document) and any other required documents.

     For purposes of the offer, we will be deemed to have accepted for exchange Cyprus Amax shares validly tendered and not withdrawn as, if and when we notify the exchange agent of our acceptance of the tenders of those Cyprus Amax shares pursuant to the offer. The exchange agent will deliver Phelps Dodge common stock in exchange for Cyprus Amax shares pursuant to the offer and cash instead of fractional shares of Phelps Dodge common stock as soon as practicable after receipt of such notice. The exchange agent will act as agent for tendering stockholders for the purpose of receiving Phelps Dodge common stock and cash to be paid instead of fractional shares of Phelps Dodge common stock from us and transmitting such stock and cash to you. You will not receive any interest on the cash to be given for fractional shares, even if there is a delay in making the exchange.

     If we do not accept any tendered Cyprus Amax shares for exchange pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted for more Cyprus Amax shares than are tendered, we will return certificates for such unexchanged Cyprus Amax shares without expense to the tendering stockholder or, in the case of Cyprus Amax shares tendered by book-entry transfer of such Cyprus Amax shares into the exchange agent's account at DTC pursuant to the procedures set forth below under the discussion entitled "Procedure for Tendering," those Cyprus Amax shares will be credited to an account maintained within DTC, as soon as practicable following expiration or termination of the offer.

CASH INSTEAD OF FRACTIONAL SHARES OF PHELPS DODGE COMMON STOCK

     We will not issue certificates representing fractional shares of our common stock pursuant to the offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional share of our common stock will receive cash in an amount equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) multiplied by the closing price for shares of our common stock on the NYSE Composite Tape on the date that we accept those Cyprus Amax shares for exchange.

WITHDRAWAL RIGHTS

     Your tender of Cyprus Amax shares pursuant to the offer is irrevocable, except that Cyprus Amax shares tendered pursuant to the offer may be withdrawn at any time prior to the Expiration Date, and, unless we previously accepted them pursuant to the offer, may also be withdrawn at any time after
               , 1999.

     For your withdrawal to be effective, the exchange agent must receive from you a written, telegraphic, telex or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus, and your notice must include your name, the number of Cyprus Amax shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those Cyprus Amax shares.

     A financial institution must guarantee all signatures on the notice of withdrawal. Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you. The financial institution must be a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program, any of which are an "eligible institution," unless those Cyprus Amax shares have been tendered for the account of any eligible institution. If Cyprus Amax shares have been tendered pursuant to the procedures for book-entry tender discussed under the caption entitled "Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Cyprus Amax shares and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Cyprus Amax shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of such certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision shall be final and binding. Neither we, the exchange agent, the Information Agent, the Dealer Manager nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Cyprus Amax shares properly withdrawn will be deemed not to have been validly tendered for purposes of our offer. However, you may retender withdrawn Cyprus Amax shares by following one of the procedures discussed under the caption entitled "Procedure for Tendering" at any time prior to the Expiration Date.

     If you withdraw any of your Cyprus Amax shares, you automatically withdraw the associated Cyprus Amax Rights. You may not withdraw Cyprus Amax Rights unless you also withdraw the associated Cyprus Amax shares.

PROCEDURE FOR TENDERING

     For you to validly tender Cyprus Amax shares pursuant to the offer, (a) a properly completed and duly executed letter of transmittal (or manually executed facsimile of that document), along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered Cyprus Amax shares must be received by the exchange agent at such address or those Cyprus Amax shares must be tendered pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender received (we refer to this confirmation below as a "Book-Entry Confirmation")), in each case before the Expiration Date, or (b) you must comply with the guaranteed delivery procedures set forth below.

     The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Cyprus Amax shares and, if applicable, Cyprus Amax Rights, which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against such participant.

     You must tender one Cyprus Amax Right for each Cyprus Amax share tendered to effect a valid tender of Cyprus Amax shares, unless the Rights Plan Condition has been satisfied or waived. Unless the Cyprus Amax Distribution Date occurs, a tender of Cyprus Amax shares will constitute a tender of the associated Cyprus Amax Rights. If the Cyprus Amax Distribution Date occurs and separate certificates representing the Cyprus Amax Rights are distributed by Cyprus Amax or the Rights Agent to holders of Cyprus Amax shares prior to the time that you tender Cyprus Amax shares pursuant to the offer, certificates representing a number of Cyprus Amax Rights equal to the number of Cyprus Amax shares tendered must be delivered to the exchange agent, or, if available, a Book-Entry Confirmation received by the exchange agent with respect thereto, in order for such Cyprus Amax shares to be validly tendered. If the Cyprus Amax Distribution Date occurs and separate certificates representing the Cyprus Amax Rights are not distributed prior to the time that you tender Cyprus Amax shares pursuant to the offer, Cyprus Amax Rights may be tendered prior to a stockholder's receipt of the certificates for Cyprus Amax Rights by use of the guaranteed delivery procedures described below. If Cyprus Amax Rights certificates are distributed but are not available to you before Cyprus Amax shares are tendered pursuant to the offer, a tender of Cyprus Amax shares constitutes an agreement by you to deliver to the exchange agent pursuant to the guaranteed delivery procedures described below, prior to the expiration of the period to be specified in the notice of guaranteed delivery and the related letter of transmittal for delivery of Cyprus Amax Rights certificates or a Book-Entry Confirmation for Cyprus Amax Rights (we refer to this as the "Cyprus Amax Rights Delivery Period"), Cyprus Amax Rights certificates representing a number of Cyprus Amax Rights equal to the number of Cyprus Amax shares tendered. We reserve the right to require receipt of such Cyprus Amax Rights certificates (or a Book-Entry Confirmation with respect to such Cyprus Amax Rights) prior to accepting Cyprus Amax shares for exchange.

     Nevertheless, we will be entitled to accept for exchange Cyprus Amax shares that you tender prior to receipt of the Cyprus Amax Rights certificates required to be tendered with such Cyprus Amax shares or a Book-Entry Confirmation with respect to such Cyprus Amax Rights and either (a) subject to complying with applicable rules and regulations of the SEC, withhold payment for such Cyprus Amax shares pending receipt of the Cyprus Amax Rights certificates or a Book-Entry Confirmation for those Cyprus Amax Rights or (b) exchange Cyprus Amax shares accepted for exchange pending receipt of the Cyprus Amax Rights certificates or a Book-Entry Confirmation for such Cyprus Amax Rights in reliance upon the guaranteed delivery procedures described below. In addition, after expiration of the Cyprus Amax Rights Delivery Period, we may instead elect to reject as invalid a tender of Cyprus Amax shares with respect to which Cyprus Amax Rights certificates or a Book-Entry Confirmation for an equal number of Cyprus Amax Rights have not been received by the exchange agent. Any determination by us to make payment for Cyprus Amax shares in reliance upon such guaranteed delivery procedure or, after expiration of the Cyprus Amax Rights Delivery Period, to reject a tender as invalid, shall be made, subject to applicable law, in our sole and absolute discretion.

     The exchange agent will establish accounts with respect to the Cyprus Amax shares at DTC for purposes of the offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the Cyprus Amax shares by causing DTC to transfer such Cyprus Amax shares into the exchange agent's account in accordance with DTC's procedure for such transfer. However, although delivery of Cyprus Amax shares may be effected through book-entry at DTC, the letter of transmittal (or facsimile thereof), with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth on the back cover of this prospectus prior to the Expiration Date, or the guaranteed delivery procedures described below. We cannot assure you, however, that book-entry delivery of Cyprus Amax Rights will be available. If book-entry delivery is not available, you must tender Cyprus Amax Rights by means of delivery of Cyprus Amax Rights certificates or pursuant to the guaranteed delivery procedure set forth below.

     Signatures on all Letters of Transmittal must be guaranteed by an eligible institution, except in cases in which Cyprus Amax shares are tendered either by a registered holder of Cyprus Amax shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal or for the account of an eligible institution.

     If the certificates for Cyprus Amax shares or Cyprus Amax Rights (if any) are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged Cyprus Amax shares or Cyprus Amax Rights (if any) are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

     THE METHOD OF DELIVERY OF CYPRUS AMAX SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO CASH RECEIVED INSTEAD OF FRACTIONAL SHARES OF OUR COMMON STOCK, YOU MUST PROVIDE THE EXCHANGE AGENT WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER YOU ARE SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE

SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SOME STOCKHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND SOME FOREIGN INDIVIDUALS) ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING AND REPORTING REQUIREMENTS. IN ORDER FOR A FOREIGN INDIVIDUAL TO QUALIFY AS AN EXEMPT RECIPIENT, THE STOCKHOLDER MUST SUBMIT A FORM W-8, SIGNED UNDER PENALTIES OF PERJURY, ATTESTING TO THAT INDIVIDUAL'S EXEMPT STATUS.

     If you wish to tender Cyprus Amax shares pursuant to our offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the Expiration Date or cannot complete the procedure for book-entry transfer on a timely basis, your Cyprus Amax shares may nevertheless be tendered, so long as all of the following conditions are satisfied:

          (a) you make your tender by or through an eligible institution;

          (b) a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received by the exchange agent as provided below on or prior to the expiration date; and

          (c) the certificates for all tendered Cyprus Amax shares (or a confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message) and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of such notice of guaranteed delivery.

     You may deliver the notice of guaranteed delivery by hand or transmit it by telegram, telex, facsimile transmission or mail to the exchange agent and you must include a guarantee by an eligible institution in the form set forth in that notice.

     In all cases, we will exchange Cyprus Amax shares tendered and accepted for exchange pursuant to our offer only after timely receipt by the exchange agent of certificates for Cyprus Amax shares (or timely confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above), properly completed and duly executed letter(s) of transmittal (or facsimile(s) thereof), or an agent's message in connection with a book-entry transfer, and any other required documents. Accordingly, you may be paid at different times depending upon when the exchange agent actually receives certificates for Cyprus Amax shares or confirmations of book-entry transfers of those shares.

     By executing a letter of transmittal as set forth above, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Cyprus Amax shares tendered and accepted for exchange by us and with respect to any and all other Cyprus Amax shares and other securities issued or issuable in
respect of the Cyprus Amax shares on or after                , 1999. That
appointment is effective, and voting rights will be affected, when and only to the extent that we deposit the shares of our common stock for Cyprus Amax shares that you have tendered with the exchange agent. All such proxies shall be considered coupled with an interest in the tendered Cyprus Amax shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies (and, if given, they will not be deemed effective). Our designees will, with respect to the Cyprus Amax shares for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Cyprus Amax's stockholders or otherwise. We reserve the right to require that, in order for Cyprus Amax shares to be deemed validly tendered, immediately upon our exchange of those Cyprus Amax shares, we must be able to exercise full voting rights with respect to such Cyprus Amax shares.

     We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Cyprus Amax shares, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of Cyprus Amax shares that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of our offer (other than the HSR Condition, the Phelps Dodge Stockholder Approval Condition, the condition relating to the effectiveness of the Registration Statement or, after the Phelps Dodge Stockholder Approval Condition has been satisfied, the legal opinion as to tax matters referred to below) or any defect or irregularity in the tender of any Cyprus Amax shares. No tender of Cyprus Amax shares will be deemed to have been validly made until all defects and irregularities in tenders of Cyprus Amax shares have been cured or waived. Neither we, the exchange agent, the Information Agent, the Dealer Manager nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Cyprus Amax shares or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of our offer (including the letter of transmittal and instructions thereto) will be final and binding.

     The tender of Cyprus Amax shares and Cyprus Amax Rights (if any) pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following summarizes the anticipated material U.S. federal income tax consequences of the acquisition of our common stock by you, pursuant to our offer and the Phelps Dodge/Cyprus Amax merger contemplated by this prospectus. This discussion applies only to a "U.S. Holder," which is a term that we explain below. This summary does not address any tax consequences of our offer or the Phelps Dodge/Cyprus Amax merger to U.S. Holders who exercise dissenters' rights, if any. It applies only to shares of Cyprus Amax common stock held as capital assets and does not address aspects of U.S. federal income tax that may apply to holders that are subject to special tax rules, including:

     - insurance companies,

     - tax-exempt organizations,

     - financial institutions,

     - dealers in securities,

     - traders in securities who elect to apply a mark-to-market method of accounting,

     - foreign persons,

     - persons who acquired shares of Cyprus Amax common stock pursuant to an exercise of employee stock options or rights or otherwise as compensation, and

     - persons who hold shares of Cyprus Amax common stock as part of a straddle, conversion transaction, or construction sale.

Also, this summary does not address state, local or foreign tax consequences of our offer or the Phelps Dodge/ Cyprus Amax merger. This summary is based on current law, and future legislative, judicial or administrative changes or interpretations, which may be retroactive, could affect the accuracy of this discussion.

     For purposes of this discussion, a "U.S. Holder" means a holder of Cyprus Amax shares that is

     - a citizen or resident of the United States,

     - a corporation organized in or under the laws of the United States or any political subdivision thereof or therein,

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

     - a trust if a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons has the authority to control all of the substantial decisions of such trust.

     WE STRONGLY ADVISE EACH U.S. HOLDER TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, INCLUDING THE PARTICULAR FACTS AND CIRCUMSTANCES THAT MAY BE UNIQUE TO SUCH U.S. HOLDER, AND AS TO ANY ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE MERGER.

     We will not be obligated to complete the merger unless we receive an opinion of Shearman & Sterling, special counsel to us, in form and substance reasonably satisfactory to us, dated the closing date, substantially that, on the basis of facts, factual representations of the parties to the Phelps Dodge/Cyprus Amax merger and customary assumptions set forth in such opinion that are consistent with the state of facts existing on the closing date, the exchange of Cyprus Amax common stock for our common stock pursuant to our offer and the Phelps Dodge/Cyprus Amax merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (the "Code"). We may not waive the condition relating to that opinion after receipt of the Phelps Dodge Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure. That tax opinion will not be binding on the Internal Revenue Service (the "IRS") or the courts, and the parties do not intend to request a ruling from the IRS with respect to the merger. Accordingly, we cannot be certain that the IRS will not challenge the conclusions reflected in those opinions or that a court will not sustain such challenge.

     Assuming that the exchange of Cyprus Amax common stock for our common stock pursuant to our offer and the Phelps Dodge/Cyprus Amax merger will be treated for U.S. federal income tax purposes as an exchange pursuant to a plan of reorganization within the meaning of Section 368(a) of the Code, the following U.S. federal income tax consequences will result:

          (i) neither we nor Cyprus Amax will recognize any gain or loss with respect to the exchange of Cyprus Amax shares for our common stock as a result of our offer and the Phelps Dodge/Cyprus Amax merger;

          (ii) a U.S. Holder will not recognize any gain or loss on the exchange of all of such U.S. Holder's Cyprus Amax shares for our common stock, except as described below with respect to the receipt of cash instead of fractional shares of our common stock, and subject to the discussion below of the surrender of Cyprus Amax Rights that have become exercisable;

          (iii) the aggregate adjusted tax basis of shares of our common stock received by a U.S. Holder (including fractional shares of our common stock deemed received and redeemed as described below) will be the same as the aggregate adjusted tax basis of the Cyprus Amax shares exchanged therefor;

          (iv) the holding period of shares of our common stock (including the holding period of fractional shares of our common stock) received by a U.S. Holder will include the holding period of the Cyprus Amax shares exchanged therefor; and

          (v) a U.S. Holder of Cyprus Amax shares who receives cash instead of a fractional share of our common stock and who does not otherwise hold shares of our common stock will generally recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in such fractional share. The capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the fractional share is more than one year. A U.S. Holder who separately holds shares of our common stock should consult his or her own tax advisor concerning the treatment of cash received for a fractional share.

     Because there is no specific binding authority dealing with securities such as the Cyprus Amax Rights, we express no view with respect to the U.S. federal income tax treatment of the Cyprus Amax Rights becoming separately transferable apart from the Cyprus Amax shares, the redemption of the Cyprus Amax Rights or the acquisition by us of the Cyprus Amax Rights. Stockholders should consult their tax advisors as to the tax consequences of transactions with respect to the Cyprus Amax Rights.

EFFECT OF OFFER ON MARKET FOR CYPRUS AMAX SHARES; REGISTRATION UNDER THE EXCHANGE ACT

     The exchange of Cyprus Amax shares pursuant to our offer will reduce the number of holders of Cyprus Amax shares and the number of Cyprus Amax shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Cyprus Amax shares held by the public. Cyprus Amax shares are listed and principally traded on the NYSE and are also listed on the Philadelphia and Pacific Stock Exchanges. Depending on the number of Cyprus Amax shares acquired pursuant to the offer, following consummation of the offer, Cyprus Amax shares may no longer meet the requirements of such exchanges for continued listing. For example, published guidelines of the NYSE indicate that the NYSE would consider delisting the outstanding Cyprus Amax shares if, among other things, (i) the number of publicly held Cyprus Amax shares (exclusive of holdings of officers, directors and members of their immediate families and other concentrated holdings of 10 percent or more) should fall below 600,000,
(ii) the number of record holders of 100 or more Cyprus Amax shares should fall below 1,200 or (iii) the aggregate market value of publicly held shares should fall below $5 million.

     According to publicly available information, there were, as of August 18, 1999, approximately 90.5 million Cyprus Amax common shares outstanding.

     If such exchanges were to delist the Cyprus Amax shares, the market for them could be adversely affected. It is possible that Cyprus Amax shares would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through the National Association of Securities Dealers, Inc., Automated Quotations System ("Nasdaq") or by other sources. The extent of the public market for the Cyprus Amax shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the Cyprus Amax shares remaining at such time, the interest in maintaining a market in the Cyprus Amax shares on the part of securities firms, the possible termination of registration of Cyprus Amax shares under the Exchange Act, as described below, and other factors.

     The Cyprus Amax shares are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of Cyprus Amax shares. Depending on the factors similar to those described above with respect to listing and market quotations, following consummations of the offer, the Shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Cyprus Amax Shares would be ineligible as collateral for margin loans made by brokers. For a description of the treatment of Shares in the Merger, you should refer to "Purpose of the Offer; the Phelps Dodge/Cyprus Amax Merger."

     Cyprus Amax shares are currently registered under the Exchange Act. Cyprus Amax can terminate that registration upon application to the SEC if the outstanding shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Cyprus Amax shares. Termination of registration of the Cyprus Amax shares under the Exchange Act would reduce the information that Cyprus Amax must furnish to its shareholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with shareholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to shareholders, no longer applicable with respect to Cyprus Amax shares. Furthermore, the ability of "affiliates" of Cyprus Amax and persons holding "restricted securities" of Cyprus Amax to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the shares under the Exchange Act were terminated, they would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities."

PURPOSE OF OUR OFFER; THE PHELPS DODGE/CYPRUS AMAX MERGER

     We are making the offer in order to acquire control of, and ultimately the entire common equity interest in, Cyprus Amax. The offer is the first step in our acquisition of Cyprus Amax, and is intended to facilitate the acquisition of all Cyprus Amax shares. You will not have appraisal rights as a result of consummation of our offer. We intend, as soon as practicable after consummation of the offer, to seek to merge Cyprus Amax with and into a wholly owned subsidiary. The purpose of the Phelps Dodge/Cyprus Amax merger is to acquire all Cyprus Amax shares not tendered and exchanged pursuant to the offer. In the Phelps Dodge/Cyprus Amax merger, each then outstanding Cyprus Amax share (except for Cyprus Amax shares held in Cyprus Amax's treasury and Cyprus Amax shares that we or one of our subsidiaries owns) would be converted into the right to receive 0.3135 shares of Phelps Dodge common stock. The Phelps Dodge/Cyprus Amax merger may be consummated pursuant to Section 253 of the DGCL. Under Section 253 of the DGCL, a parent corporation owning at least 90% of the outstanding shares of each class of a subsidiary corporation may merge the subsidiary corporation into itself without the approval of the stockholders of the parent corporation or of the board of directors or stockholders of the subsidiary corporation. Assuming the Minimum Tender Condition is satisfied and we consummate the offer, we would have sufficient voting power to effect the Phelps Dodge/ Cyprus Amax merger under
Section 251 of the DGCL without the vote of any other stockholder of Cyprus
Amax.

     Although stockholders do not have appraisal rights as a result of the offer, if the Phelps Dodge/Cyprus Amax merger is consummated pursuant to Section 253 of the DGCL, Cyprus Amax stockholders at the time of the Phelps Dodge/Cyprus Amax merger who do not vote in favor of the Phelps Dodge/Cyprus Amax merger will have the right under the DGCL to dissent and demand appraisal of their Cyprus Amax shares in accordance with Section 262 of the DGCL. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Cyprus Amax shares (exclusive of any element of value arising from the accomplishment or expectation of the Phelps Dodge/Cyprus Amax merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. In Cede & Co. and Cinerama, Inc. v. Technicolor, Inc., the Supreme Court of the State of Delaware construed Section 262 of the DGCL and held that the "accomplishment or expectation" exclusion from the calculation of fair value set forth in the preceding sentence is narrow and is designed to eliminate use of pro forma data and projections of a speculative variety relating to the completion of a merger. The court held that it is appropriate to include in the calculation of fair value any known elements of value, including those elements of value which exist on the date of the merger because of a majority acquiror's interim action in a two-step cash-out transaction. We cannot assure you as to the methodology a court would use to determine fair value or how a court would select which of the elements of value are to be included in such a determination. Any such judicial determination of the fair value of Cyprus Amax shares could be based upon factors other than, or in addition to, the price per Cyprus Amax share to be paid in the Phelps Dodge/ Cyprus Amax merger or the market value of the Cyprus Amax shares. The value so determined could be more or less than the price per Cyprus Amax share to be paid in the Phelps Dodge/Cyprus Amax merger.

     Even if the Minimum Tender Condition is satisfied and the offer is consummated, we reserve the right to effect the Phelps Dodge/Cyprus Amax merger pursuant to Section 251 of the DGCL. Assuming the Cyprus Amax shares remain listed on a national securities exchange or are then quoted through NASDAQ or held of record by more than 2,000 holders, the holders of Cyprus Amax shares will not have appraisal rights if the Phelps Dodge/Cyprus Amax merger is consummated pursuant to Section 251 of the DGCL. However, if the Phelps Dodge/Cyprus Amax merger is so consummated, and if, on the date fixed to determine stockholders entitled to vote on the Phelps Dodge/Cyprus Amax merger, the Cyprus Amax shares are not listed on a national securities exchange or quoted through NASDAQ or held of record by more than 2,000 holders, you may have appraisal rights pursuant to the provisions of Section 262 of the DGCL as described above.

     Rule 13e-3 of the General Rules and Regulations under the Exchange Act, which we do not believe would apply to the Phelps Dodge/Cyprus Amax merger if the Phelps Dodge/Cyprus Amax merger occurred within one year of consummation of our offer, would require, among other things, that some financial information concerning Cyprus Amax, and some information relating to the fairness of the proposed transaction and the consideration offered to stockholders of Cyprus Amax therein, be filed with the SEC and disclosed to you prior to consummation of the Phelps Dodge/Cyprus Amax merger.

     In addition, we reserve the right to acquire, following the consummation or termination of our offer, additional Cyprus Amax shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer, or otherwise, upon such terms and at such prices as we decide, which may be more or less favorable than those of the offer. We and our affiliates also reserve the right to dispose of any or all Cyprus Amax shares acquired by us pursuant to the offer or otherwise, upon such terms and at such prices as we shall determine.

     It is our current intention that, following consummation of our offer, we would cause Cyprus Amax to redeem all 4,664,000 shares of its Series A Convertible Preferred Stock, which are redeemable at Cyprus Amax's option. Any final decision as to whether to redeem those shares will be made in light of circumstances existing at that time.

     Upon consummation of our offer, we intend to take appropriate actions to optimize and rationalize the combined entities' assets, operations, exploration activities, management, personnel general and administrative functions and corporate structure. Except as we have otherwise discussed elsewhere in this prospectus, we do not have any plans or proposals right now that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, or sale of a material amount of assets, involving Cyprus Amax or any of its subsidiaries, or any material changes in Cyprus Amax's corporate structure or business, or any change in its management. Cyprus Amax has not given us any access to its books and records, however, so we might decide upon such changes once we complete such a review.

     As described under the caption entitled "Reasons for the Proposed Combination" upon consummation of the Phelps Dodge/Cyprus Amax merger, we expect to realize substantial cost savings in both administrative and operational areas.

     Upon consummation of our offer, we may also elect or seek the election of nominees of our choice to Cyprus Amax's Board of Directors.

CONDITIONS OF OUR OFFER

     Our offer is subject to a number of conditions, which are described below:

  MINIMUM TENDER CONDITION

     There must be validly tendered, prior to the expiration of the offer and not withdrawn, a number of Cyprus Amax shares which will constitute at least a majority of the total number of outstanding Cyprus Amax shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Cyprus Amax shares had been so converted, exercised or exchanged) as of the date that we accept the Cyprus Amax shares for exchange pursuant to our offer.

  RIGHTS PLAN CONDITION

     This condition would be satisfied if the board of directors of Cyprus Amax redeems the Cyprus Amax Rights or amends the Cyprus Amax Rights Agreement so that the Cyprus Amax Rights would not be triggered by the offer and the Phelps Dodge/Cyprus Amax merger, or a court of competent jurisdiction invalidates the Cyprus Amax Rights Agreement.

  DGCL 203 CONDITION

     This condition would be satisfied if either: (a) the board of directors of Cyprus Amax approves the offer for purposes of Section 203 of the DGCL or (b) we acquire 85% or more of the voting stock of Cyprus Amax pursuant to the offer.

     Section 203 of the DGCL, in general, prohibits a Delaware corporation such as Cyprus Amax from engaging in a "business combination" (as defined in Section
203) with an "interested stockholder" (as defined in Section 203) for a period of three years following the date that such person became an interested stockholder unless (a) prior to the date that such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer,
(c) the business combination is proposed prior to the consummation or abandonment of and subsequent to the public announcement of a proposed transaction which (i) constitutes a merger or consolidation of the corporation,
(ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation's board of directors or during the period described in Section 203(b)(7) of the DGCL and (iii) is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years, or (d) on or subsequent to the date such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least
66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. The full text of Section 203 of the DGCL has been annexed as Schedule A to this prospectus and is incorporated herein by reference.

  FAIR PRICE CONDITION

     This condition, which would limit the ability of Phelps Dodge to enter into the Phelps Dodge/Cyprus Amax merger if the offer is consummated, would be satisfied if either (a) the board of directors of Cyprus Amax approves the Phelps Dodge/Cyprus Amax Merger for purposes of Article Sixth of the Cyprus Amax Restated Certificate of Incorporation or (b) we acquire 75% or more of the outstanding voting stock of Cyprus Amax.

  PHELPS DODGE STOCKHOLDER APPROVAL CONDITION

     Pursuant to the rules of the NYSE (on which our common stock is listed), the issuance of our common stock pursuant to the offer and the Phelps Dodge/Cyprus Amax merger must be approved by the holders of a majority of the shares voted at a meeting of such holders at which the total number of votes cast represents over 50% of all shares of our common stock outstanding on the applicable record date because the number of shares of our common stock to be issued will be equal to or in excess of 20% of the shares outstanding prior to such issuance. We intend to seek this approval at a special stockholders meeting that we intend to hold as soon as practicable after the effective date of this Registration Statement.

  HSR CONDITION

     Our offer is conditioned upon the waiting period (and any extension thereof) applicable to the offer under the HSR Act having expired or been terminated.

     Under the HSR Act, and the rules that have been promulgated thereunder (the "Rules"), some acquisitions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and some waiting period requirements have been satisfied. The acquisition of Cyprus Amax shares pursuant to our offer is subject to the HSR Act. We will file with the Antitrust Division and the FTC a Hart-Scott-Rodino Notification and Report Form with respect to our offer. Under the applicable provisions of the HSR Act, the purchase of Cyprus Amax shares under the offer cannot be consummated until the expiration or early termination of a waiting period that begins after we file that Report Form. The initial waiting period under the HSR Act is 30 days. Either the FTC or the Antitrust Division may issue a request for additional information or documentary material, which will extend the waiting period until 20 days after compliance with such request. Federal and state antitrust enforcement agencies frequently scrutinize under the antitrust laws transactions such as our acquisition of Cyprus Amax shares pursuant to our offer. At any time before or after we acquire Cyprus Amax shares, any such agency could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Cyprus Amax shares pursuant to the offer or otherwise or seeking divestiture of Cyprus Amax shares acquired by us or divestiture of assets of Phelps Dodge and/or Cyprus Amax. Private parties may also bring legal action under the antitrust laws under some circumstances. Phelps Dodge, Asarco and Cyprus Amax conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of our offer. See "-- Other Conditions of Our Offer."

     Some large Cyprus Amax stockholders (those that would receive more than $15 million in Phelps Dodge shares or, in certain cases, more than 10% of Phelps Dodge's shares) may be required to make separate filings with the FTC and Antitrust Division under the HSR Act and the Rules in conjunction with the receipt of shares of our common stock. If you must make such a filing, you will then be required to observe applicable waiting periods under the HSR Act and the Rules before receiving shares of Phelps Dodge common stock. If you are obligated to make such a filing, we will deposit the shares of our common stock to be exchanged, pursuant to the Rules, pending expiration or early termination of the waiting period.

     Although no assurances can be given, we anticipate that the HSR Condition will be satisfied on a timely basis.

  OTHER CONDITIONS OF OUR OFFER

     Notwithstanding any other provision of our offer, we shall not be required to accept for exchange or exchange any Cyprus Amax shares, may postpone the acceptance for exchange of or exchange for tendered Cyprus Amax shares, and may, in our sole discretion, terminate or amend the offer as to any Cyprus Amax shares not then exchanged (a) if at the expiration date, any of the Minimum Tender Condition, the Rights Plan Condition, the DGCL 203 Condition, the Fair Price Condition, the Phelps Dodge Stockholder Approval Condition or the HSR Condition has not been satisfied or, with respect to the Minimum Tender Condition, the Rights Plan Condition, the DGCL 203 Condition, or the Fair Price Condition, waived, or (b) if on or after the date of this prospectus and at or prior to the time of exchange of any such Cyprus Amax shares (whether or not any Cyprus Amax shares have theretofore been accepted for exchange or exchanged pursuant to the offer), any of our other conditions are not satisfied. Those conditions are as follows:

          (a) The shares of our common stock which shall be issued to Cyprus Amax stockholders in the offer and the Phelps Dodge/Cyprus Amax merger have been authorized for listing on the NYSE, subject to official notice of issuance;

          (b) The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued nor shall there have been proceedings for that purpose initiated or threatened by the SEC and we shall have received all necessary state securities law or "blue sky" authorizations;

          (c) No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the offer or any of the other transactions contemplated by this prospectus shall be in effect; no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits, restricts or makes illegal the consummation of our offer; nor shall there have been a failure to obtain any required consent or approval under foreign laws or regulations which would prohibit the consummation of the offer or would have a material adverse effect on us or on Cyprus Amax;

          (d) There shall not be pending any suit, action or proceeding by any governmental entity (a) challenging the offer, seeking to restrain or prohibit the consummation of the offer or seeking to obtain from Cyprus Amax or us any damages that are material in relation to Cyprus Amax and its subsidiaries taken as a whole, (b) seeking to prohibit or limit the ownership or operation by Cyprus Amax or us or any of our subsidiaries of any material portion of the business or assets of Cyprus Amax or us or any of our subsidiaries or to compel Cyprus Amax or us or any of our subsidiaries, to dispose of or hold separate any material portion of the business or assets of Cyprus Amax or us or any of our, as a result of the offer, (c) seeking to prohibit us from effectively controlling in any material respect the business or operations of Cyprus Amax or (d) which otherwise is reasonably likely to have a material adverse effect on us or Cyprus Amax;

          (e) Cyprus Amax stockholders (i) have voted to reject the Asarco/Cyprus Amax merger; (ii) a record date for the Asarco/Cyprus Amax merger is in effect and we are satisfied, in our sole discretion, that we will have full voting rights as of such record date with respect to all Cyprus Amax shares that we have accepted pursuant to our offer, or (iii) the Asarco/Cyprus Amax Merger Agreement is otherwise terminated (the "Asarco-Cyprus Amax Merger Agreement Condition"); and

          (f) We receive the opinion of Shearman & Sterling as to tax matters, as outlined above.

          (g) The representations and warranties of Cyprus Amax in the Asarco-Cyprus Amax Merger Agreement shall be true and correct (without giving effect to any qualification as to "materiality" of "Material Adverse Effect" set forth therein) as of the date of this prospectus and as of the expiration date as though made on and as of the date of this prospectus and the expiration date except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined therein) on Cyprus Amax.

     The conditions to the offer are substantially identical to the conditions to each of Asarco and Cyprus Amax to effect the mergers under the Asarco/Cyprus Amax Merger Agreement except that:

          (a) Phelps Dodge does not have to accept for exchange or exchange any Cyprus Amax shares pursuant to the offer, or can terminate or amend the offer if the stockholders of Cyprus Amax have approved the Asarco/Cyprus Amax Merger Agreement.

          (b) Cyprus Amax does not have to effect the Asarco-Cyprus Amax mergers unless it receives an opinion of its counsel to the effect that the Cyprus Amax merger, taken together with the Asarco merger, will qualify as a transaction described in Section 351 of the IRS Code.

          (c) Neither Asarco nor Cyprus Amax must effect the Asarco-Cyprus Amax mergers if either party fails to receive shareholder approval.

          (d) Neither Asarco nor Cyprus Amax must effect the Asarco-Cyprus Amax mergers if either party does not receive "comfort" letters from their respective independent accountants.

          (e) Neither Asarco nor Cyprus Amax must effect the Asarco-Cyprus Amax mergers unless the other party has performed in all material respects its obligations required to be performed by it under the Asarco-Cyprus Amax Merger Agreement at or prior to the closing of the Asarco-Cyprus Amax mergers, and each of Asarco and Cyprus Amax must receive a certificate from the other party's Chairman of the Board, Chief Executive Officer and President, certifying to that effect.

          (f) Phelps Dodge does not have to accept for exchange or exchange any Cyprus Amax shares pursuant to the offer if the Minimum Tender Condition, the Rights Plan Condition, the Phelps Dodge Stockholder Approval Condition, the Fair Price Condition, the DGCL 203 Condition and the HSR Condition are not satisfied.

     The foregoing conditions are solely for our benefit and we may assert them regardless of the circumstances giving rise to any such conditions (including any action or inaction by us). We may waive these conditions in whole or in part (other than the Phelps Dodge Stockholder Approval Condition, the HSR Condition, the condition relating to effectiveness of the Registration Statement and, after the Phelps Dodge Stockholder Approval Condition has been satisfied, the condition relating to the legal opinion as to tax matters referred to above). The determination as to whether any condition has been satisfied shall be in our sole judgment and will be final and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time. Notwithstanding the fact that we reserve the right to assert the failure of a condition following acceptance for exchange but prior to exchange in order to delay exchange or cancel its obligation to exchange properly tendered Cyprus Amax shares, we will either promptly exchange such Cyprus Amax shares or promptly return such Cyprus Amax shares.

RELATIONSHIPS WITH CYPRUS AMAX

     Except as set forth herein, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Cyprus Amax, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described herein, there have been no contacts, negotiations or transactions since January 1, 1996, between us or, to the best of our knowledge, any of our directors, executive officers or other affiliates on the one hand, and Cyprus Amax or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither we, nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has since January 1, 1996 had any transaction with Cyprus Amax or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the offer.

FEES AND EXPENSES

     We have retained Innisfree M&A Incorporated to act as the information agent in connection with our offer. The information agent may contact holders of Cyprus Amax shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward our offer materials to beneficial owners of Cyprus Amax shares. The information agent will be paid a customary fee for such services, plus reimbursement of out-of-pocket expenses, and we will indemnify the information agent against certain liabilities and expenses in connection with our offer, including liabilities under federal securities laws.

     Pursuant to a letter agreement dated August 16, 1999 (the "Letter Agreement"), Morgan Stanley & Co. Incorporated ("Morgan Stanley") is providing certain financial advisory services to Phelps Dodge in connection with our offer. Under the terms of the Letter Agreement, Phelps Dodge has agreed to pay Morgan Stanley for its financial advisory services, including its services as Dealer Manager, in connection with our offer a financial advisory fee of (i) $11.0 million per acquired company if Phelps Dodge acquires control, as defined in the Letter Agreement, of Asarco or Cyprus Amax, with certain amounts payable upon the announcement of defined events, and (ii) an additional $2.0 million if Phelps Dodge acquires either Asarco or Cyprus Amax within two years of acquiring the other. Phelps Dodge has also agreed to reimburse Morgan Stanley for its out-of-pocket expenses, including the fees and expenses of its legal counsel incurred in connection with this engagement, and has agreed to indemnify each of Morgan Stanley and certain related persons and entities against certain liabilities and expenses in connection with Morgan Stanley's engagement, including certain liabilities under federal securities laws.

     In addition to the fees to be received by Morgan Stanley in connection with its engagement as financial advisor to Phelps Dodge, Morgan Stanley has in the past rendered various investment banking and financial advisory services for Phelps Dodge for which it has received customary compensation.

     We will not pay any fees or commissions to any broker, dealer or other persons (other than the dealer manager and the information agent) for soliciting tenders of Cyprus Amax shares pursuant to our offer.

ACCOUNTING TREATMENT

     The merger of Cyprus Amax into Phelps Dodge would be accounted for under the purchase method of accounting under U.S. generally accepted accounting principles, which means that Cyprus Amax's results of operations will be included with ours from the closing date and its consolidated assets and liabilities will be recorded at their fair values at the same date.

STOCK EXCHANGE LISTINGS

     Our common stock is listed on the NYSE, as well as on the Boston, Cincinnati, Philadelphia, Pacific and Chicago Stock Exchanges. We will make an application to list on the NYSE the common stock that we will issue pursuant to our offer and the subsequent Phelps Dodge/Cyprus Amax merger. As described above under "The Offer -- Conditions of Our Offer -- Phelps Dodge Stockholder Approval Condition," pursuant to the rules of the NYSE, the issuance of our common stock in the offer and the subsequent Phelps Dodge/Cyprus Amax merger must be approved by the holders of Phelps Dodge common stock as a single class, voting at a meeting at which the total number of votes cast represents over 50% in interest of all shares of our common stock outstanding on the applicable record date.

                                 THE COMPANIES

PHELPS DODGE CORPORATION

     Phelps Dodge Corporation is among the world's largest producers of copper, carbon black and magnet wire, and is the world's largest producer of continuous-cast copper rod. Phelps Dodge comprises two divisions: (i) Phelps Dodge Mining Company and (ii) Phelps Dodge Industries.

     - Phelps Dodge Mining Company is a business segment that includes our worldwide copper operations from mining through rod production, marketing and sales, other mining operations and investments, and worldwide mineral exploration and development programs.

     - Phelps Dodge Industries includes our specialty chemicals segment, our wire and cable segment, and, until they were sold in 1998, our wheel and rim operations.

     In 1998, Phelps Dodge Mining Company produced 874,000 tons of copper for our account from worldwide mining operations, and an additional 178,700 tons of copper for the accounts of our minority interest partners. Gold, silver, molybdenum, copper chemicals and sulfuric acid are by-products of our copper operations. Production of copper for our own account from our U.S. operations constituted approximately 33 percent of the copper mined in the United States in 1998. Much of our U.S. cathode copper production, together with additional copper purchased from others, is used to produce continuous-cast copper rod, the basic feed for the electrical wire and cable industry.

     Our international mining interests include Candelaria, a major copper mine in Chile, and other operations and investments in Chile and Peru. These operations produce a variety of metals and minerals including copper, gold, silver, and zinc. We also explore for metals and minerals throughout the world.

     In addition to our mining interests, we produce engineered products principally for the global energy, telecommunications, transportation and specialty chemicals sectors through Phelps Dodge Industries. Specialty chemicals are produced at Columbian Chemicals Company which is among the world's largest producers of carbon black. Carbon black is a reinforcing agent in natural and synthetic rubber that increases the service life of tires, hoses, belting and other products for the rubber industry. We also produce specialty carbon black for other industrial applications such as pigments for printing, coatings, plastics and other non-rubber applications.

     Our wire and cable segment comprises Phelps Dodge Magnet Wire Company and its subsidiaries and Phelps Dodge International Corporation and its affiliates. This segment produces wire and cable products and specialty conductors at U.S. and international operations. Phelps Dodge Magnet Wire Company produces magnet wire and other copper products for sale principally to original equipment manufacturers for use in electrical motors, generators, transformers and other products. Phelps Dodge International Corporation manufactures telecommunication and energy cables and specialty conductors.

     Our company employed 13,193 people on June 30, 1999.

     We have our principal executive offices at 2600 North Central Avenue, Phoenix, Arizona 85004-3014 (telephone number (602) 234-8100).

ASARCO INCORPORATED

     Asarco, a New Jersey corporation organized in 1899, is one of the world's leading producers of copper. Asarco also produces specialty chemicals and aggregates. Asarco's copper business includes integrated mining, smelting and refining operations in North America and in Peru through its 54.3% owned subsidiary, Southern Peru Copper Corporation. Enthone-OMI, Inc., a wholly owned subsidiary, operates a worldwide specialty chemicals business focused on functional and decorative coatings for the electronics and metal finishing industries. American Limestone Company, a wholly owned subsidiary, produces construction aggregates, ready-mixed concrete and agricultural limestone. Asarco also operates a custom lead smelting business, a silver mining business, a zinc mining business and a specialty metals business. Asarco owns Encycle, Inc., which operates a waste recycling facility and Hydrometrics, an environmental consulting and construction firm. As of June 30, 1999, Asarco and its subsidiaries employed approximately 10,100 employees.

     Asarco has its principal executive offices at 180 Maiden Lane, New York, New York 10038 (telephone number (212) 510-2000).

CYPRUS AMAX MINERALS COMPANY

     Cyprus Amax, a Delaware corporation organized in 1969, is a major mining company engaged, directly or through its subsidiaries and affiliates, in the exploration for and extraction, processing, and marketing of mineral resources. Cyprus Amax is a leading copper producer, the world's largest producer of molybdenum, and has a significant position in gold via its 30% interest in Kinross Gold Corporation. Cyprus Amax sold certain eastern and midwestern coal operations in June of 1998 and sold its lithium business in October of 1998. Cyprus Amax sold its remaining U.S. coal operations in June of 1999. Cyprus Amax still holds its Australian coal properties. As of June 30, 1999, Cyprus Amax and its subsidiaries employed approximately 4,600 employees.

     Cyprus Amax has its principal executive offices at 9100 East Mineral Circle, Englewood, Colorado 80112 (telephone number (212) 643-500).

                          MARKET PRICES AND DIVIDENDS

     The Phelps Dodge common shares are listed and principally traded on the NYSE under the symbol "PD". The Asarco common shares are listed and principally traded on the NYSE under the symbol "AR". The Cyprus Amax common shares are listed and principally traded on the NYSE under the symbol "CYM". The following table sets forth, for the periods indicated, (1) the high and low last reported prices per Phelps Dodge share, Asarco share and Cyprus Amax share, in each case as reported on the New York Stock Exchange Composite Transaction Tape; and (2) the cash dividends per Phelps Dodge share, Asarco share and Cyprus Amax share.

                                 PHELPS DODGE COMMON STOCK                  ASARCO COMMON STOCK
                             ----------------------------------     -----------------------------------
                             HIGH          LOW         DIVIDEND     HIGH          LOW          DIVIDEND
                             ----          ---         --------     ----          ---          --------
1997
First Quarter..............  $79           $68          $0.50       $32 1/2       $25 1/8       $0.20
Second Quarter.............   89 5/8        70 1/4       0.50        32 1/2        26 1/8        0.20
Third Quarter..............   87 15/16      75 1/16      0.50        34            30            0.20
Fourth Quarter.............   79 13/16      59 7/8       0.50        31 7/8        21 3/4        0.20
1998
First Quarter..............  $69 1/4       $58 1/16     $0.50       $26 3/4       $20 1/2       $0.20
Second Quarter.............   71 3/4        56 1/8       0.50        27 13/16      21 3/8        0.20
Third Quarter..............   62 9/16       43 7/8       0.50        24            15 7/16       0.20
Fourth Quarter.............   61 3/4        49 9/16      0.50        23            14 7/8        0.10
1999
First Quarter..............  $61 5/16      $41 7/8      $0.50       $18 3/8       $13 11/16     $0.05
Second Quarter.............   70 5/8        48 7/8       0.50        19 1/4        13 7/16       0.05
Third Quarter (through
  August 24)...............   66 3/4        56 13/16     0.50        22 5/8        17 1/2        0.05

                                  CYPRUS AMAX COMMON STOCK
                             -----------------------------------
                             HIGH          LOW          DIVIDEND
                             ----          ---          --------
1997
First Quarter..............  $24 7/8       $21 1/4       $0.20
Second Quarter.............   26 3/8        21 5/8        0.20
Third Quarter..............   26 13/16      22 3/8        0.20
Fourth Quarter.............   25            14 7/16       0.20
1998
First Quarter..............  $17 7/8       $14           $0.20
Second Quarter.............   17 7/8        13            0.20
Third Quarter..............   13 13/16       9 3/16       0.20
Fourth Quarter.............   14 3/8         9            0.20
1999
First Quarter..............  $13 1/8       $ 9 3/8       $0.20
Second Quarter.............   16 1/16       11 3/8        0.05
Third Quarter (through
  August 24)...............   17 13/16      12 7/8        0.05

     On August 19, 1999, the last full trading day before Phelps Dodge publicly announced its proposal to combine with Asarco and Cyprus Amax, the last reported closing prices per Phelps Dodge common share, Asarco common share and Cyprus Amax common share were $58 9/16, $18 7/16 and $14 1/2, respectively. On August 25, 1999, the most recent practicable date prior to the filing of this prospectus, the last reported closing prices per Phelps Dodge common share, Asarco common share and Cyprus Amax common share were $57 5/8, $21 7/16 and $17 3/16, respectively. We urge you to obtain current market quotations before making any decision with respect to our offer.

                            PHELPS DODGE CORPORATION
                       SELECTED HISTORICAL FINANCIAL DATA

     The following is a summary of selected consolidated financial data of Phelps Dodge for each of the years in the five-year period ended December 31, 1998 and the six-month periods ended June 30, 1999 and 1998. This information is derived from the selected audited financial data of Phelps Dodge contained in Phelps Dodge's Annual Report on Form 10-K for the year ended December 31, 1998 and from the unaudited financial statements of Phelps Dodge contained in Phelps Dodge's Quarterly Report on Form 10-Q for the period ended June 30, 1999, which are incorporated by reference herein, and from Phelps Dodge's Quarterly Report on Form 10-Q for the period ended June 30, 1998. See "Where You Can Find More Information" on page v. You should read this summary together with these financial statements and their accompanying notes.

                                   AT OR FOR THE
                                    SIX MONTHS
                                  ENDED JUNE 30,                    YEAR ENDED DECEMBER 31,
                                 -----------------     --------------------------------------------------
                                  1999       1998       1998       1997       1996       1995       1994
                                 ------     ------     ------     ------     ------     ------     ------
                                                  (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
  INCOME STATEMENT DATA
  Sales........................  $1,354     $1,593     $3,063     $3,914     $3,787     $4,185     $3,289
  Operating income (loss)......     (27)(a)    348(b)     423(c)     611(d)     713(e)   1,101(f)     400(g)
  Earnings (loss) before
    minority interests.........     (61)       208        199        414        478        760        279
  Minority interests...........      --         (4)        (8)        (5)       (16)       (13)        (8)
  Net earnings (loss)..........     (61)       204        191        409        462        747        271
  Net earnings (loss) per
    Common Share:
    -- Basic...................  $(1.04)    $ 3.49     $ 3.28     $ 6.68     $ 7.02     $10.72     $ 3.84
    -- Diluted.................  $(1.04)    $ 3.48     $ 3.26     $ 6.63     $ 6.98     $10.66     $ 3.82
  Cash dividend per Common
    Share......................  $ 1.00     $ 1.00     $ 2.00     $ 2.00     $ 1.95     $ 1.80     $ 1.69
  BALANCE SHEET DATA
  Cash and marketable
    securities.................  $  144     $  336     $  222     $  158     $  470     $  609     $  287
  Working capital..............     196        516        329        350        736        950        558
  Total assets.................   4,902      5,061      5,037      4,965      4,816      4,646      4,134
  Stockholder's Equity.........   2,373      2,621      2,587      2,510      2,756      2,678      2,188
  OTHER FINANCIAL DATA
  Book value per common
    share......................  $40.91     $44.68     $44.66     $42.81     $42.59     $39.04     $30.95
  Debt as a % of
    capitalization(h)..........   30.5%      26.6%      27.6%      27.7%      18.8%      20.2%      23.6%
  Cash provided from operating
    activities.................  $   46     $  109     $  378     $  765     $  838     $  959     $  543

---------------
(a) Includes non-recurring restructuring charges of $83.0.

(b) Includes before-tax gain of $186.1 from the disposition of a 90 percent interest in Accuride Corporation.

(c) Includes before-tax gain of $198.7 from the disposition of the 100 percent interest in Accuride Corporation and a non-recurring, before-tax provision of $7.8 for curtailments and indefinite closures primarily at Phelps Dodge Mining Company.

(d) Includes $45.9 charge primarily for additional provisions of $23.0 for estimated future costs associated with environmental matters and $19.1 for a voluntary early retirement program.

(e) Includes reclamation reserves of $10.0 for the court-ordered rescission of a 1986 sale of property in Maspeth, New York, by the Corporation to the United States Postal Service.

(f) Includes before-tax gain of $26.8 from the disposition of a Phelps Dodge Industries' operating facility.

(g) Includes $98.7 charge for environmental costs and a before-tax loss of $59.0 for the disposition of certain operating facilities and mining properties.

(h) Total capitalization includes Debt, Minority Interest and Stockholders' Equity.

                              ASARCO INCORPORATED
                       SELECTED HISTORICAL FINANCIAL DATA

     The following is a summary of selected consolidated financial data of Asarco for each of the years in the five-year period ended December 31, 1998 and the six-month periods ended June 30, 1999 and 1998. This information is derived from the Form S-4 Registration Statement filed by Asarco Cyprus Incorporated in connection with the proposed Asarco-Cyprus Amax merger. This information is only a summary and should be read together with the financial statements and accompanying notes contained in Asarco's Annual Report on Form 10-K for the year ended December 31, 1998, Asarco's Quarterly Report on Form 10-Q for the period ended June 30, 1999 and Asarco's Quarterly Report on Form 10-Q for the period ended June 30, 1998. See "Where You Can Find More Information" on page v.

                                       AT OR FOR THE
                                         SIX MONTHS
                                       ENDED JUNE 30,                 YEAR ENDED DECEMBER 31,
                                      ----------------    -----------------------------------------------
                                       1999      1998      1998      1997      1996     1995(F)     1994
                                      ------    ------    ------    ------    ------    -------    ------
                                                    (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Sales...............................  $  966    $1,186    $2,233    $2,721    $2,717    $3,198     $2,032
Operating income (loss).............     (49)      (33)     (118)(a)    275(b)    303(d)    487(g)     18(h)
Earnings (loss) before minority
  interests.........................     (52)      (31)     (104)      234       226       299         65
Minority interests..................      (4)      (15)      (27)      (91)      (88)     (130)        (1)
Net earnings (loss).................     (56)      (46)     (131)      143(c)    138(e)    169         64(i)
Earnings (loss) per Common Share:
  Net earnings (loss) --
  Basic.............................  $(1.42)   $(1.17)   $(3.29)   $ 3.42    $ 3.24    $ 4.00     $ 1.53
  Net earnings (loss) --
  Diluted...........................  $(1.42)   $(1.17)   $(3.29)   $ 3.42    $ 3.23    $ 3.98     $ 1.52
Cash Dividend per Common Share......  $ 0.10    $ 0.40    $ 0.70    $ 0.80    $ 0.80    $ 0.70     $ 0.40
BALANCE SHEET DATA
Cash and marketable securities......  $  156    $  285    $  216    $  416    $  193    $  281     $   18
Working capital.....................     335       502       502       726       511       565        282
Total assets........................   3,977     4,020     4,024     4,110     4,120     4,327      3,291
Inventories -- replacement cost in
  excess of LIFO inventory costs....      80        78        74        86       115       137        143
Stockholders' Equity................   1,459     1,623     1,525     1,694     1,737     1,707      1,517
OTHER FINANCIAL DATA
Book value per common share.........  $36.68    $40.92    $38.45    $42.71    $40.56    $40.11     $36.04
Debt as a % of capitalization(j)....   34.8%     30.0%     33.7%     28.3%     26.7%     34.1%      38.1%
Debt as a % of capitalization, net
  of excess cash(j).................   32.4%     24.3%     30.0%     20.2%     24.1%     32.1%      38.1%
Cash provided from (used for)
  operating activities..............  $   74    $   65    $   62    $  321    $  267    $  489     $  (10)

------------
(a) Includes charges of $20.0 to reflect the effect of the sale of Asarco's Missouri Lead Division and $10.0 related to Southern Peru Copper Corporation's $30.0 cost reduction program. Includes charges of $9.5 for the three year suspension of operations at Asarco's copper smelter in El Paso, Texas, $9.8 to write down the book value and provide for the closure costs of Asarco's Black Cloud lead-zinc mine in Leadville, Colorado, $10.9 for the transfer of Southern Peru Copper Corporation's ownership of the Ilo townsite to its worker occupants and the city of Ilo, Peru and $7.7 to increase reserves for certain employee benefit plans and for severance and other costs related to Asarco's cost reduction program. Includes a charge of $33.2 ($54 in charges offset by $20.8 in anticipated insurance and other recoveries) to increase reserves for closed plants and environmental matters.

(b) Environmental charges of $22.1 in 1997, include charges of $30.0 offset entirely by anticipated insurance recoveries.

(c) Includes a $47.6 after-tax gain ($73.3 pre-tax) from the sale of shares of Grupo Mexico, S.A. de C.V.

                                              (footnotes continued on next page)

(d) Includes a $15.0 charge ($67.7 in charges offset by $52.7 in insurance settlements and other recoveries) for closed plant and environmental matters.

(e) Includes a $39.0 after-tax gain ($60.1 pre-tax) from the sale of Asarco's remaining interest in MIM and a $7.2 after-tax gain ($11.1 pre-tax) from the sale of a 25% interest in Asarco's Silver Bell project.

(f) On April 5, 1995, ASARCO acquired an additional 10.7% interest in Southern Peru Copper Corporation for $116.4 increasing its ownership from 52.3% to 63%. The additional shares acquired enabled Asarco to elect a majority of the directors of Southern Peru Copper Corporation. As a result, Asarco has consolidated Southern Peru Copper Corporation in its financial statements based on its 52.3% ownership, effective January 1, 1995, and 63% ownership, effective April 5, 1995. Asarco previously accounted for its investment in Southern Peru Copper Corporation by the equity method. As of June 30, 1999, Asarco's ownership interest in Southern Peru Copper Corporation was 54.3%.

(g) Includes a $139.4 charge to add to Asarco's reserve for closed plant and environmental matters, to provide for asset impairments and plant closures and to write down certain in-process inventory to net realizable value.

(h) Includes a $65.5 pre-tax charge to add to Asarco's reserve for closed plant and environmental matters.

(i) Includes a $31.9 after-tax gain ($58.5 pre-tax) from the sale of Asarco's remaining interest in Asarco Australia Limited.

(j) Total capitalization includes Debt, Minority Interest and Stockholders' Equity.

                          CYPRUS AMAX MINERALS COMPANY
                       SELECTED HISTORICAL FINANCIAL DATA

     The following is a summary of selected consolidated financial data of Cyprus Amax for each of the years in the five-year period ended December 31, 1998 and the six-month periods ended June 30, 1999 and 1998. This information is derived from the Form S-4 Registration Statement filed by Asarco Cyprus Incorporated in connection with the proposed Asarco-Cyprus Amax merger. This information is only a summary and should be read together with the financial statements and accompanying notes contained in Cyprus Amax's Annual Report on Form 10-K for the year ended December 31, 1998, Cyprus Amax's Quarterly Report on Form 10-Q for the period ended June 30, 1999 and Cyprus Amax's Quarterly Report on Form 10-Q for the period ended June 30, 1998. See "Where You Can Find More Information" on page v.

                                        AT OR FOR THE
                                          SIX MONTHS
                                        ENDED JUNE 30,                YEAR ENDED DECEMBER 31,
                                       ----------------    ----------------------------------------------
                                        1999      1998      1998      1997      1996      1995      1994
                                       ------    ------    ------    ------    ------    ------    ------
                                                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA(a)
Revenue..............................  $  561    $  870    $1,661    $1,978    $1,584    $1,908    $1,540
Operating income (loss)..............     (13)       18        52       249        63       485       202
Income (loss) from Continuing
  Operations(b)......................     (77)      (53)     (134)       89        15       367       104
Net Income (loss)(c).................     (74)      (32)      (75)       69        77       124       175
Earnings (loss) per Common Share:
  Income (loss) from Continuing
    Operations(b)....................  $(0.95)   $(0.67)   $(1.65)   $ 0.76    $(0.04)   $ 3.75    $ 0.92
  Net earnings (loss)(c).............  $(0.92)   $(0.44)   $(1.02)   $  .54    $ 0.62    $ 1.13    $ 1.69
Cash Dividend per Common Share.......  $ 0.25    $ 0.40    $ 0.80    $ 0.80    $ 0.80    $ 0.80    $ 0.90
BALANCE SHEET DATA
Cash and Cash Equivalents............  $1,275    $  180    $  353    $  250    $  193    $  191    $  139
Working capital......................     970       232       250       297       304       292       423
Total assets.........................   4,746     5,441     5,341     6,459     6,786     6,196     5,407
Long-Term Debt and Capital Lease
  Obligations........................   1,525     1,791     1,718     2,202     2,554     1,877     1,391
Stockholders' Equity.................   2,059     2,264     2,157     2,330     2,360     2,365     2,329
OTHER FINANCIAL DATA
Book Value Per Common Share..........  $20.17    $22.21    $21.32    $22.99    $23.43    $23.62    $23.39
Long-Term Debt/Total
  Capitalization(d)..................   42.3%     43.8%     43.9%     46.9%     50.4%     42.6%     37.4%
Net Long-Term Debt/Total
  Capitalization(d)(e)...............   10.7%     41.2%     38.4%     44.0%     48.4%     40.0%     34.9%
Cash Provided by Operating
  Activities.........................  $   47    $  129    $  237    $  481    $  440    $  675    $  110

---------------
(a) The Cyprus Amax historical consolidated income statement data has been restated to reflect the Domestic Coal Division as a Discontinued Operation due to its sale effective June 30, 1999.

(b) Income (loss) from Continuing Operations reflects net after-tax copper charges of $94 for environmental remediation liabilities and write-downs, net after-tax gains of $123 from the sale of the lithium business, an Oakbridge coal mine in Australia, and real estate, a net after-tax charge of $22 for legal settlements, a net after-tax charge of $37 for Cyprus Amax's share of the Kinross asset impairment and the sale by Kinross of the pre-merger Amax Gold hedging portfolio, and an after-tax charge of $4 for various special items in 1998; an after-tax charge of $13 for the write-down of Oakbridge's Clarence mine in Australia, favorable tax adjustments of $38, an after-tax gain of $19 on the sale of Kubaka to Amax Gold, and an after-tax charge of $5 for the costs of redeeming the 9 7/8% Notes in 1997; an after-tax charge of $74 for environmental remediation liabilities, costs to temporarily close a copper mine, the write-down of the net assets of the Guanaco gold mine, and an unrelated favorable tax adjustment for Amax Gold in 1996; an after-tax charge of $4 to write-down assets of an Oakbridge mine in Australia in 1995; and an after-tax gain of $21 for various special items in 1994.

(c) Discontinued Operations for the six months ended June 30, 1999 included earnings from the domestic coal business of $16 after-tax and a $13 after-tax loss on the sale of the coal assets. In addition, for the six months ended June 30, 1998 and for the years 1994 through 1998, the results have been restated to reflect the Domestic Coal Division as a discontinued operation. Discontinued

                                              (footnotes continued on next page)

    Operations included for the six months ended 1998 after-tax earnings of $21; after-tax earnings of $59 that reflects a loss on the sale of certain eastern and midwestern coal properties of $12 and favorable legal settlements of $5 for 1998; after-tax loss of $20 that reflects charges of $66 for write-downs for 1997; after-tax earnings of $62 for 1996; after-tax loss of $243 that reflects a charge of $334 for the write-down of certain coal assets and provisions for associated liabilities for 1995; and after-tax earnings of $62 that reflects a write-down of $8 for the Orchard Valley mine for 1994. Also in 1994 Discontinued Operations included income from the Oil and Gas business for the first quarter of 1994 of $7 after-tax and a $2 after-tax gain on the sale of Cyprus Amax-owned oil and gas assets.

(d) Total Capitalization includes Debt, Minority Interest and Stockholders' Equity.

(e) Net Long-Term Debt includes Long-term debt less Cash and Cash Equivalents.

                                  PHELPS DODGE

                       COMPARATIVE PER SHARE INFORMATION

     The following table presents historical per common share information for Phelps Dodge and Cyprus Amax, and the pro forma and equivalent pro forma per common share data giving effect to the combination of Phelps Dodge and Cyprus Amax and Phelps Dodge, Cyprus Amax and Asarco, for the six months ended June 30, 1999 and the year ended December 31, 1998. The pro forma combined per share information does not purport to represent what the combined financial position or results of operations would actually have been if the combinations had occurred at January 1, 1998, nor are they necessarily indicative of Phelps Dodge's future consolidated results of operations or financial position. The information tabled below should be read in conjunction with the historical financial statements of the combining corporations and the "Selected Historical Financial Data" of Phelps Dodge, Asarco and Cyprus Amax on pages 51 through 55, and the "Unaudited Pro Forma Combined Financial Information" on page 58.

                                                            SIX MONTHS
                                                               ENDED           YEAR ENDED
                                                           JUNE 30, 1999    DECEMBER 31, 1998
                                                           -------------    -----------------
Per common share
  Historical:
     Phelps Dodge
       Book value(1).....................................     $40.91             $44.68
       Net income(loss)
          Basic..........................................      (0.98)              3.28
          Diluted........................................      (0.98)              3.26
       Cash dividends....................................       1.00               2.00
     Cyprus Amax
       Book value(1).....................................      20.17              21.32
       Net income(loss)
          Basic..........................................      (0.95)             (1.65)
          Diluted........................................      (0.95)             (1.65)
       Cash dividends....................................       0.25               0.80
  Pro forma:
     Combined Phelps Dodge and Cyprus Amax
       Book value(1).....................................      46.74              50.45
       Income(loss) from continuing operations--Basic and
          Diluted........................................      (1.62)              0.24
       Cash dividends(2).................................       1.00               2.00
     Cyprus Amax Equivalent(3)
       Book value(1).....................................      14.65              15.82
       Income(loss) from continuing operations--Basic and
          Diluted........................................      (0.51)              0.08
       Cash dividends....................................       0.31               0.63
     Combined Phelps Dodge, Asarco and Cyprus Amax
       Book value(1).....................................      49.95              53.72
       Income(loss) from continuing operations--Basic and
          Diluted........................................      (1.67)             (0.57)
       Cash dividends(2).................................       1.00               2.00

                                                        (footnotes on next page)

                                                            SIX MONTHS
                                                               ENDED           YEAR ENDED
                                                           JUNE 30, 1999    DECEMBER 31, 1998
                                                           -------------    -----------------
     Asarco Equivalent(3)
       Book value(1).....................................      20.47              22.01
       Income(loss) from continuing operations--Basic and
          Diluted........................................      (0.68)             (0.23)
       Cash dividends....................................       0.41               0.62
     Cyprus Amax Equivalent(3)
       Book value(1).....................................      15.66              16.84
       Income(loss) from continuing operations--Basic and
          Diluted........................................      (0.52)             (0.18)
       Cash dividends....................................       0.31               0.63

---------------
(1) Book value per share is determined as at June 30, 1999 and December 31, 1998.

(2) Pro forma combined cash dividends per share of Phelps Dodge common stock reflect Phelps Dodge's historical dividend rate per share declared in the periods presented.

(3) Pro forma combined equivalent per share of Asarco and Cyprus Amax common stocks reflects the pro forma combined per share of Phelps Dodge's common stock amount multiplied by the exchange ratio of 0.4098 and 0.3135 of Phelps Dodge stock for each share of Asarco and Cyprus Amax respectively.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The Unaudited Pro Forma Combined Financial Information of Phelps Dodge Corporation (Phelps Dodge) presented following is derived from the historical consolidated financial statements of Phelps Dodge, ASARCO Incorporated (Asarco) and Cyprus Amax Minerals Company (Cyprus Amax). The Unaudited Pro Forma Combined Financial Information is presented under two separate scenarios (collectively the "Transactions"): (i) the acquisition by Phelps Dodge of Cyprus Amax; and
(ii) the acquisition by Phelps Dodge of Asarco and Cyprus Amax. The acquisitions of Asarco and Cyprus Amax are not dependent upon each other. Under each of the scenarios, the Unaudited Pro Forma Combined Financial Information is prepared using the purchase method of accounting, with Phelps Dodge treated as the acquirer and as if the transactions had been completed as of January 1, 1998, for statement of operations purposes and on June 30, 1999, for balance sheet purposes.

     For a summary of the proposed business combinations, see "The Offer" beginning on page 32 of this prospectus.

     The Unaudited Pro Forma Combined Financial Information is based upon the historical financial statements of Phelps Dodge, Asarco and Cyprus Amax adjusted to give effect to the proposed business combinations. The pro forma assumptions and adjustments for each transaction scenario are described in the accompanying notes presented on the following pages. The assumptions and related pro forma adjustments have been developed from information available to Phelps Dodge from the December 31, 1998, Form 10-K filings and June 30, 1999, Form 10-Q filings of Asarco and Cyprus Amax and the Form 8-K filing dated June 30, 1999, of Cyprus Amax. Such pro forma adjustments have been included only to the extent known and reasonably available to Phelps Dodge.

     Phelps Dodge also has reviewed the Form S-4 Registration Statement of Asarco Cyprus Incorporated filed on August 20, 1999, in connection with the proposed merger of Asarco and Cyprus Amax. Their filing included unaudited pro forma combined financial information for Asarco and Cyprus Amax as if the merger had occurred at specific assumed dates. Certain pro forma adjustments that Phelps Dodge noted in reviewing this unaudited pro forma combined financial information have not been incorporated in the accompanying Unaudited Pro Forma Combined Financial Information because information necessary to make or assess such adjustments is not available to Phelps Dodge.

     As a consequence of the nature of the Transactions, there may be, and likely will be, actions and other events or changes initiated by Asarco and/or Cyprus Amax that would significantly change purchase prices and purchase price allocations. Also, Phelps Dodge has not had access to additional proprietary and confidential corporate financial and other information of Asarco and Cyprus Amax and has not had an opportunity to undertake any due diligence procedures. Such information and procedures may provide Phelps Dodge with additional information that could materially affect the purchase price paid for the acquisition of Asarco or Cyprus Amax, the purchase price allocation and, accordingly, the assumptions and pro forma adjustments. Identified factors which may have a significant impact on the basis and results of the combinations are described in
Note 2 of the accompanying notes to the Unaudited Pro Forma Combined Balance Sheet and Combined Statements of Operations for each scenario.

     Furthermore, the ultimate determination of the purchase price paid for the acquisition of Cyprus Amax and Asarco may change significantly from the current estimate. For the purpose of this Unaudited Pro Forma Combined Financial Information, the purchase price has been estimated based upon the market price of $58.6875 for each Phelps Dodge common share, that being the last quoted price at the moment Asarco and Cyprus Amax trading was halted on August 20, 1999. The final purchase price will be based largely upon the average market price of Phelps Dodge common stock at the earlier of the dates the combinations are announced or consummated between Phelps Dodge, Asarco and Cyprus Amax. As a result of these uncertainties, the final determination and allocation of purchase price may differ from the amounts assumed in this Unaudited Pro Forma Combined Financial Information and those differences may be material.

     The Unaudited Pro Forma Combined Financial Information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial positions of Phelps Dodge would have been had the acquisitions of Asarco and/or Cyprus Amax occurred on the respective dates assumed, nor is it necessarily indicative of future consolidated operating results or financial position.

     The Unaudited Pro Forma Combined Financial Information does not include the realization of cost savings from operating efficiencies, synergies or other restructurings resulting from the Transactions and does not contemplate the liabilities that may be incurred in any related restructurings. Phelps Dodge estimated consolidated annual cash cost savings of at least $200 million as a result of synergies, reduced overhead costs and other actions resulting from the combination of all three companies. Phelps Dodge believes that the Transactions and the resulting activities would yield substantial cash cost savings of at least $75 million beyond those that can be realized by Asarco Cyprus Incorporated which were estimated to be $125 million in the Form S-4 Registration Statement of Asarco Cyprus Incorporated filed on August 20, 1999. There is no assurance that these cost savings can or will be realized.

     This Unaudited Pro Forma Combined Financial Information should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Phelps Dodge, Asarco and Cyprus Amax that are incorporated by reference in this Registration Statement. You should not rely on the Unaudited Pro Forma Combined Financial Information as an indication of the consolidated results of operations or financial position that would have been achieved if the business combinations had taken place earlier or of the consolidated results of operations or financial position of Phelps Dodge after the completion of such transactions.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                 PHELPS DODGE, ASARCO AND CYPRUS AMAX COMBINED
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                               HISTORICAL
                                   -----------------------------------    PRO FORMA      PRO FORMA
                                   PHELPS DODGE   ASARCO   CYPRUS AMAX   ADJUSTMENTS     COMBINED
                                   ------------   ------   -----------   -----------     ---------
Sales and other operating
  revenues.......................     $1,354        966        561             --          2,881
                                      ------      -----        ---         ------          -----
Operating costs and expenses
  Cost of products sold..........      1,073        855        428             --          2,356
  Depreciation, depletion and
     amortization................        144         73        104            (41)(H)        280
  Selling and general
     administrative expense......         60         72         34             --            166
  Exploration and research
     expense.....................         21         11          8             --             40
  Non-recurring charges and
     provision for asset
     dispositions*...............         83          4         --             --             87
                                      ------      -----        ---         ------          -----
                                       1,381      1,015        574            (41)         2,929
                                      ------      -----        ---         ------          -----
Operating income (loss)..........        (27)       (49)       (13)            41            (48)
  Interest expense...............        (48)       (38)       (69)            (9)(D)
                                                                               (4)(A)
                                                                               (3)(J)       (171)
  Capitalized interest...........         --         --          2              4(A)           6
  Miscellaneous income and
     expense, net................         (7)        10        (11)            (1)(I)
                                                                                6(A)          (3)
                                      ------      -----        ---         ------          -----
Income (loss) before taxes,
  minority interests and equity
  in net earnings of affiliated
  companies......................        (82)       (77)       (91)            34           (216)
  Provision for taxes on
     income......................         19         25         14             (1)(A)
                                                                              (10)(E)         47
  Minority interests in
     consolidated subsidiaries...          1         (4)        --              1(I)          (2)
  Equity in net earnings (losses)
     of affiliated companies.....          5         --         --             (5)(A)         --
                                      ------      -----        ---         ------          -----
Income (loss) from continuing
  operations.....................        (57)       (56)       (77)            19           (171)
  Preferred stock dividends......         --         --         (9)             9(D)          --
                                      ------      -----        ---         ------          -----
Income (loss) from continuing
  operations applicable to common
  shares.........................     $  (57)       (56)       (86)            28           (171)
                                      ======      =====        ===         ======          =====
Net earnings (loss) per
  share -- basic
  Basic..........................     $(0.98)                                              (1.67)
  Diluted........................     $(0.98)                                              (1.67)
Weighted average shares
  outstanding
  Basic..........................       57.8                                               102.5
  Diluted........................       57.8                                               102.5

------------
* See historical financial statements incorporated by reference in this Registration Statement for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                 PHELPS DODGE, ASARCO AND CYPRUS AMAX COMBINED
                          YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                 HISTORICAL
                                     -----------------------------------    PRO FORMA     PRO FORMA
                                     PHELPS DODGE   ASARCO   CYPRUS AMAX   ADJUSTMENTS    COMBINED
                                     ------------   ------   -----------   -----------    ---------
Sales and other operating
  revenues.........................     $3,064      2,233       1,660           (218)(A)    6,739
                                        ------      -----       -----        -------       ------
Operating costs and expenses
  Cost of products sold............      2,361      1,963       1,087           (200)(A)    5,211
  Depreciation, depletion and
    amortization...................        293        145         254             (7)(A)
                                                                                 (80)(H)      605
  Selling and general
    administrative expense.........        123        144         105             --          372
  Exploration and research
    expense........................         55         27          45             --          127
  Non-recurring charges and
    provision for asset
    dispositions*..................       (191)        72         118             --           (1)
                                        ------      -----       -----        -------       ------
                                         2,641      2,351       1,609           (287)       6,314
                                        ------      -----       -----        -------       ------
Operating income (loss)............        423       (118)         51             69          425
  Interest expense.................        (97)       (68)       (157)           (19)(D)
                                                                                 (13)(A)
                                                                                  (5)(J)     (359)
  Capitalized interest.............          2         --           2             13(A)        17
  Miscellaneous income and expense,
    net............................          9         29          17             (6)(I)
                                                                                  (4)(A)       45
                                        ------      -----       -----        -------       ------
Income (loss) before taxes,
  minority interests and equity in
  net earnings of affiliated
  companies........................        337       (157)        (87)            35          128
  Provision for taxes on income....       (134)        53         (11)           (16)(E)     (108)
  Minority interests in
    consolidated subsidiaries......         (8)       (27)          1              8(I)       (26)
  Equity in net earnings (losses)
    of affiliated companies........         (4)        --         (53)             4(A)       (53)
                                        ------      -----       -----        -------       ------
Income (loss) from continuing
  operations.......................        191       (131)       (150)            31          (59)
  Preferred stock dividends........         --         --         (19)            19(D)        --
                                        ------      -----       -----        -------       ------
Income (loss) from continuing
  operations applicable to common
  shares...........................     $  191       (131)       (169)            50       $  (59)
                                        ======      =====       =====        =======       ======
Net earnings (loss) per
  share -- basic
  Basic............................     $ 3.28                                              (0.57)
  Diluted..........................     $ 3.26                                              (0.57)
Weighted average shares outstanding
  Basic............................       58.2                                              102.9
  Diluted..........................       58.5                                              103.2

------------
* See historical financial statements incorporated by reference in this Registration Statement for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                        PRO FORMA COMBINED BALANCE SHEET
                 PHELPS DODGE, ASARCO AND CYPRUS AMAX COMBINED
                                 JUNE 30, 1999
                                  (UNAUDITED)
                             (AMOUNTS IN MILLIONS)

                                                HISTORICAL
                                    -----------------------------------    PRO FORMA     PRO FORMA
                                    PHELPS DODGE   ASARCO   CYPRUS AMAX   ADJUSTMENTS    COMBINED
                                    ------------   ------   -----------   -----------    ---------
ASSETS
  Cash and cash equivalents.......     $  144        125       1,275           (30)(B)
                                                                                (5)(D)     1,509
  Accounts receivable, net........        396        404          37            --           837
  Inventories.....................        263        305         239          (127)(A)
                                                                                84(C)        764
  Supplies........................        104         --          55           127(A)        286
  Prepaid expenses and other
    assets........................         15        135          74             5(C)
                                                                               (33)(A)       196
  Deferred income taxes...........         45         --          32            33(A)        110
                                       ------      -----       -----        ------        ------
    Current assets................        967        969       1,712            54         3,702
  Investments and long-term
    accounts receivable...........         95        190         328            29(C)
                                                                               (13)(I)
                                                                                 9(A)        638
  Property, plant and equipment,
    net...........................      3,501      2,592       2,546        (1,037)(C)     7,602
  Other assets and deferred
    charges.......................        339        226         160            (9)(A)
                                                                                 5(D)        721
                                       ------      -----       -----        ------        ------
         Total Assets.............     $4,902      3,977       4,746          (962)       12,663
                                       ======      =====       =====        ======        ======
LIABILITIES
  Short-term debt.................     $  214         16         249            --           479
  Current portion of long-term
    debt..........................         62         31          79            --           172
  Accounts payable and accrued
    expenses......................        456        496         324            --         1,276
  Dividends payable...............         29         --           9            --            38
  Accrued income taxes............         11         90          81            --           182
                                       ------      -----       -----        ------        ------
    Current liabilities...........        772        633         742            --         2,147
  Long-term debt..................        801      1,017       1,499           244(D)
                                                                               (95)(C)     3,466
  Deferred income taxes...........        493         28          14          (253)(E)       282
  Other liabilities and deferred
    credits.......................        376        306         412            52(C)      1,146
                                       ------      -----       -----        ------        ------
                                        2,442      1,984       2,667           (52)        7,041
                                       ------      -----       -----        ------        ------
Minority interests in consolidated
  subsidiaries....................         86        534          20          (147)(I)       493
                                       ------      -----       -----        ------        ------
Common shareholders' equity
  Common shares...................        362        525           1          (526)(G)
                                                                               279(F)        641
  Treasury shares.................         --         --         (86)           86(A)         --
  Preferred shares................         --         --           5            (5)(D)        --
  Capital in excess of par
    value.........................          5         --       2,912           (86)(A)
                                                                            (2,826)(G)
                                                                             2,342(F)      2,347
  Retained earnings...............      2,198        949        (768)          134(I)
                                                                              (181)(G)     2,332
  Accumulated other comprehensive
    income (loss).................       (183)       (15)         (5)           20(G)       (183)
  Other...........................         (8)        --          --            --            (8)
                                       ------      -----       -----        ------        ------
         Total Shareholders'
           Equity.................      2,374      1,459       2,059          (763)        5,129
                                       ------      -----       -----        ------        ------
         Total Liabilities and
           Shareholders' Equity...     $4,902      3,977       4,746          (962)       12,663
                                       ======      =====       =====        ======        ======

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

1.  BASIS OF PRESENTATION

     The Unaudited Pro Forma Combined Financial Information has been derived from historical consolidated financial statements of Phelps Dodge, Asarco and Cyprus Amax incorporated by reference into this Registration Statement. See Phelps Dodge "Unaudited Pro Forma Combined Financial Information" on page 58 of this prospectus.

     The assumptions and related pro forma adjustments described below have been developed from public historical information available to Phelps Dodge. Pro forma adjustments have been included only to the extent known and reasonably available to Phelps Dodge. Additional information may exist that could materially affect the assumptions and related pro forma adjustments. Such information is not available to Phelps Dodge because it is within the particular and singular knowledge of Asarco and Cyprus Amax.

2.  THE OFFER

     Phelps Dodge is proposing a three-way business combination of Phelps Dodge, Asarco and Cyprus Amax through separate offerings to exchange all the issued and outstanding Asarco and Cyprus Amax common shares for Phelps Dodge common shares, see "The Offer" on page 32 of this prospectus.

     Phelps Dodge proposes to exchange all the issued and outstanding Asarco and Cyprus Amax common shares for Phelps Dodge common shares at an exchange ratio of
0.4098 Phelps Dodge common share for each Asarco common share and an exchange ratio of 0.3135 Phelps Dodge common share for each Cyprus Amax common share.

     The transactions would be accounted for under the purchase method. The purchase price for the business combinations is estimated as follows (dollars in millions and shares in thousands except per share data):

                                                           ASARCO    CYPRUS AMAX    COMBINED
                                                           ------    -----------    --------
Common shares outstanding (as reported in June 30, 1999,
  Form 10-Qs)............................................  39,783      90,454
Exchange offer ratio of Phelps Dodge common shares for
  each common share......................................  0.4098      0.3135
Phelps Dodge common shares to be issued..................  16,303      28,357         44,660
Market price of each Phelps Dodge common share on August
  20, 1999, prior to trading halt........................                           $58.6875
                                                                                    ========
Fair value of Phelps Dodge common shares issued,
  comprising par value of $279 ($6.25 per share) and
  capital in excess of par of $2,342.....................                           $  2,621
Redemption of Cyprus Amax Series A Preferred Stock (Note
  3D)....................................................                                244
Estimated transaction costs..............................                                 30
                                                                                    --------
Purchase price...........................................                           $  2,895
                                                                                    ========

     The final purchase price could change materially from the purchase price estimated above as a result of changes in the market price of common shares of Phelps Dodge and/or the relative market price of Asarco and Cyprus Amax common shares. There are arrangements in place at Asarco and Cyprus Amax that could impact the purchase price including employment agreements, change of control agreements, severance agreements, restricted stock awards, stock appreciation rights, and certain pension and other employee benefit plans. In addition, actions may be taken by the management of Asarco and Cyprus Amax, in a defensive posture or for other reasons, that could impact the purchase price including amending existing agreements or

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

issuing stock options and other similar bonus awards. The potential impact of these factors cannot be estimated but could be material.

     The estimated purchase price does not give effect to outstanding stock options which could impact the number of Phelps Dodge shares issued and/or the purchase price either by their exercise or their conversion to outstanding stock options of Phelps Dodge. Such effects prior to completion of the business combination cannot be reasonably estimated from available public information. As reported in their December 31, 1998, Form 10-Ks, Asarco and Cyprus Amax had 1,721,249 and 6,346,801 stock options outstanding, respectively. Cyprus Amax had 2,024,009 outstanding stock options with weighted average exercise prices less than the per share equivalent value of Cyprus Amax common stock as determined by the terms of the exchange offer. Asarco's stock options had an average exercise price of $26.12, more than the per share equivalent value of Asarco's common stock as determined by the exchange offer. If Cyprus Amax's 2,024,009 stock options and all of Asarco's outstanding stock options were exercised prior to consummation of the business combinations, the estimated purchase price would be increased by approximately $78 million which would be substantially offset by cash and cash equivalents received as proceeds from such exercises. Although it is Phelps Dodge's desire that all outstanding Asarco and Cyprus Amax stock options be converted to Phelps Dodge stock options at the respective offering exchange ratio, it is not assured whether such conversions can be achieved in whole or in part nor, consequently, the potential effect on the purchase price.

     The estimated purchase price does not include any effect of Cyprus Amax's outstanding preferred share purchase rights or Asarco's Shareholder Rights Plan. As described in its December 31, 1998, Form 10-K, Cyprus Amax issued in February 1999 one preferred purchase right for each share of common stock which confers certain rights to the holder including certain rights in the event of an acquisition of 15% or more of Cyprus Amax's common stock. As described in Asarco's December 31, 1998, Form 10-K, Asarco adopted a new Shareholder Rights Plan in January 1998 that provides certain common stock purchase rights if a person or group becomes the beneficial owner of 15% or more of Asarco's common stock, with certain exceptions.

     The final determination of the purchase price may differ from the amount assumed in the Unaudited Pro Forma Combined Financial Information and that difference may be material.

3.  PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

     The following assumptions and related pro forma adjustments give effect to the proposed business combinations of Phelps Dodge, Asarco and Cyprus Amax as if such combinations occurred on January 1, 1998, in the Unaudited Pro Forma Combined Statements of Operations for the six-month interim period ended June 30, 1999, and for the year ended December 31, 1998, respectively, and on June 30, 1999, for the Unaudited Pro Forma Combined Balance Sheet.

     The Unaudited Pro Forma Combined Financial Information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Phelps Dodge would have been had the business combinations with Asarco and Cyprus Amax occurred on the respective dates assumed, nor is it necessarily indicative of future consolidated operating results or financial position.

     Future cash cost savings, which Phelps Dodge estimated will be at least $200 million annually, are not recognized in this Unaudited Pro Forma Combined Financial Information. Non-recurring items related to 1998 and the six-month interim period ended June 30, 1999, are included (see "Selected Historical Financial Data" at pages 51 through 55 for a summary of non-recurring items and special charges) and

          (A) Reclassifications have been made to the Asarco and Cyprus Amax historical consolidated financial information to conform to Phelps Dodge's presentation. The historical financial information of Cyprus Amax excludes the results of operations and assets of its discontinued Coal segment as reported

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     for 1998 operations in Cyprus Amax's Form 8-K dated June 30, 1999, and as reported as of and for the six months ended June 30, 1999, in its Form 10-Q filing for such period. Cyprus Amax's historical financial information for the year ended December 31, 1998, also has been adjusted to exclude the identifiable results of recurring operations of its Lithium segment which was sold in October 1998.

                                    BALANCE SHEET     SIX MONTHS      YEAR ENDED
                                     AT JUNE 30,    ENDED JUNE 30,   DECEMBER 31,
         (IN $ MILLIONS):               1999             1999            1998
----------------------------------  -------------   --------------   ------------
Asarco reclassification
  adjustments:
  Inventories.....................      (127)
  Supplies........................       127
  Deferred income taxes (current
     asset).......................        33
  Prepaid expenses and other
     assets.......................       (33)
  Miscellaneous income and
     expense, net.................                        (2)              (4)
  Equity in net earnings of
     affiliated companies.........                         2                4
  Interest expense................                         4               13
  Capitalized interest............                        (4)             (13)
Cyprus Amax reclassification
  adjustments:
  Investments and notes
     receivable...................         9
  Other assets and deferred
     charges......................        (9)
  Treasury shares.................        86
  Capital in excess of par
     value........................       (86)
  Miscellaneous income and
     expense, net.................                         8
  Provision for taxes on income...                        (1)
  Equity in net earnings (losses)
     of affiliated companies......                        (7)
Elimination of recurring results
  from the disposed Cyprus Amax
  Lithium segment:
  Sales and other operating
     revenues.....................                                       (218)
  Cost of products sold
     (derived)....................                                       (200)
  Depreciation, depletion and
     amortization expense.........                                         (7)

          (B) Phelps Dodge estimates it will incur approximately $30 million of transaction costs, consisting primarily of investment bankers, attorneys and accountant fees, and financial printing and other charges. These estimates are preliminary and therefore are subject to change.

          (C) If the business combinations are consummated, they will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. Accordingly, the assets and liabilities of Asarco and Cyprus Amax would be recorded at their estimated fair values.

          Phelps Dodge has not had access to information that is within the peculiar knowledge of Asarco and Cyprus Amax and has not performed its due diligence necessary to determine the fair value of their assets

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     or liabilities or to identify unknown liabilities or obligations. Pro forma adjustments to allocate the purchase price have been recorded in the Unaudited Pro Forma Combined Financial Information on the basis of fair values reported for certain assets and liabilities in public information of Asarco and Cyprus Amax. Because fair value information for the remaining assets and liabilities and any possible identifiable intangible assets are not reasonably available to Phelps Dodge, the excess of the historical net book values of Asarco's and Cyprus Amax's assets acquired over the estimated purchase price has been allocated as a reduction of their combined net property, plant and equipment.

          Additionally, Phelps Dodge believes that cost savings will be realized upon the consolidation and integration of the three companies. Phelps Dodge has not developed formal plans for combining the three operations. Accordingly, additional liabilities may be incurred in connection with the business combinations and any ultimate restructuring. These additional liabilities and costs have not been contemplated in the Unaudited Pro Forma Combined Financial Information because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not available to Phelps Dodge. Accordingly, the allocation of the purchase price cannot be estimated with a reasonable degree of accuracy and may differ materially from the amounts assumed in the Unaudited Pro Forma Combined Financial Information.

     The pro forma purchase price allocation adjustments are estimated as follows (in millions):

Reduction of debt to fair value (as reported in Cyprus
  Amax's June 30, 1999, Form 10-Q and the Form S-4
  Registration Statement of Asarco Cyprus Incorporated filed
  August 20, 1999)..........................................  $   95
Restricted investment in Grupo Mexico (as reported in
  Asarco's December 31, 1998, Form 10-K)....................  $   29
Increase in LIFO based inventory to replacement cost (as
  reported in Asarco's June 30, 1999, Form 10-Q and in
  Cyprus Amax's December 31, 1998, Form 10-K)...............  $   84
Excess projected benefit obligation over the fair value of
  pension plan assets (as reported in Cyprus Amax's December
  31, 1998, Form 10-K, comprising a $5 million reduction of
  prepaid expenses and other assets and a $52 million
  increase in other liabilities and deferred credits).......  $   57
Excess fair value of pension plan assets over the projected
  benefit obligation (as reported in Asarco's December 31,
  1998, Form 10-K)..........................................  $   10
Reduction in deferred tax liabilities (Note E)..............  $  253
Reduction in net property plant and equipment (derived).....  $1,037

          (D) The pro forma adjustments reflect the redemption of all 4,664,000 outstanding shares of Cyprus Amax's Series A Preferred Stock which are redeemable at Cyprus Amax's option at $52.40 per share and the issuance by Phelps Dodge of $244 million of ten-year debt to finance the redemption. Interest is estimated to be fixed at 7.75% resulting in annual interest expense of $19 million. The interest rate estimate was based upon ten-year treasury bill rates at August 17, 1999, plus Phelps Dodge's indicative rate basis points. A change in the interest rate on the debt by 1/8 percent would impact annual interest expense by approximately $300,000. Debt issue costs are estimated to be approximately $5 million with annual amortization of approximately $500,000.

          (E) The estimated income tax effect of the pro forma adjustments have been recorded based upon the estimated effective tax rates of approximately 32% for Asarco and 15% for Cyprus Amax which rates have been derived from public quarterly and annual filings of Asarco and Cyprus Amax. The business combinations are expected to be tax-free transactions with Asarco's and Cyprus Amax's historical tax bases surviving for income tax reporting purposes.

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

          Provisions for pro forma income tax expense have been recorded for pro forma adjustments to the Pro Forma Combined Statements of Operations resulting from pro forma purchase price allocation adjustments and other items.

          Cyprus Amax has reported $176 million of U.S. net operating loss carryforwards through 1998, expiring from 1999 to 2012, which along with other deferred tax assets are subject to an existing valuation allowance. Asarco has reported $573.7 million of net loss carryforwards, which expire if unused from 2008 through 2018. The net operating loss carryforwards may be subject to annual limitations after the acquisitions because of the change in ownership rules. The annual limits will be calculated as the long-term tax exempt rate (currently 5.18%) times the separate fair market values of Cyprus Amax and Asarco, with Asarco's value potentially determined without SPCC. Once all facts are known, the annual limits may necessitate an increase in the consolidated valuation allowance for deferred tax assets.

          Pro forma income tax expense and deferred tax allocations recorded upon consummation of the business combinations could vary significantly from the pro forma estimates because information regarding Asarco's and Cyprus Amax's income tax reporting is not available to Phelps Dodge.

           (F) This pro forma adjustment reflects the issue of 44,660,000 shares of Phelps Dodge common stock in connection with the exchange offers for all the outstanding common shares of Asarco and Cyprus Amax. The common stock of Phelps Dodge represents common shares of $279 million at $6.25 per share par value and capital in excess of par of $2,342 million. No common shares have been included for the potential share issues in connection with the outstanding stock options of Asarco and Cyprus Amax.

           (G) These pro forma adjustments eliminate the historical shareholders' equity accounts of Asarco and Cyprus Amax.

           (H) This pro forma adjustment records the estimated reduction in depreciation, depletion and amortization expense related to the pro forma reduction in property, plant and equipment recorded in connection with the business combination purchase price allocation. Because neither fair value nor book value information regarding the composition of Asarco's or Cyprus Amax's property, plant and equipment is available to Phelps Dodge, actual adjustments to depreciation, depletion and amortization expense could differ substantially from these estimates.

           (I) Phelps Dodge holds a 14.0% equity interest in Southern Peru Copper Corporation (SPCC) which is accounted for as a cost basis investment with a book value of $13.2 million at June 30, 1999. Asarco reports a 54.3% equity interest in SPCC which it consolidated in both its June 30, 1999, Form 10-Q and December 31, 1998, Form 10-K. As a result of Phelps Dodge's increased ownership in SPCC that would arise through the acquisition of Asarco, Phelps Dodge would qualify for use of the consolidation method of reporting for its investment in SPCC. Accordingly, a pro forma adjustment is recorded to consolidate Phelps Dodge's interest in SPCC including the elimination of Phelps Dodge's cost basis investment in SPCC and its recognition of dividend income from SPCC, the reduction of minority interests in consolidated subsidiaries representing Phelps Dodge's 14.0% interest, and the retroactive restatement of Phelps Dodge's retained earnings.

           (J) This pro forma adjustment recognizes imputed interest expense resulting from the fair value adjustment of Asarco's long-term debt as reported in the Form S-4 Registration Statement of Asarco Cyprus Incorporated filed August 20, 1999. A pro forma adjustment to recognize imputed interest resulting from the $42 million fair value adjustment of Cyprus Amax's debt has not been provided because information necessary to calculate such adjustment is not reasonably available to Phelps Dodge.

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

           (K) Pro forma weighted average common stock and common stock equivalents outstanding are estimated as follows (in millions):

                                             SIX MONTHS          YEAR ENDED
                                           ENDED JUNE 30,       DECEMBER 31,
                                                1999                1998
                                          ----------------    ----------------
                                          BASIC    DILUTED    BASIC    DILUTED
                                          -----    -------    -----    -------
Average number of Phelps Dodge common
  shares outstanding....................  57.8       57.8     58.2       58.5
Phelps Dodge common shares to be issued
  in connection with the business
  combination (Note 2)..................  44.7       44.7     44.7       44.7
                                          -----     -----     -----     -----
                                          102.5     102.5     102.9     103.2
                                          =====     =====     =====     =====

          The average number of common shares outstanding does not give effect to Asarco's and Cyprus Amax's outstanding stock options or other common stock equivalents, which cannot be estimated because information is not available to Phelps Dodge. Based upon public information reported and the current exchange offer ratios, Phelps Dodge estimates that the incremental number of Phelps Dodge shares issueable upon the exercise of Cyprus Amax and Asarco stock options is approximately 3 million.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     PHELPS DODGE AND CYPRUS AMAX COMBINED
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                               HISTORICAL
                                       --------------------------    PRO FORMA    PRO FORMA
                                       PHELPS DODGE   CYPRUS AMAX   ADJUSTMENTS   COMBINED
                                       ------------   -----------   -----------   ---------
Sales and other operating revenues...     $1,354          561            --         1,915
                                          ------          ---          ----         -----
Operating costs and expenses
  Cost of products sold..............      1,073          428            --         1,501
  Depreciation, depletion
     and amortization................        144          104            (4)(H)       244
  Selling and general administrative
     expense.........................         60           34            --            94
  Exploration and research expense...         21            8            --            29
  Non-recurring charges and provision
     for asset dispositions*.........         83           --            --            83
                                          ------          ---          ----         -----
Total operating costs and expenses...      1,381          574            (4)        1,951
                                          ------          ---          ----         -----
Operating income (loss)..............        (27)         (13)            4           (36)
  Interest expense...................        (48)         (69)           (9)(D)      (126)
  Capitalized interest...............         --            2            --             2
  Miscellaneous income and
     expense, net....................         (7)         (11)            8(A)        (10)
                                          ------          ---          ----         -----
Income (loss) before taxes, minority
  interests and equity in net
  earnings of affiliated companies...        (82)         (91)            3          (170)
  Provision for taxes on income......         19           14            (1)(E)
                                                                         (1)(A)        31

  Minority interests in consolidated
     subsidiaries....................          1           --            --             1
  Equity in net earnings (losses) of
     affiliated companies............          5           --            (7)(A)        (2)
                                          ------          ---          ----         -----
Income (loss) from continuing
  operations.........................        (57)         (77)           (6)         (140)
  Preferred stock dividends..........         --           (9)            9(D)         --
                                          ------          ---          ----         -----
Income (loss) from continuing
  operations applicable to common
  shares.............................     $  (57)         (86)            3          (140)
                                          ======          ===          ====         =====
Net earnings (loss) per share
  Basic..............................     $(0.98)                                   (1.62)
  Diluted............................     $(0.98)                                   (1.62)
Weighted average shares outstanding
  Basic..............................       57.8                                     86.2
  Diluted............................       57.8                                     86.2

------------
* See historical financial statements incorporated by reference in this Registration Statement for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     PHELPS DODGE AND CYPRUS AMAX COMBINED
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                            HISTORICAL
                                    ---------------------------     PRO FORMA     PRO FORMA
                                    PHELPS DODGE    CYPRUS AMAX    ADJUSTMENTS    COMBINED
                                    ------------    -----------    -----------    ---------
Sales and other operating
  revenues........................     $3,064          1,660          (218)(A)      4,506
                                       ------          -----          ----          -----
Operating costs and expenses
Cost of products sold.............      2,361          1,087          (200)(A)      3,248
  Depreciation, depletion and
     amortization.................        293            254            (7)(A)
                                                                        (6)(H)        534
  Selling and general
     administrative expense.......        123            105            --            228
  Exploration and research
     expense......................         55             45            --            100
  Non-recurring charges and
     provision for asset
     dispositions*................       (191)           118            --            (73)
                                       ------          -----          ----          -----
Total operating costs and
  expenses........................      2,641          1,609          (213)         4,037
                                       ------          -----          ----          -----
Operating income (loss)...........        423             51            (5)           469
  Interest expense................        (97)          (157)          (19)(D)       (273)
  Capitalized interest............          2              2            --              4
  Miscellaneous income and
     expense, net.................          9             17            --             26
                                       ------          -----          ----          -----
Income (loss) before taxes,
  minority interests and equity in
  net earnings of affiliated
  companies.......................        337            (87)          (24)           226
  Provision for taxes on income...       (134)           (11)            4(E)        (141)
  Minority interests in
     consolidated subsidiaries....         (8)             1            --             (7)
  Equity in net earnings (losses)
     of affiliated companies......         (4)           (53)           --            (57)
                                       ------          -----          ----          -----
Income (loss) from continuing
  operations......................        191           (150)          (20)            21
  Preferred stock dividends.......         --            (19)           19(D)          --
                                       ------          -----          ----          -----
Income (loss) from continuing
  operations applicable to common
  shares..........................     $  191           (169)           (1)            21
                                       ======          =====          ====          =====
Net earnings (loss) per share
  Basic...........................     $ 3.28                                        0.24
  Diluted.........................     $ 3.26                                        0.24
Weighted average shares
  outstanding
  Basic...........................       58.2                                        86.6
  Diluted.........................       58.5                                        86.9

------------
* See historical financial statements incorporated by reference in this Registration Statement for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                        PRO FORMA COMBINED BALANCE SHEET
                     PHELPS DODGE AND CYPRUS AMAX COMBINED
                                 JUNE 30, 1999
                                  (UNAUDITED)
                             (AMOUNTS IN MILLIONS)

                                                   HISTORICAL
                                           --------------------------    PRO FORMA    PRO FORMA
                                           PHELPS DODGE   CYPRUS AMAX   ADJUSTMENTS   COMBINED
                                           ------------   -----------   -----------   ---------
ASSETS
  Cash and cash equivalents..............     $  144         1,275           (20)(B)
                                                                             (45)(C)
                                                                              (5)(D)    1,349
  Accounts receivable, net...............        396            37            --          433
  Inventories............................        263           239             4(C)       506
  Supplies...............................        104            55            --          159
  Prepaid expenses.......................         15            74            (5)(C)       84
  Deferred income taxes..................         45            32            --           77
                                              ------         -----        ------        -----
    Current assets.......................        967         1,712          (71)        2,608
  Investments and long-term accounts
    receivable...........................         95           328             9(A)       432
  Property, plant and equipment, net.....      3,501         2,546           (90)(C)    5,957
  Other assets and deferred charges......        339           160            (9)(A)
                                                                               5(D)       495
                                              ------         -----        ------        -----
         Total Assets....................     $4,902         4,746          (156)       9,492
                                              ======         =====        ======        =====
LIABILITIES
  Short-term debt........................     $  214           249            --          463
  Current portion of long-term debt......         62            79            --          141
  Accounts payable and accrued
    expenses.............................        456           324            --          780
  Dividends payable......................         29             9            --           38
  Accrued income taxes...................         11            81            --           92
                                              ------         -----        ------        -----
    Current liabilities..................        772           742            --        1,514
  Long-term debt.........................        801         1,499           244(D)
                                                                             (42)(C)    2,502
  Deferred income taxes..................        493            14           (15)(E)      492
  Other liabilities and deferred
    credits..............................        376           412            52(C)       840
                                              ------         -----        ------        -----
                                               2,442         2,667           239        5,348
                                              ------         -----        ------        -----
Minority interests in consolidated
  subsidiaries...........................         86            20            --          106
                                              ------         -----        ------        -----
Common shareholders' equity
  Common shares..........................        362             1            (1)(G)
                                                                             177(F)       539
  Treasury shares........................         --           (86)           86(A)        --
  Preferred shares.......................         --             5            (5)(D)       --
  Capital in excess of par value.........          5         2,912           (86)(A)
                                                                          (2,826)(G)
                                                                           1,487(F)     1,492
  Retained earnings......................      2,198          (768)          768(G)     2,198
  Accumulated other comprehensive income
    (loss)...............................       (183)           (5)            5(G)      (183)
  Other..................................         (8)           --            --           (8)
                                              ------         -----        ------        -----
         Total Shareholders' Equity......      2,374         2,059          (395)       4,038
                                              ------         -----        ------        -----
         Total Liabilities and
           Shareholders' Equity..........     $4,902         4,746          (156)       9,492
                                              ======         =====        ======        =====

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

1.  BASIS OF PRESENTATION

     The Unaudited Pro Forma Combined Financial Information has been derived from historical consolidated financial statements of Phelps Dodge and Cyprus Amax incorporated by reference into this Registration Statement. See Phelps Dodge "Unaudited Pro Forma Combined Financial Information" on page 58 of this prospectus.

     The assumptions and related pro forma adjustments described below have been developed from public historical information available to Phelps Dodge. Pro forma adjustments have been included only to the extent known and reasonably available to Phelps Dodge. Additional information may exist that could materially affect the assumptions and related pro forma adjustments. Such information is not available to Phelps Dodge because it is within the particular and singular knowledge of Cyprus Amax.

2.  THE OFFER

     Phelps Dodge is proposing a business combination of Phelps Dodge and Cyprus Amax through a separate offering to exchange all the issued and outstanding Cyprus Amax common shares for Phelps Dodge common shares, see "The Offer" on page 32 of this prospectus.

     Phelps Dodge proposes to exchange all the issued and outstanding Cyprus Amax common shares for Phelps Dodge common shares at an exchange ratio of 0.3135 Phelps Dodge common share for each Cyprus Amax common share.

     The transaction would be accounted for under the purchase method. The purchase price for the business combinations is estimated as follows (dollars in millions and shares in thousands except per share data):

                                                               CYPRUS
                                                                AMAX
                                                              --------
Common shares outstanding (as reported in June 30, 1999,
  Form 10-Q)................................................    90,454
Exchange offer ratio of Phelps Dodge common shares for each
  common share..............................................    0.3135
Phelps Dodge common shares to be issued.....................    28,357
Market price of each Phelps Dodge common share on August 20,
  1999, prior to trading halt...............................  $58.6875
                                                              ========
Fair value of Phelps Dodge common shares issued, comprising
  par value of $177 ($6.25 per share) and capital in excess
  of par of $1,487..........................................  $  1,664
Redemption of Cyprus Amax Series A Preferred Stock (Note
  3D).......................................................       244
Estimated transaction costs.................................        20
                                                              --------
Purchase price..............................................  $  1,928
                                                              ========

     The final purchase price could change materially from the purchase price estimated above as a result of changes in the market price of common shares of Phelps Dodge and/or the relative market price of Cyprus Amax common shares. There are arrangements in place at Cyprus Amax that could impact the purchase price including employment agreements, change of control severance agreements, stock appreciation rights, and certain pension and other employee benefit plans. In addition, actions may be taken by the management of Cyprus Amax, in a defensive posture or for other reasons, that could impact the purchase price including amending existing agreements or issuing stock options and other similar bonus awards. The potential impact of these factors cannot be estimated but could be material.

     The estimated purchase price does not give effect to outstanding stock options which could impact the number of Phelps Dodge shares issued and/or the purchase price either by their exercise or their conversion to

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                  COMBINED FINANCIAL INFORMATION--(CONTINUED)

outstanding stock options of Phelps Dodge. Such effects prior to completion of the business combination cannot be reasonably estimated from available public information. As reported in its December 31, 1998, Form 10-K, Cyprus Amax had 6,346,801 stock options outstanding of which 2,024,009 had weighted average exercise prices less than the per share equivalent value of Cyprus Amax common stock as determined by the terms of the exchange offer. If Cyprus Amax's 2,024,009 stock options were exercised prior to consummation of the business combination, the estimated purchase price would be increased by approximately $37 million which would be substantially offset by cash and cash equivalents received as proceeds from such exercises. Although it is Phelps Dodge's desire that all outstanding Cyprus Amax stock options be converted to Phelps Dodge stock options at the respective offering exchange ratio, it is not assured whether such conversions can be achieved in whole or in part nor, consequently, the potential effect on the purchase price.

     The estimated purchase price does not include any effect of Cyprus Amax's outstanding preferred share purchase rights. As described in its December 31, 1998, Form 10-K, Cyprus Amax issued in February 1999 one preferred purchase right for each share of common stock which confers certain rights to the holder including certain rights in the event of an acquisition of 15% or more of Cyprus Amax's common stock.

     The final determination of the purchase price may differ from the amount assumed in the Unaudited Pro Forma Combined Financial Information and that difference may be material.

3.  PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

     The following assumptions and related pro forma adjustments give effect to the proposed business combination of Phelps Dodge and Cyprus Amax as if such combination occurred on January 1, 1998, in the Unaudited Pro Forma Combined Statements of Operations for the six-month interim period ended June 30, 1999, and for the year ended December 31, 1998, respectively, and on June 30, 1999, for the Unaudited Pro Forma Combined Balance Sheet.

     The Unaudited Pro Forma Combined Financial Information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Phelps Dodge would have been had the business combination with Cyprus Amax occurred on the respective dates assumed, nor is it necessarily indicative of future consolidated operating results or financial position.

     Future cash cost savings are not recognized in this Unaudited Pro Forma Combined Financial Information. Non-recurring items related to 1998 and the six-month interim period ended June 30, 1999 are included (see "Selected Historical Financial Data" at pages 51 through 55 for a summary of non-recurring items and special charges).

          (A) Reclassifications have been made to the Cyprus Amax historical consolidated financial information to conform to Phelps Dodge's presentation. The historical financial information of Cyprus Amax excludes the results of operations and assets of its discontinued Coal segment as reported for 1998 operations in Cyprus Amax's Form 8-K dated June 30, 1999, and as reported as of and for the six months ended June 30, 1999, in its Form 10-Q filing for such period. Cyprus Amax's historical financial information for the year ended December 31, 1998, also has been adjusted to exclude the identifiable results of recurring operations of its Lithium segment which was sold in October 1998.

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                  COMBINED FINANCIAL INFORMATION--(CONTINUED)

                                BALANCE SHEET     SIX MONTHS       YEAR ENDED
                                 AT JUNE 30,         ENDED        DECEMBER 31,
                                    1999         JUNE 30, 1999        1998
                                -------------    -------------    ------------
                                               (IN $ MILLIONS)
Reclassification adjustments:
  Investments and notes
     receivable...............         9
  Other assets and deferred
     charges..................        (9)
  Treasury shares.............        86
  Capital in excess of par
     value....................       (86)
  Miscellaneous income and
     expense, net.............                         8
  Provision for taxes on
     income...................                        (1)
  Equity in net earnings
     (losses) of affiliated
     companies................                        (7)
Elimination of recurring
  results from sold Lithium
  segment:
  Sales and other operating
     revenues.................                                        (218)
  Cost of products sold
     (derived)................                                        (200)
  Depreciation, depletion and
     amortization expense.....                                          (7)

          (B) Phelps Dodge estimates it will incur approximately $20 million of transaction costs, consisting primarily of investment bankers, attorneys and accountant fees, and financial printing and other charges. These estimates are preliminary and therefore are subject to change.

          (C) If the business combination is consummated, it will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. Accordingly, the assets and liabilities of Cyprus Amax would be recorded at their estimated fair values.

          Phelps Dodge has not had access to information that is within the peculiar knowledge of Cyprus Amax and has not performed its due diligence necessary to determine the fair value of its assets or liabilities or to identify unknown liabilities or obligations. Pro forma adjustments to allocate the purchase price have been recorded in the Unaudited Pro Forma Combined Financial Information on the basis of fair values reported for certain assets and liabilities in public information of Cyprus Amax. Because fair value information for the remaining assets and liabilities and any possible identifiable intangible assets are not reasonably available to Phelps Dodge, the excess of the historical net book values of Cyprus Amax's assets acquired over the estimated purchase price has been allocated as a reduction of its combined net property, plant and equipment.

          Additionally, Phelps Dodge believes that cost savings will be realized upon the consolidation and integration of Cyprus Amax. Phelps Dodge has not developed formal plans for combining the operations. Accordingly, additional liabilities may be incurred in connection with the business combination and any ultimate restructuring. These additional liabilities and costs have not been contemplated in the Unaudited Pro Forma Combined Financial Information because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not available to Phelps Dodge. Accordingly, the allocation of the purchase price cannot be estimated with a reasonable degree of accuracy and may differ materially from the amounts assumed in the Unaudited Pro Forma Combined Financial Information.

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                  COMBINED FINANCIAL INFORMATION--(CONTINUED)

          The merger agreement by and between Asarco and Cyprus Amax has a $45 million termination fee under certain circumstances. If such fee is required to be paid upon consummation of Phelps Dodge's proposed acquisition of Cyprus Amax, cash and cash equivalents of Cyprus Amax would be decreased by the fee payment which in turn would impact the purchase price allocation. The Unaudited Pro Forma Combined Financial Information has been adjusted to give effect to payment of the termination fee.

          The pro forma purchase price allocation adjustments are estimated as follows (in millions):

Reduction of debt to fair value (as reported in Cyprus
  Amax's June 30, 1999, Form 10-Q)..........................  $42
Increase in LIFO based inventory to replacement cost (as
  reported in Cyprus Amax's December 31, 1998, Form 10-K)...  $ 4
Excess projected benefit obligation over the fair value of
  pension plan assets (as reported in Cyprus Amax's December
  31, 1998, Form 10-K, comprising a $5 million reduction of
  prepaid expenses and other assets and a $52 million
  increase in other liabilities and deferred credits).......  $57
Reduction in deferred tax liabilities (Note E)..............  $15
Reduction in net property plant and equipment (derived).....  $90

          (D) The pro forma adjustments reflect the redemption of all 4,664,000 outstanding shares of Cyprus Amax's Series A Preferred Stock which are redeemable at Cyprus Amax's option at $52.40 per share and the issuance by Phelps Dodge of $244 million of ten-year debt to finance the redemption. Interest is estimated to be fixed at 7.75% resulting in annual interest expense of $19 million. The interest rate estimate was based upon ten-year treasury bill rates at August 17, 1999, plus Phelps Dodge's indicative rate basis points. A change in the interest rate on the debt by 1/8 percent would impact annual interest expense by approximately $300,000. Debt issue costs associated with the debt are estimated to be approximately $5 million with annual amortization of approximately $500,000.

          (E) The estimated income tax effect of the pro forma adjustments has been recorded based upon the estimated effective tax rate of approximately 15% for Cyprus Amax which rate has been derived from public quarterly and annual filings. The business combination is expected to be a tax-free transaction with Cyprus Amax's historical tax bases surviving for income tax reporting purposes.

          A provision for pro forma income tax expense has been recorded for pro forma adjustments to the Pro Forma Combined Statements of Operations resulting from pro forma purchase price allocation adjustments and other items.

          Cyprus Amax has reported $176 million of U.S. net operating loss carryforwards through 1998, expiring from 1999 to 2012, which along with other deferred tax assets are subject to an existing valuation allowance. The net operating loss carryforwards may be subject to annual limitations after the acquisition because of the change in ownership rules. The annual limits will be calculated as the long-term tax exempt rate (currently 5.18%) times the fair market value of Cyprus Amax. Once all facts are known, the annual limits may necessitate an increase in the consolidated valuation allowance for deferred tax assets.

          Pro forma income tax expense and deferred tax allocations recorded upon consummation of the business combination could vary significantly from the pro forma estimates because information regarding Cyprus Amax's income tax reporting is not available to Phelps Dodge.

          (F) This pro forma adjustment reflects the issue of 28,357,000 shares of Phelps Dodge common stock in connection with the exchange offers for all the outstanding common shares of Cyprus Amax. The common stock of Phelps Dodge represents common shares of $177 million at $6.25 per share par value

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                  COMBINED FINANCIAL INFORMATION--(CONTINUED)

     and capital in excess of par of $1,487 million. No common shares have been included for the potential shares issues in connection with the outstanding stock options of Cyprus Amax.

          (G) These pro forma adjustments eliminate the historical shareholders' equity accounts of Cyprus Amax.

          (H) This pro forma adjustment records the estimated reduction in depreciation, depletion and amortization expense related to the pro forma reduction in property, plant and equipment recorded in connection with the business combination purchase price allocation. Because neither fair value nor book value information regarding the composition of Cyprus Amax's property, plant and equipment is available to Phelps Dodge, actual adjustments to depreciation, depletion and amortization expense could differ substantially from these estimates.

          (I) A pro forma adjustment to recognize imputed interest resulting from the $42 million fair value adjustment of Cyprus Amax's debt has not been provided because information necessary to calculate such adjustment is not reasonably available to Phelps Dodge.

          (J) Pro forma weighted average common stock and common stock equivalents outstanding are estimated as follows (in millions):

                                         SIX MONTHS          YEAR ENDED
                                       ENDED JUNE 30,       DECEMBER 31,
                                            1999                1998
                                      ----------------    ----------------
                                      BASIC    DILUTED    BASIC    DILUTED
                                      -----    -------    -----    -------
Average number of Phelps Dodge
  common shares outstanding.........  57.8      57.8      58.2      58.5
Phelps Dodge common shares to be
  issued in connection with the
  business combination (Note 2).....  28.4      28.4      28.4      28.4
                                      ----      ----      ----      ----
                                      86.2      86.2      86.6      86.9
                                      ====      ====      ====      ====

     The average number of common shares outstanding does not give effect to Cyprus Amax's outstanding stock options or other common stock equivalents, which cannot be estimated because information is not available to Phelps Dodge. Based upon public information reported and the current exchange offer ratio, Phelps Dodge estimates that the incremental number of Phelps Dodge shares issueable upon the exercise of Cyprus Amax stock options is approximately 3 million.

                   DESCRIPTION OF PHELPS DODGE CAPITAL STOCK

     The following description of the terms of the capital stock of Phelps Dodge is not meant to be complete and is qualified by reference to Phelps Dodge's Restated Certificate of Incorporation (the Phelps Dodge charter), which is incorporated herein by reference. See "Where You Can Find Additional Information."

AUTHORIZED CAPITAL STOCK

     Under the Phelps Dodge charter, Phelps Dodge's authorized capital stock consists of 200,000,000 shares of Phelps Dodge common stock, par value $6.25 per share, and 6,000,000 shares of Phelps Dodge preferred stock, par value $1.00 per share.

PHELPS DODGE COMMON STOCK

     Phelps Dodge Common Stock Outstanding. The outstanding shares of Phelps Dodge common stock are, and the shares of Phelps Dodge common stock issued pursuant to the exchange offers will be, duly authorized, validly issued, fully paid and nonassessable.

     Voting Rights. Each holder of Phelps Dodge common stock is entitled to one vote for each share of Phelps Dodge common stock held of record on the applicable record date on all matters submitted to a vote of shareholders.

     Dividend Rights; Rights upon Liquidation. The holders of Phelps Dodge common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Phelps Dodge Board of Directors, subject to any preferential dividend rights granted to the holders of any outstanding Phelps Dodge preferred stock. In the event of liquidation, each share of Phelps Dodge common stock is entitled to share pro rata in any distribution of Phelps Dodge's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Phelps Dodge preferred stock.

     Preemptive Rights. Holders of Phelps Dodge common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

PHELPS DODGE PREFERRED STOCK

     Phelps Dodge Preferred Stock Outstanding. As of the date of this prospectus, no shares of Phelps Dodge preferred stock were issued and outstanding.

     Authorized Preferred Stock. Under Phelps Dodge's charter, the Phelps Dodge Board of Directors has the authority, without shareholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series.

     The Phelps Dodge Board of Directors has designated a series of preferred stock as Junior Participating Cumulative Preferred Shares, and has issued rights to purchase those shares which are exercisable only upon the occurrence of certain events described below under "Comparison of Rights of Holders of Phelps Dodge Shares and Cyprus Amax Shares -- Comparison of Charter and By-law Provisions -- Capitalization."

TRANSFER AND DIVIDEND PAYING AGENT AND REGISTRAR

     ChaseMellon Shareholder Services, LLC is the transfer and dividend paying agent and registrar for the Phelps Dodge common stock.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                   PHELPS DODGE SHARES AND CYPRUS AMAX SHARES

     Upon completion of our proposed business combination, the shareholders of Cyprus Amax will become shareholders of Phelps Dodge, rather than shareholders of Asarco Amax. As Phelps Dodge shareholders, the rights of former Cyprus Amax shareholders will be governed by Phelps Dodge's charter and by-laws, which differ in certain material respects from Cyprus Amax's charter and by-laws. In addition, New York is the jurisdiction of incorporation of Phelps Dodge, while Delaware is the jurisdiction of incorporation of Cyprus Amax. As Phelps Dodge shareholders, the rights of former Cyprus Amax shareholders will therefore be governed by the New York Business Corporation Law (NYBCL) instead of the Delaware General Corporation Law (DGCL).

     The following is a comparison of:

     - the current rights of Cyprus Amax shareholders under the DGCL and the Cyprus Amax charter and by-laws; and

     - the rights Cyprus Amax shareholders would have as Phelps Dodge shareholders under the NYBCL and the Phelps Dodge charter and by-laws upon the consummation of a business combination between Phelps Dodge and Cyprus Amax.

     The comparison summarizes the material differences but is not intended to list all differences and is qualified by reference to New York law, Delaware law, the Phelps Dodge charter and by-laws and the Cyprus Amax charter and by-laws. The summary of the Cyprus Amax charter and by-laws is derived from the disclosure in the Form S-4 filed by Asarco Cyprus Incorporated on August 20, 1999.

COMPARISON OF CHARTER AND BY-LAW PROVISIONS

                                        CYPRUS AMAX                     PHELPS DODGE
                               -----------------------------    -----------------------------
BOARD OF DIRECTORS
Classified Board               Divided into three classes,      Divided into three classes,
                               as nearly equal in number as     as nearly equal in number as
                               possible, with each class        possible, with each class
                               serving a staggered              serving a staggered
                               three-year term.                 three-year term.
Removal of Directors           Under Cyprus Amax's charter      A director may be removed by
                               and by-laws, a director may      the stockholders only for
                               be removed only for cause,       cause.
                               and only by the affirmative
                               vote of holders of 75% of the
                               outstanding voting stock. The
                               DGCL generally provides that
                               directors may be removed,
                               with or without cause, by
                               stockholder majority vote. An
                               exception applies to
                               corporations with classified
                               boards like Cyprus Amax.
                               Unless the charter provides
                               otherwise, stockholders of
                               such a corporation may remove
                               directors only for cause.
Filling of Board Vacancies     With some exceptions,            Vacancies on the board of
                               vacancies on the board may be    directors may be filled only
                               filled by majority vote of       by vote of the directors.
                               the remaining directors then
                               in office.

                                        CYPRUS AMAX                     PHELPS DODGE
                               -----------------------------    -----------------------------
Size of Board                  Board must consist of not        Board must consist of not
                               less than three directors, as    less than 9 nor more than 12
                               fixed from time to time by       directors, as fixed from time
                               resolution of the board. The     to time by resolution of the
                               current number of directors      board. The current number of
                               is 10.                           directors is 11.
STOCKHOLDER MEETINGS
Annual Meeting                 Held on date fixed by board.     Held on the first Wednesday
                                                                in May, or on another date
                                                                fixed by the board from time
                                                                to time.
Calling a Special Meeting      Only the Chairman of the         Only the board of directors
                               Board, the President, the        or the Chairman of the Board
                               board of directors or the        may call a special meeting.
                               holders of a majority of the
                               voting stock may call a
                               special meeting.
Quorum Requirements            The presence, in person or by    Generally, the presence, in
                               proxy, of the holders of         person or by proxy, of the
                               33 1/3% of the outstanding       holders of a majority of the
                               voting stock constitutes a       shares entitled to vote at
                               quorum at the meeting.           the meeting constitutes a
                                                                quorum for that meeting.
Certain Voting Requirements    Stockholder action approving     Phelps Dodge's charter and
                               a merger or consolidation or     by- laws contain no
                               a sale of all or                 comparable supermajority
                               substantially all of Cyprus      voting requirements. Under
                               Amax's assets requires the       the NYBCL, the consummation
                               affirmative vote by the          by Phelps Dodge of a merger,
                               holders of the majority of       consolidation or disposition
                               outstanding voting stock;        of substantially all of its
                               stockholder action on other      assets requires the approval
                               matters, except for elections    of two- thirds of all the
                               of directors, certain            shares of Phelps Dodge
                               amendments of organizational     entitled to vote on the
                               documents and certain            proposal including, in
                               transactions with the            certain situations, the
                               beneficial owner of more than    affirmative vote by the
                               10% of any class of capital      holders of a majority of all
                               stock of Cyprus Amax,            outstanding shares of each
                               requires affirmative vote of     class or series of shares.
                               the majority of votes cast at    Abstentions have the effect
                               a meeting. Abstentions have      of a vote against a proposed
                               the effect of a vote against     matter only if the
                               a proposed matter only if the    affirmative vote required is
                               affirmative vote required is     that of the majority of the
                               that of the majority of the      total votes represented by
                               total votes represented by       the outstanding voting stock.
                               the outstanding voting stock.
                               Cyprus Amax's charter
                               requires the vote of 75% of
                               the outstanding shares of
                               Cyprus Amax's voting stock,
                               voting together as a single
                               class, for the

                                        CYPRUS AMAX                     PHELPS DODGE
                               -----------------------------    -----------------------------
                               approval of business
                               combinations specified in the
                               charter, including certain
                               transactions involving
                               beneficial owners of 10% or
                               more of Cyprus Amax's
                               outstanding voting stock.
                               Business combinations include
                               any merger or consolidation
                               of Cyprus Amax with any
                               interested stockholder, any
                               sale, lease or other
                               disposition of Cyprus Amax
                               assets having a fair market
                               value of $50 million or more
                               to an interested stockholder,
                               the issuance or transfer of
                               Cyprus Amax securities to an
                               interested stockholder for
                               consideration having a fair
                               market value of $50 million
                               or more, the adoption of any
                               plan or proposal by or on
                               behalf of an interested
                               stockholder for the
                               liquidation or dissolution of
                               Cyprus Amax in which the
                               interested stockholder
                               receives anything other than
                               cash, or any transaction
                               which has the effect of
                               increasing the proportionate
                               share of any class of Cyprus
                               Amax's stock owned by the
                               interested stockholder. The
                               charter's supermajority
                               requirements do not apply if
                               a majority of Cyprus Amax's
                               disinterested directors
                               approve the transaction and
                               certain other conditions are
                               met.
                               Separately, Cyprus Amax's
                               charter precludes Cyprus
                               Amax, among other things,
                               from repurchasing its stock,
                               securities convertible into
                               its stock, or similar
                               securities from an interested
                               stockholder who has
                               beneficially owned such
                               securities for less than two
                               years before the repurchase,
                               without the affirmative vote
                               of a majority of Cyprus
                               Amax's voting stock
                               (excluding voting stock owned
                               by the interested
                               stockholder),

                                        CYPRUS AMAX                     PHELPS DODGE
                               -----------------------------    -----------------------------
                               voting as a single class,
                               subject to some exceptions.
Stockholder Action by Written  Stockholder action must be       Stockholder action must be
  Consent                      taken at an annual or special    taken at an annual or special
                               meeting and not by written       meeting and not by written
                               consent.                         consent, except that the
                                                                NYBCL permits stockholder
                                                                action by unanimous written
                                                                consent.
Advance Notice for             To bring a matter (including     Generally, to bring a matter
  Stockholder Nominations and  the nomination of directors)     (including the nomination of
  Other Business               before an annual meeting, a      directors) before an annual
                               stockholder generally must       meeting, a stockholder must
                               give notice of a proposed        give notice not less than 60
                               matter not less than 90 days     days nor more than 90 days
                               prior to the anniversary of      prior to the meeting, but if
                               the previous year's meeting,     the meeting is scheduled for
                               but if less than 70 days         a day other than the first
                               notice of the annual meeting     Wednesday in May and less
                               is given to stockholders, a      than 70 days' notice is given
                               stockholder must give notice     or prior public announcement
                               of a proposed matter by the      is made to stockholders, a
                               tenth day following the date     stockholder must give notice
                               at which notice of the annual    by the tenth day following
                               meeting was mailed. Cyprus       the date at which notice of
                               Amax's by-laws contain           the annual meeting was mailed
                               requirements as to the form      or announcement thereof made.
                               and content of the notice.       If the number of directors to
                                                                be elected at the election
                                                                meeting is increased or there
                                                                is a vacancy to be filled at
                                                                the election meeting in a
                                                                class of directors whose
                                                                terms do not expire at the
                                                                election meeting and there is
                                                                no public announcement at
                                                                least 70 days prior to the
                                                                election meeting naming all
                                                                of the nominees for director
                                                                or specifying the size of the
                                                                increased board of directors
                                                                or the number of directors to
                                                                be elected, a nominating
                                                                stockholder's notice is
                                                                timely if given by the tenth
                                                                day following the date on
                                                                which the public announcement
                                                                is first made, but only with
                                                                respect to nominees for any
                                                                positions created by the
                                                                increase or vacancy. Phelps
                                                                Dodge's by-laws contain
                                                                requirements as to the form
                                                                and content of the
                                                                stockholder's notice.

                                        CYPRUS AMAX                     PHELPS DODGE
                               -----------------------------    -----------------------------
AMENDMENTS TO ORGANIZATIONAL
  DOCUMENTS
Certificate of Incorporation   Generally may be amended by      Under the NYBCL, subject to
                               board resolutions and the        limited exceptions,
                               affirmative vote by the          amendments to Phelps Dodge's
                               holders of a majority of the     charter must be approved by
                               outstanding voting stock,        vote of a majority of all
                               except that amendments to        outstanding shares entitled
                               provisions relating to the       to vote on the proposed
                               directors, stockholder           amendment, except that
                               nominations and action,          charter provisions requiring
                               by-law amendments, and           a greater or class vote may
                               certain transactions with        only be amended by such vote.
                               beneficial owners of 10% or      In addition, an amendment
                               more of the outstanding          that negatively affects in
                               common stock require the         certain ways holders of
                               affirmative vote of the          shares of a class or series
                               holders of 75% of the            requires authorization by a
                               outstanding voting stock.        majority of the votes of all
                                                                outstanding shares of the
                                                                class or series.
By-laws                        Generally may be amended by      Phelps Dodge's by-laws permit
                               the affirmative vote of the      the amendment of the by-laws
                               holders of a majority of the     by a vote of a majority of
                               voting stock at the relevant     all the directors at any
                               meeting, or by the               regular or special meeting of
                               affirmative vote of a            the board, except that
                               majority of the board.           provisions relating to the
                               Amendments to certain            repurchase of stock by Phelps
                               provisions of Cyprus Amax's      Dodge may only be amended by
                               charter governing the            majority vote of the
                               by-laws, including those         stockholders. Generally,
                               relating to stockholder          under the NYBCL, the by-laws
                               meetings and action, and the     may also be amended by a
                               number, election and removal     majority of the votes cast by
                               of directors, require the        the shares entitled to vote
                               affirmative vote of the          in the election of any
                               holders of 75% of the            directors.
                               outstanding voting stock.
CAPITALIZATION
Authorized Stock               Common stock: 150 million        Common stock: 200 million
                               shares; preferred stock: 20      shares; preferred stock: 6
                               million shares.                  million shares.
Preferred Stock                The board is authorized to       The board is authorized to
                               issue preferred stock from       issue preferred stock from
                               time to time in one or more      time to time in one or more
                               series, with terms to be         series, with terms to be
                               fixed by the board.              fixed by the board.
Rights Plans                   Cyprus Amax has a rights         Phelps Dodge has a rights
                               agreement, dated as of           agreement, dated as of
                               February 28, 1999. The rights    February 5, 1998. The rights
                               agreement triggers upon the      agreement triggers upon the
                               acquisition by a third party     acquisition by a third party
                               of 15% of Cyprus Amax's          of 20% of Phelps Dodge's

                                        CYPRUS AMAX                     PHELPS DODGE
                               -----------------------------    -----------------------------
                               outstanding common stock. The    outstanding common stock. The
                               board may redeem rights at       board may redeem rights at
                               any time prior to the time       any time prior to the time
                               such an acquisition takes        such an acquisition takes
                               place.                           place.
Share Repurchases              Cyprus Amax may generally        The NYBCL prohibits Phelps
                               repurchase its own shares,       Dodge from repurchasing more
                               although there are specific      than 10% of its stock for
                               restrictions on such             more than market value from a
                               repurchases when the seller      stockholder who has held the
                               is a beneficial owner of 10%     stock for less than two
                               or more of the voting power      years, unless the repurchase
                               of the outstanding voting        is approved by the board and
                               stock.                           by majority vote of the
                                                                outstanding voting stock.
                                                                Phelps Dodge's by-laws
                                                                provide that Phelps Dodge may
                                                                repurchase its stock only in
                                                                the regular course of
                                                                legitimate business or for
                                                                the purpose of retiring the
                                                                stock.
EXCULPATION AND                Cyprus Amax's charter            Phelps Dodge's charter
  INDEMNIFICATION OF           provides that no director        provides that the personal
  DIRECTORS, OFFICERS AND      will be personally liable for    liability of Phelps Dodge's
  EMPLOYEES                    damages for breach of            directors for any breach of
                               fiduciary duty, except in        duty in such capacity is
                               cases where the director's       eliminated to the fullest
                               acts or omissions breached       extent permitted by the
                               his duty of loyalty to the       NYBCL. The NYBCL permits
                               corporation or its               Phelps Dodge to eliminate or
                               stockholders, were not in        limit the personal liability
                               good faith or involved           of directors to Phelps Dodge
                               intentional misconduct or a      or its shareholders for
                               knowing violation of law, or     damages for any breach of
                               provided an improper personal    duty in such capacity except
                               benefit to the director.         liability (i) of a director
                                                                (a) whose acts or omissions
                               The Cyprus Amax by-laws          were in bad faith, involved
                               provide that Cyprus Amax will    intentional misconduct or a
                               indemnify any director or        knowing violation of law, (b)
                               officer to the fullest extent    who personally gained a
                               permitted by law if such         financial profit or other
                               director or officer is           advantage to which he or she
                               involved in litigation by        was not legally entitled or
                               reason of the fact that he is    (c) whose acts violated
                               (or was) a director or           certain provisions of New
                               officer, and provide in          York law or (ii) for acts or
                               addition that Cyprus Amax may    omissions prior to the
                               indemnify any person, other      adoption in 1988 of Phelps
                               than a director or officer,      Dodge's charter amendment.
                               if such person is involved in
                               litigation by reason of the      Phelps Dodge's by-laws
                               fact that he is (or was) an      provide that Phelps Dodge
                               employee.                        will indemnify any person
                                                                involved in litigation by
                                                                reason of the fact that he is
                                                                or was a director or officer
                                                                of Phelps Dodge, unless

                                        CYPRUS AMAX                     PHELPS DODGE
                               -----------------------------    -----------------------------
                                                                the director's or officer's
                                                                acts were committed in bad
                                                                faith or were the result of
                                                                his active and deliberate
                                                                dishonesty and were material
                                                                to the proceeding or the
                                                                director or officer
                                                                personally gained in fact a
                                                                financial profit or other
                                                                advantage to which he was not
                                                                legally entitled. Further,
                                                                Phelps Dodge's directors and
                                                                officers are covered by
                                                                insurance policies maintained
                                                                against certain liabilities,
                                                                including liabilities arising
                                                                under the Securities Act of
                                                                1933.

COMPARISON OF CERTAIN STATUTORY PROVISIONS

  APPRAISAL RIGHTS

     CYPRUS AMAX STOCKHOLDER RIGHTS

     Under Delaware law, appraisal rights, or rights of a stockholder to receive the fair value of his stock in connection with a merger or consolidation, may be available in connection with a merger or consolidation in certain specific situations. Appraisal rights are not available to a corporation's stockholders under Delaware law where the corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger.

     In addition, unless otherwise provided in the certificate of incorporation, no appraisal rights are available under Delaware law to holders of shares of any class of stock which is either (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by NASD or (2) held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger to accept anything other than:

     - shares of stock of the surviving corporation;

     - shares of stock of another corporation which, as of the effective date of the merger or consolidation, are the kind described in clauses (1) and
       (2) above;

     - cash instead of fractional shares of such stock; or

     - any combination of the consideration described in the three bullet items above.

     In addition, appraisal rights are not available under Delaware law in the event of the sale of all or substantially all of a corporation's assets or the adoption of an amendment to its certificate of incorporation, unless such rights are granted in the corporate charter. The Cyprus Amax charter does not grant such rights.

     PHELPS DODGE STOCKHOLDER RIGHTS

     Under New York law, appraisal rights are generally available in connection with a merger or consolidation, except that no appraisal rights are available:

     - to the stockholder of a parent corporation merging with its subsidiary where the parent owns at least 90% of the subsidiary's outstanding stock and certain additional requirements are met;

     - to the stockholder of the surviving corporation in a merger (other than a merger described in the previous bullet item) unless the merger adversely affects rights of the shares held by the stockholder in a certain way; or

     - to a shareholder of shares of any class or series of stock listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers.

Under the statutory provisions described above, since shares of Phelps Dodge common stock are listed on the New York Stock Exchange, Phelps Dodge common stockholders are not entitled to appraisal rights in connection with a merger or consolidation.

     Appraisal rights are also available under the NYBCL in connection with the sale, lease, exchange or other disposition of all or substantially all of a corporation's assets other than a transaction wholly for cash where shareholder approval is conditioned upon the corporation's dissolution and the distribution of all of the corporation's net assets within one year after the transaction.

     Further, appraisal rights are available in connection with a share exchange between two corporation as authorized by the NYBCL, except with respect to shares of a subject corporation that are not acquired in the exchange or that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers.

     In addition, appraisal rights are available to a shareholder of a subsidiary corporation that merges with its parent corporation, or is acquired by it in a share exchange, where the parent owns at least 90% of the subsidiary's outstanding stock and certain additional requirements are met.

     Appraisal rights are also available to a shareholder who is not entitled to vote with respect to a plan of merger or consolidation and whose shares will be canceled or exchanged in the merger or consolidation for cash or other consideration other than shares of the surviving or consolidated corporation or another corporation.

  CERTAIN BUSINESS COMBINATIONS

     CYPRUS AMAX STOCKHOLDER RIGHTS

     Delaware law restricts the ability of certain persons to acquire control of a Delaware corporation.

     Under the DGGL, if a person acquires 15% or more of the stock of a Delaware corporation without the approval of the board of directors of that corporation, thereby becoming an interested stockholder, that person generally may not engage in certain transactions with the corporation for a period of three years unless one of the following three exceptions applies:

     - the board of directors approved the acquisition of stock or the transaction prior to the time that the person became an interested stockholder;

     - upon consummation of the transaction in which the person became an interested stockholder, the interested stockholder became an 85% owner of the voting stock of the corporation in the transaction, excluding voting stock owned by directors who are also officers and certain employee stock plans; or

     - the transaction is approved by the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     The Cyprus Amax charter provides that certain transactions with the beneficial owner of 10% of the voting power of the outstanding voting stock, including a merger, significant dispositions of assets, certain issuances or transfers of securities, certain plans of liquidation and dissolution, and certain reclassifications of securities, generally require the affirmative vote of 75% of the voting power of the outstanding shares of stock entitled to vote in the election of directors, unless Cyprus Amax's disinterested directors approve the transaction and certain other conditions are met.

     PHELPS DODGE STOCKHOLDER RIGHTS

     New York law restricts the ability of certain persons to acquire control of a Delaware corporation.

     In general, a New York corporation may not engage in a business combination with an interested stockholder for a period of five years following the interested stockholder's becoming such. Such a business combination would be permitted where it is approved by the board of directors prior to the interested stockholder's becoming such, or within 30 days thereafter, if a good faith proposal regarding a business combination is made in writing.

     Covered business combinations include certain mergers and consolidations, dispositions of assets or stock, plans for liquidation or dissolution, reclassifications of securities, recapitalizations and similar transactions. An interested stockholder is generally a stockholder owning at least 20% of a corporation's outstanding voting stock.

     In addition, New York corporations may not engage at any time with any interested stockholder in a business combination other than:

     - a business combination approved by the board of directors prior to the stock acquisition, or where the acquisition of the stock had been approved by the board of directors prior to the stock acquisition,

     - a business combination approved by the affirmative vote of the holders of a majority of the outstanding voting stock not beneficially owned by the interested stockholder at a meeting for that purpose no earlier than five years after the stock acquisition, or

     - a business combination in which the interested stockholder pays a formula price designed to ensure that all other stockholders receive at least the highest price per share paid by the interested stockholder and that meets certain other requirements.

     Phelps Dodge is governed by the NYBCL, as described above. Phelps Dodge's charter does not contain a provision regarding transactions with interested stockholders.

                       ASARCO AND CYPRUS AMAX INFORMATION

     While we have included in this prospectus information concerning Asarco and Cyprus Amax that is known to us based on publicly available information (primarily filings by Asarco and Cyprus Amax with the SEC), we are not affiliated with Asarco or Cyprus Amax and neither Asarco nor Cyprus Amax has permitted us to have access to their books and records. Therefore, non-public information concerning Asarco or Cyprus Amax was not available to us for the purpose of preparing this prospectus. Although we have no knowledge that would indicate that statements relating to Asarco or Cyprus Amax contained or incorporated by reference in this prospectus are inaccurate or incomplete, we were not involved in the preparation of those statements and cannot verify them.

     Pursuant to rule 409 under the Securities Act of 1933 and rule 12b-21 under the Securities Exchange Act of 1934, we are requesting that Asarco and Cyprus Amax provide us with information required for complete disclosure regarding the businesses, operations, financial condition and management of Asarco and Cyprus Amax. We will amend or supplement this prospectus to provide any and all information we receive from Asarco or Cyprus Amax, if we receive the information before our offer expires and we consider it to be material, reliable and appropriate. In addition, pursuant to rule 439 under the Securities Act, we are requesting that PricewaterhouseCoopers LLP, the independent accountants of both Asarco and Cyprus Amax, provide us with the consents required for us to incorporate by reference into this prospectus the PricewaterhouseCoopers audit reports included in Asarco's and Cyprus Amax's Annual Reports on Form 10-K for the year ended December 31, 1998. If we receive those consents, we will promptly file them as exhibits to our registration statement.

                          FORWARD-LOOKING INFORMATION

     The U.S. securities laws provide a "safe harbor" for certain forward-looking statements. This prospectus contains forward-looking statements, including statements concerning the business, future financial position, results of operations, business strategy, estimated cost savings and other benefits of our proposed business combination, plans as to dividends and plans and objectives of management for future operations of Phelps Dodge, Asarco and Cyprus Amax. Forward-looking statements can be found, among other places, under "The Proposed Combination," "Reasons for the Proposed Combination," "Background of the Offer" and "Unaudited Pro Forma Combined Financial Information." Generally, the words "will," "may," "should," "continue," "believes," "expects," "anticipates" or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected.

     Statements regarding the expected benefits of our proposed business combination with Asarco and Cyprus Amax, the expected commencement dates of operations, projected quantities of future production, capital costs, production rates and other operating and financial data are based on expectations that Phelps Dodge believes are reasonable, but we can give no assurance that such expectations will prove to have been correct. Factors that could cause actual results to differ materially include, among others:

     - risks and uncertainties relating to the timing of completion of the proposed Phelps Dodge/Asarco/ Cyprus Amax business combination;

     - the possibility that we will be unable to realize the expected cost savings and other benefits from the combination,

     - difficulties related to the integration of the businesses of Phelps Dodge, Asarco and Cyprus Amax,

     - the possibility that Phelps Dodge will not be able to combine with both Asarco and Cyprus Amax,

     - general U.S. and international economic, financial market and political conditions,

     - political and economic risks associated with operations outside the U.S.,

     - the cyclical and volatile price of copper and other metals,

     - unanticipated ground, water, weather or operating conditions or force majeure events,

     - unanticipated ore grade and geological problems or metallurgical and other processing problems,

     - delays in the receipt of or failure to receive necessary government permits,

     - changes in laws or regulations or the interpretation and enforcement thereof,

     - labor relations and accidents, and

     - environmental risks.

These and other risk factors are discussed in more detail in this prospectus. See "Risk Factors" beginning on page 6. Many such factors are beyond our ability to control or predict. Readers are cautioned not to put undue reliance on forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

                                 LEGAL MATTERS

     The validity of the Phelps Dodge common shares offered hereby will be passed upon for Phelps Dodge by Debevoise & Plimpton, 875 Third Avenue, New York, New York.

                                    EXPERTS

     The audited consolidated financial statements of Phelps Dodge incorporated by reference in this Prospectus have been audited by PricewaterhouseCoopers LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting.

                                                                      SCHEDULE A

          DIRECTORS AND EXECUTIVE OFFICERS OF PHELPS DODGE CORPORATION

     The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Phelps Dodge Corporation are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Phelps Dodge and each individual has held such occupation for at least the last five years. Each director and executive officer listed below is a citizen of the United States.

                                                           POSITION WITH PHELPS DODGE; PRINCIPAL
                                                             OCCUPATION OR EMPLOYMENT; 5-YEAR
          NAME AND BUSINESS ADDRESS                                 EMPLOYMENT HISTORY
---------------------------------------------       ---------------------------------------------------
Archie W. Dunham                                    Mr. Dunham has been a Phelps Dodge director since
Conoco, Inc.                                        1998. He has been Chairman of the Board of Conoco,
600 North Dairy Hartford Road                       Inc. (integrated energy company) since 1999 and
Houston, TX 77079-1175                              President and Chief Executive Officer since January
                                                    1996. He was an Executive Vice President of E.I.
                                                    duPont de Nemours and Company (chemical materials
                                                    and energy company), Conoco's former parent, from
                                                    1995 to October 1998. He was a Senior Vice
                                                    President -- DuPont Polymers and DuPont Chemicals
                                                    and Pigments from 1987 to 1992, and an Executive
                                                    Vice President -- Exploration Production of Conoco
                                                    from 1992 to 1995. Mr. Dunham is a director of
                                                    Conoco Inc. and Louisiana Pacific Corporation. Age
                                                    60.

William A. Franke                                   Mr. Franke has been a Phelps Dodge director since
Franke & Company, Inc.                              1980. He has been Chairman and Chief Executive
2525 E. Camelback Road                              Officer of America West Holdings Corporation since
Suite 800                                           February 1997 and Chairman of the Board of its
Phoenix, AZ 85016                                   principal subsidiary, America West Airlines, Inc.
                                                    (airline carrier) since 1992. He was the
                                                    subsidiary's Chief Executive Officer from December
                                                    1993 until February 1997, and its President from
                                                    May 1996 until February 1997. He has been President
                                                    of Franke & Company, Inc., Phoenix, Arizona, an
                                                    investment firm, since 1987. He is a director of
                                                    America West Holdings Corporation, America West
                                                    Airlines, Inc., Central Newspapers, Inc., Beringer
                                                    Wine Estates, Mtel Latin America, Inc., AerFi Group
                                                    Plc, and the Air Transport Association of America.
                                                    Age 62.

Southwood J. Morcott                                Mr. Morcott has been a Phelps Dodge director since
Dana Corporation                                    1991. He has been Chairman of the Board of Morcott
4500 Dort St.                                       Dana Corporation (manufacturer and distributor of
Toledo, OH 43615                                    automotive and vehicular parts) since 1990. From
                                                    1987 to 1995, he served as Chairman of Hayes-Dana
                                                    Inc. He was Chief Executive Officer of Dana
                                                    Corporation from 1989 until February 1999, and
                                                    Chief Operating Officer from 1986 until January
                                                    1997. He was President of Dana Corporation from
                                                    1986 to 1995. Mr. Morcott is a director of Dana
                                                    Corporation, CSX Corporation and Johnson Controls,
                                                    Inc. Age 61.

                                                           POSITION WITH PHELPS DODGE; PRINCIPAL
                                                             OCCUPATION OR EMPLOYMENT; 5-YEAR
          NAME AND BUSINESS ADDRESS                                 EMPLOYMENT HISTORY
---------------------------------------------       ---------------------------------------------------
J. Steven Whisler                                   Mr. Whisler has been a Phelps Dodge director since
Phelps Dodge Corporation                            1995 and has been Phelps Dodge's President and
2600 North Central Avenue                           Chief Operating Officer since December 1997, and
Phoenix, AZ 85004-3104                              President of Phelps Dodge Mining Company, a
                                                    division of Phelps Dodge, from 1991 to October
                                                    1998. He was a Senior Vice President of Phelps
                                                    Dodge from 1988 to December 1997 and Vice President
                                                    of Phelps Dodge from 1987 until 1988. He was
                                                    General Counsel of Phelps Dodge from 1987 until
                                                    1991. He is a director of Burlington Northern Santa
                                                    Fe Corporation and Southern Peru Copper
                                                    Corporation. Age 44.

Robert N. Burt                                      Mr. Burt has been a Phelps Dodge director since
FMC Corporation                                     1993. He has been Chairman of the Board and Chief
200 East Randolph Drive                             Executive Officer of FMC Corporation (chemicals and
Chicago, IL 60601                                   machinery for industry, agriculture and government)
                                                    since 1991. He is a director of FMC Corporation and
                                                    Warner-Lambert Company. Age 61.

Robert D. Krebs                                     Mr. Krebs has been a Phelps Dodge director since
Burlington Northern Santa Fe Corporation            1987. He has been Chairman and Chief Executive
2650 Lou Menk Drive                                 Officer of Burlington Northern Santa Fe Corporation
Fort Worth, TX 76131-2830                           (transportation) since June 1, 1999. From April
                                                    1997 to May 31, 1999, he was Chairman, President
                                                    and Chief Executive Officer of Burlington Northern
                                                    Santa Fe Corporation. From September 1995 to April
                                                    1997, he was President and Chief Executive Officer
                                                    of Burlington Northern Santa Fe Corporation. From
                                                    June 1988 to January 1998, he was Chairman,
                                                    President and CEO of Santa Fe Pacific Corporation.
                                                    He is a director of Burlington Northern Santa Fe
                                                    Corporation. Age 57.

Douglas C. Yearley                                  Mr. Yearley has been a Phelps Dodge director since
Phelps Dodge Corporation                            1986 and has been Phelps Dodge's Chairman of the
2600 North Central Avenue                           Board and Chief Executive Officer of the
Phoenix, AZ 85004-3014                              Corporation since 1989. He was President of Phelps
                                                    Dodge from 1991 until December 1997. He was
                                                    President of Phelps Dodge Industries, a division of
                                                    Phelps Dodge, from 1988 until 1990, Executive Vice
                                                    President of Phelps Dodge from 1987 until 1989 and
                                                    Senior Vice President of Phelps Dodge from 1982
                                                    through 1986. He is a director of J. P. Morgan &
                                                    Co., Incorporated and its principal banking
                                                    subsidiary, Morgan Guaranty Trust Company of New
                                                    York, Lockheed Martin Corporation, USX Corporation
                                                    and Southern Peru Copper Corporation. Age 63.

                                                           POSITION WITH PHELPS DODGE; PRINCIPAL
                                                             OCCUPATION OR EMPLOYMENT; 5-YEAR
          NAME AND BUSINESS ADDRESS                                 EMPLOYMENT HISTORY
---------------------------------------------       ---------------------------------------------------
Paul Hazen                                          Mr. Hazen has been a Phelps Dodge director since
Wells Fargo Bank                                    1988. He has been Chairman of Wells Fargo & Co.
420 Montgomery Street                               since November 1998. He was Chairman and Chief
San Francisco, CA 94104                             Executive Officer of Wells Fargo & Co., San
                                                    Francisco (bank holding company) and of Wells Fargo
                                                    Bank, N.A. (national banking association) from
                                                    January 1995 until November 1998. He was President
                                                    of Wells Fargo & Co. and of Wells Fargo Bank, N.A.
                                                    from 1984 to 1994. He is a director of Wells Fargo
                                                    & Co., Safeway, Inc., Shanghai Commercial Bank
                                                    Ltd., Vodaphone AirTouch Plc and E. piphany, Inc.
                                                    Age 57.

Manuel J. Iraola                                    Mr. Iraola has been a Phelps Dodge director since
Phelps Dodge Corporation                            1997 and has been President of Phelps Dodge
2600 North Central Avenue                           Industries, a division of Phelps Dodge, since 1995,
Phoenix, AZ 85004-3014                              and a Senior Vice President of Phelps Dodge since
                                                    1995. From 1992 until 1995 he was President of
                                                    Phelps Dodge International Corporation. Age 51.

Marie L. Knowles                                    Mrs. Knowles has been a Phelps Dodge director since
ARCO                                                1994. She has been Executive Vice President and
333 South Hope Street                               Chief Financial Officer of Atlantic Richfield
Los Angeles, CA 90071                               Company (diversified energy company) since 1996.
                                                    From 1993 until 1996 she was Senior Vice President
                                                    of Atlantic Richfield Company, and President of
                                                    ARCO Transportation Company, a former subsidiary of
                                                    Atlantic Richfield Company. From 1990 to 1993 she
                                                    was Vice President and Controller of Atlantic
                                                    Richfield Company. Mrs. Knowles is a director of
                                                    Vastar Resources, Inc., URS Corporation and America
                                                    West Holdings Corporation. Age 52.

Gordon R. Parker                                    Mr. Parker has been a Phelps Dodge director since
10101 East Dry Creek Road                           1995. He was Chairman of Newmont Mining Corporation
Englewood, CO 80112                                 from 1986 until his retirement in 1994. He was
                                                    Chief Executive Officer from 1985 until 1993. Mr.
                                                    Parker is a director of Caterpillar, Inc., Gold
                                                    Fields of South Africa, Gold Fields Limited and The
                                                    Williams Companies, Inc. Age 63.

Ramiro G. Peru                                      Mr. Peru has been Chief Financial Officer of Phelps
Phelps Dodge Corporation                            Dodge since May 1999 and has been a Senior Vice
2600 North Central Avenue                           President since 1997. He previously was appointed
Phoenix, AZ 85004-3014                              Vice President of Phelps Dodge Mining Company in
                                                    1993 and Vice President and Treasurer of Phelps
                                                    Dodge in 1995.

                                                           POSITION WITH PHELPS DODGE; PRINCIPAL
                                                             OCCUPATION OR EMPLOYMENT; 5-YEAR
          NAME AND BUSINESS ADDRESS                                 EMPLOYMENT HISTORY
---------------------------------------------       ---------------------------------------------------
Timothy R. Snider                                   Mr. Snider has been a Senior Vice President of
Phelps Dodge Corporation                            Phelps Dodge since 1998. He is also President of
2600 North Central Avenue                           Phelps Dodge Mining Company. Before becoming Senior
Phoenix, AZ 85004-3014                              Vice President, he was Vice President of Phelps
                                                    Dodge, a position he held since 1997. He was Vice
                                                    President, Arizona operations, of Phelps Dodge
                                                    Mining Company. He previously served as President
                                                    of Phelps Dodge Morenci, Inc.

S. David Colton                                     Mr. Colton has been Vice President and General
Phelps Dodge Corporation                            Counsel of Phelps Dodge since April 1998. Before
2600 North Central Avenue                           that, he was Vice President and Counsel for Phelps
Phoenix, AZ 85004-3014                              Dodge Exploration, a position he held since 1995.
                                                    Prior to that time, he was Senior Exploration
                                                    Counsel for the exploration and development group
                                                    of Phelps Dodge Mining Company.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     With certain limitations, Sections 721 through 726 of the Business Corporation Law of the State of New York permit a corporation to indemnify any of its directors or officers made, or threatened to be made, a party to an action or proceeding by reason of the fact that such person was a director or officer of such corporation unless a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact financial profit or other advantage to which he or she was not legally entitled.

     The By-Laws of the Corporation provide that (a) the Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the Corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any Director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, is or was a Director or officer of the Corporation, or is or was serving such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and expenses (including attorneys' fees) incurred in connection with such action or proceeding, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if
(i) his acts were committed in bad faith or were the result of his active and deliberate dishonesty and were material to such action or proceeding or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     (b) The Corporation shall indemnify any person made, or threatened to be made, a party to an action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a Director or officer of any other corporation of any type or kind, domestic or foreign, or of any partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, amounts paid in settlement and expenses (including attorneys' fees) incurred in connection with such action, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if (i) his acts were committed in bad faith or were the result of his active and deliberate dishonesty and were material to such action or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     The directors and officers of the Corporation are covered by insurance policies maintained by the Corporation at its expense insuring the directors and officers against certain liabilities which might be incurred by them in such capacities including liabilities arising under the Securities Act of 1933.

     On May 4, 1988, the shareholders approved an amendment to the Corporation's Certificate of Incorporation relating to liability of the directors of the Corporation by adding the following new Article SEVENTH:

          SEVENTH: The personal liability of the Directors of the Corporation for any breach of duty in such capacity is hereby eliminated and limited to the fullest extent permitted by Section 402(b) of the New York Business Corporation Law as the same may be amended from time to time.

     Section 402(b) of the Business Corporation Law of the State of New York referred to in such new Article SEVENTH permits New York corporations to eliminate or limit the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity except liability (i) of a director (a) whose acts or omissions were in bad faith, involved intentional misconduct or a knowing violation of law, (b) who personally gained a financial profit or other advantage to which he or she was not legally entitled or (c) whose acts violated certain other provisions of New York law or
(ii) for acts or omissions prior to May 4, 1988.

ITEM 21.  EXHIBITS.

EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBITS
-------                     -----------------------
   3.1    Complete composite copy of the Restated Certificate of
          Incorporation, as amended to date (incorporated by reference to Exhibit 3.1 to the Corporation's Form 10-Q for the
          quarter ended June 30, 1999 (SEC File No. 1-82)).
   3.2    By-Laws of the Corporation, as amended effective May 7, 1997
          (incorporated by reference to Exhibit 3.2 to the
          Corporation's Form 10-Q for the quarter ended June 30, 1997
          (SEC File No. 1-82)).
   4.1    Reference is made to Exhibits 3.1 and 3.2 above.
   4.2    Second Amended and Restated Credit Agreement, dated as of
          June 25, 1997, among the Corporation, several banks and
          other lending institutions, and The Chase Manhattan Bank, as administrative agent (incorporated by reference to Exhibit
          4.2 to the Corporation's Form 10-Q for the quarter ended
          June 30, 1997 (SEC File No. 1-82)).
   4.3    Rights Agreement, dated as of February 5, 1998, between the
          Corporation and The Chase Manhattan Bank (which replaces the
          Rights Agreement dated as of July 29, 1988 as amended and
          restated as of December 6, 1989, the rights issued
          thereunder having been redeemed by the Corporation), which includes the form of Certificate of Amendment setting forth the terms of the Junior Participating Cumulative Preferred
          Shares, par value $1.00 per share, as Exhibit A, the form of
          Right Certificate as Exhibit B and the Summary of Rights to
          Purchase Preferred Shares as Exhibit C (incorporated by
          reference to Exhibit 1 to the Corporation's Current Report on Form 8-K and in the Corporation's Form 8-A, both filed on
          February 6, 1998 (SEC File No. 1-82)).
          Note: Certain instruments with respect to long-term debt of the Corporation have not been filed as Exhibits to this
          Registration Statement, since the total amount of securities authorized under any such instrument does not exceed 10
          percent of the total assets of the Corporation and its
          subsidiaries on a consolidated basis. The Corporation agrees to furnish a copy of each such instrument upon request of
          the Securities and Exchange Commission.
   4.4    Form of Indenture, dated as of September 22, 1997, between the Corporation and The Chase Manhattan Bank, as Trustee
          (incorporated by reference to the Corporation's Registration
          Statement and Post-Effective Amendment No. 1 on Form S-3
          (Registration Nos. 333-36415 and 33-44380)) filed with the
          Securities and Exchange Commission on September 25, 1997
          (incorporated by reference to Exhibit 4.3 to the
          Corporation's Form 10-Q for the quarter ended September 30,
          1997 (SEC File No. 1-82)).
   4.5    Form of 6.375 percent Note, due November 1, 2004, of the
          Corporation issued on November 5, 1997, pursuant to the
          Indenture, dated as of September 22, 1997, between the
          Corporation and The Chase Manhattan Bank, as Trustee
          (incorporated by reference to the Corporation's Current
          Report on Form 8-K filed with the Securities and Exchange
          Commission on November 3, 1997 and Exhibit 4.4 of Form 10-Q
          for the quarter ended September 30, 1997 (SEC File No.
          1-82)).
   4.6    Form of 7.125 percent Debenture, due November 1, 2027, of
          the Corporation issued on November 5, 1997, pursuant to the
          Indenture, dated as of September 22, 1997, between the
          Corporation and The Chase Manhattan Bank, as Trustee
          (incorporated by reference to the Corporation's Current
          Report on Form 8-K filed with the Securities and Exchange
          Commission on November 3, 1997 and Exhibit 4.5 of the
          Corporation's Form 10-Q for the quarter ended September 30,
          1997 (SEC File No. 1-82)).
   5.1    Opinion of Debevoise & Plimpton.*
   8.1    Opinion of Shearman & Sterling.*

EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBITS
-------                     -----------------------
  10.1    The Corporation's 1987 Stock Option and Restricted Stock
          Plan (the 1987 Plan), as amended to and including June 3,
          1992, and form of Stock Option Agreement and form of Reload
          Option Agreement, both as modified through June 3, 1992
          (incorporated by reference to Exhibit 10.2 of the
          Corporation's Form 10-Q for the quarter ended June 30, 1992
          (SEC File No. 1-82)). Form of Restricted Stock letter under the 1987 Plan (incorporated by reference to Exhibit 10.1 to the Corporation's 1990 10-K (SEC File No. 1-82)) and the
          amendment thereto dated June 25, 1992 (incorporated by
          reference to Exhibit 10.2 to the Corporation's 1992 Form
          10-K (SEC File No. 1-82)).
  10.2    The Corporation's 1989 Directors Stock Option Plan (the 1989
          Directors Plan), as amended to and including June 3, 1992, suspended effective November 6, 1996 (incorporated by
          reference to Exhibit 10.3 to the Corporation's Form 10-Q for the quarter ended June 30, 1992 (SEC File No. 1-82)). Form of Stock Option Agreement under the 1989 Directors Plan
          (incorporated by reference to the Corporation's Registration
          Statement on Form S-8 (Reg. No. 33-34363)).
  10.3    The Corporation's 1993 Stock Option and Restricted Stock
          Plan (the 1993 Plan), as amended through December 1, 1993, and form of Restricted Stock letter under the 1993 Plan
          (incorporated by reference to Exhibit 10.4 to the
          Corporation's 1993 Form 10-K (SEC File No. 1-82)). Amendment
          to 1993 Plan effective May 7, 1997 (incorporated by
          reference to Exhibit 10.15 to the Corporation's Form 10-Q
          for the quarter ended June 30, 1997 (SEC File No. 1-82)).
          Amended and restated form of Stock Option Agreement, amended through February 5, 1997 (incorporated by reference to
          Exhibit 10.3 of the Corporation's 1997 Form 10-K (SEC File
          No. 1-82)). Form of Reload Option Agreement, amended through
          November 2, 1994, under the 1993 Plan (incorporated by
          reference to Exhibit 10.3 to the Corporation's 1994 Form
          10-K (SEC File No. 1-82)).
          Note: Omitted from filing pursuant to the Instruction to
          Item 601(b) (10) are actual Stock Option Agreements between the Corporation and certain officers, under the 1987 Plan
          and the 1993 Plan, and certain Directors, under the 1989
          Directors Plan, which contain substantially similar
          provisions to Exhibits 10.1, 10.2 and 10.3 above.
  10.4    Description of the Corporation's Incentive Compensation Plan
          (incorporated by reference to Exhibit 10.5 to the
          Corporation's 1993 Form 10-K (SEC File No. 1-82)).
  10.5    Amended and restated Deferred Compensation Plan for the
          Directors of the Corporation, dated as of December 3, 1998, effective January 1, 1999 (incorporated by reference to
          Exhibit 10.5 to the Corporation's 1998 Form 10-K (SEC File
          No. 1-82)).
  10.6    Modified form of Change-of-Control Agreement between the
          Corporation and certain executives, including all of the
          current executive officers listed in the summary
          compensation table to the 1999 Proxy Statement (SEC File No.
          1-82) (incorporated by reference to Exhibit 10.6 to the
          Corporation's 1998 Form 10-K (SEC File No. 1-82)).
  10.7    Amended and restated form of Severance Agreement between the
          Corporation and certain executives, including all of the
          current executive officers listed in the summary
          compensation table to the 1999 Proxy Statement (SEC File No.
          1-82) (incorporated by reference to Exhibit 10.7 of the
          Corporation's 1997 Form 10-K (SEC File No. 1-82)).
  10.8    The Corporation's Retirement Plan for Directors, effective
          January 1, 1988, terminated for active directors effective
          December 31, 1997 (incorporated by reference to Exhibit
          10.13 to the Corporation's 1987 Form 10-K (SEC File No.
          1-82)).
  10.9    The Corporation's Supplemental Retirement Plan (which
          amends, restates and re-names the provisions of the
          Corporation's Comprehensive Executive Nonqualified
          Retirement and Savings Plan other than the supplemental
          savings provisions of such plan), effective (except as
          otherwise noted therein) as of January 1, 1997 (incorporated by reference to Exhibit 10.9 to the Corporation's 1997 Form
          10-K (SEC File No. 1-82)). First amendment to Plan,
          effective January 1, 1998 (SEC File No. 1-82). Second
          amendment to Plan, effective January 1, 1999 (incorporated by reference to Exhibit 10.9 to the Corporation's Form 10-Q for the quarter ended June 30, 1999 (SEC File No. 1-82)).

EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBITS
-------                     -----------------------
  10.10   The Corporation's Supplemental Savings Plan (which amends, restates, and replaces the supplemental savings provisions of the Corporation's Comprehensive Executive Nonqualified
          Retirement and Savings Plan), effective (except as otherwise noted therein) as of January 1, 1997 (incorporated by
          reference to Exhibit 10.10 of the Corporation's 1997 Form
          10-K (SEC File No. 1-82)).
  10.11   The Corporation's Directors Stock Unit Plan effective
          January 1, 1997 (incorporated by reference to Exhibit 10.10 to the Corporation's 1996 Form 10-K (SEC File No. 1-82)) as
          amended and restated, effective January 1, 1998
          (incorporated by reference to Exhibit 10.11 of the
          Corporation's 1997 Form 10-K (SEC File No. 1-82)).
  10.12   The Corporation's 1998 Stock Option and Restricted Stock
          Plan (the 1998 Plan), forms of Reload Option Agreement and
          Restricted Stock Agreement under the 1998 Plan, all
          effective March 4, 1998 (incorporated by reference to
          Exhibit 10.12 to the Corporation's Form 10-Q for the quarter ended June 30, 1998 (SEC File No. 1-82)), and form of Stock
          Option Agreement, amended through June 22, 1999, under the
          1998 Plan (incorporated by reference to the Corporation's
          Form 10-Q for the quarter ended June 30, 1999 (SEC File No.
          1-82)).
          Note: Omitted from filing pursuant to the Instruction to
          Item 601(b) (10) are actual Stock Option Agreements between the Corporation and certain officers, under the 1987 Plan
          and the 1993 Plan, and certain Directors, under the 1989
          Directors Plan, which contain substantially similar
          provisions to Exhibits 10.1, 10.2 and 10.3 above.
  10.16   Retirement Agreement dated June 15, 1999, between Thomas M.
          St. Clair and the company (incorporated by reference to the
          Corporation's Form 10-Q for the quarter ended June 30, 1999
          (SEC File No. 1-82)).
  15      Letter from PricewaterhouseCoopers LLP, re: unaudited
          interim financial information.
  21      List of Subsidiaries and Investments.
  23.1    Consent of PricewaterhouseCoopers LLP.
  23.2    Consent of Debevoise & Plimpton (included in opinion filed as Exhibit 5.1 hereto).
  23.3    Consent of Shearman & Sterling (included in opinion filed as
          Exhibit 8.1 hereto).
  24      Powers of Attorney (included as part of the signature page to this Registration Statement).
  99.1    Form of Letter of Transmittal.*
  99.2    Form of Notice of Guaranteed Delivery.*
  99.3    Form of Broker Dealer Letter.*
  99.4    Form of Letter to Clients.*
  99.5    Form of Guidelines for Certification of Taxpayer
          Identification Number on Substitute Form W-9.*

---------------

* To be filed by amendment.

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PHOENIX, STATE OF ARIZONA, ON AUGUST 27, 1999.

                                          By:    /s/ DOUGLAS C. YEARLEY
                                            ------------------------------------
                                            Douglas C. Yearley
                                            Chairman of the Board of Directors
                                            and Chief Executive Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED. EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY AUTHORIZES DOUGLAS C. YEARLEY, J. STEVEN WHISLER, RAMIRO G. PERU AND S. DAVID COLTON AND EACH OF THEM, WITH FULL POWER OF SUBSTITUTION AND REVOCATION, TO EXECUTE IN THE NAME AND ON BEHALF OF SUCH PERSON ANY AMENDMENT (INCLUDING ANY POST-EFFECTIVE AMENDMENT) TO THIS REGISTRATION STATEMENT, AND ANY REGISTRATION STATEMENT RELATING TO THE SAME OFFER AS THIS REGISTRATION STATEMENT THAT IS TO BE EFFECTIVE UPON FILING PURSUANT TO RULE 462(b) OF THE SECURITIES ACT OF 1933, AND TO FILE THE SAME, WITH ANY EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, MAKING SUCH CHANGES TO THIS REGISTRATION STATEMENT AS THE REGISTRANT DEEMS APPROPRIATE, AND APPOINTS DOUGLAS C. YEARLEY, J. STEVEN WHISLER, RAMIRO G. PERU AND S. DAVID COLTON AND EACH OF THEM, WITH FULL POWER OF SUBSTITUTION AND REVOCATION, ATTORNEY-IN-FACT TO SIGN ANY AMENDMENT (INCLUDING ANY POST-EFFECTIVE AMENDMENT) TO THIS REGISTRATION STATEMENT, AND ANY SUCH RULE 462(b) REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH ANY EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT OR ANY OF THEM, OR THEIR OR HIS SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

SIGNATURE                                          CAPACITY IN WHICH SIGNED                DATE
---------                                          ------------------------                ----
          /s/ DOUGLAS C. YEARLEY            Chairman of the Board of Directors and    August 27, 1999
------------------------------------------    Chief Executive Officer (Principal
            Douglas C. Yearley                Executive Officer)

            /s/ RAMIRO G. PERU              Senior Vice President and Chief           August 27, 1999
------------------------------------------    Financial
              Ramiro G. Peru                  Officer (Principal Financial
                                              Officer)

          /s/ GREGORY W. STEVENS            Vice President and Controller             August 27, 1999
------------------------------------------    (Principal Accounting Officer)
            Gregory W. Stevens

          /s/ DOUGLAS C. YEARLEY            Director                                  August 27, 1999
------------------------------------------
            Douglas C. Yearley

            /s/ ROBERT N. BURT              Director                                  August 27, 1999
------------------------------------------
              Robert N. Burt

           /s/ ARCHIE W. DUNHAM             Director                                  August 27, 1999
------------------------------------------
             Archie W. Dunham

          /s/ WILLIAM A. FRANKE             Director                                  August 27, 1999
------------------------------------------
            William A. Franke

              /s/ PAUL HAZEN                Director                                  August 27, 1999
------------------------------------------
                Paul Hazen

SIGNATURE                                          CAPACITY IN WHICH SIGNED                DATE
---------                                          ------------------------                ----
           /s/ MANUEL J. IRAOLA             Director                                  August 27, 1999
------------------------------------------
             Manuel J. Iraola

           /s/ MARIE L. KNOWLES             Director                                  August 27, 1999
------------------------------------------
             Marie L. Knowles

           /s/ ROBERT D. KREBS              Director                                  August 27, 1999
------------------------------------------
             Robert D. Krebs

         /s/ SOUTHWOOD J. MORCOTT           Director                                  August 27, 1999
------------------------------------------
           Southwood J. Morcott

           /s/ GORDON R. PARKER             Director                                  August 27, 1999
------------------------------------------
             Gordon R. Parker

          /s/ J. STEVEN WHISLER             Director                                  August 27, 1999
------------------------------------------
            J. Steven Whisler

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBITS
-------                     -----------------------
   3.1    Complete composite copy of the Restated Certificate of
          Incorporation, as amended to date (incorporated by reference to Exhibit 3.1 to the Corporation's Form 10-Q for the
          quarter ended June 30, 1999 (SEC File No. 1-82)).
   3.2    By-Laws of the Corporation, as amended effective May 7, 1997
          (incorporated by reference to Exhibit 3.2 to the
          Corporation's Form 10-Q for the quarter ended June 30, 1997
          (SEC File No. 1-82)).
   4.1    Reference is made to Exhibits 3.1 and 3.2 above.
   4.2    Second Amended and Restated Credit Agreement, dated as of
          June 25, 1997, among the Corporation, several banks and
          other lending institutions, and The Chase Manhattan Bank, as administrative agent (incorporated by reference to Exhibit
          4.2 to the Corporation's Form 10-Q for the quarter ended
          June 30, 1997 (SEC File No. 1-82)).
   4.3    Rights Agreement, dated as of February 5, 1998, between the
          Corporation and The Chase Manhattan Bank (which replaces the
          Rights Agreement dated as of July 29, 1988 as amended and
          restated as of December 6, 1989, the rights issued
          thereunder having been redeemed by the Corporation), which includes the form of Certificate of Amendment setting forth the terms of the Junior Participating Cumulative Preferred
          Shares, par value $1.00 per share, as Exhibit A, the form of
          Right Certificate as Exhibit B and the Summary of Rights to
          Purchase Preferred Shares as Exhibit C (incorporated by
          reference to Exhibit 1 to the Corporation's Current Report on Form 8-K and in the Corporation's Form 8-A, both filed on
          February 6, 1998 (SEC File No. 1-82)).
          Note: Certain instruments with respect to long-term debt of the Corporation have not been filed as Exhibits to this
          Registration Statement, since the total amount of securities authorized under any such instrument does not exceed 10
          percent of the total assets of the Corporation and its
          subsidiaries on a consolidated basis. The Corporation agrees to furnish a copy of each such instrument upon request of
          the Securities and Exchange Commission.
   4.4    Form of Indenture, dated as of September 22, 1997, between the Corporation and The Chase Manhattan Bank, as Trustee
          (incorporated by reference to the Corporation's Registration
          Statement and Post-Effective Amendment No. 1 on Form S-3
          (Registration Nos. 333-36415 and 33-44380)) filed with the
          Securities and Exchange Commission on September 25, 1997
          (incorporated by reference to Exhibit 4.3 to the
          Corporation's Form 10-Q for the quarter ended September 30,
          1997 (SEC File No. 1-82)).
   4.5    Form of 6.375 percent Note, due November 1, 2004, of the
          Corporation issued on November 5, 1997, pursuant to the
          Indenture, dated as of September 22, 1997, between the
          Corporation and The Chase Manhattan Bank, as Trustee
          (incorporated by reference to the Corporation's Current
          Report on Form 8-K filed with the Securities and Exchange
          Commission on November 3, 1997 and Exhibit 4.4 of Form 10-Q
          for the quarter ended September 30, 1997 (SEC File No.
          1-82)).
   4.6    Form of 7.125 percent Debenture, due November 1, 2027, of
          the Corporation issued on November 5, 1997, pursuant to the
          Indenture, dated as of September 22, 1997, between the
          Corporation and The Chase Manhattan Bank, as Trustee
          (incorporated by reference to the Corporation's Current
          Report on Form 8-K filed with the Securities and Exchange
          Commission on November 3, 1997 and Exhibit 4.5 of the
          Corporation's Form 10-Q for the quarter ended September 30,
          1997 (SEC File No. 1-82)).
   5.1    Opinion of Debevoise & Plimpton.*
   8.1    Opinion of Shearman & Sterling.*

EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBITS
-------                     -----------------------
  10.1    The Corporation's 1987 Stock Option and Restricted Stock
          Plan (the 1987 Plan), as amended to and including June 3,
          1992, and form of Stock Option Agreement and form of Reload
          Option Agreement, both as modified through June 3, 1992
          (incorporated by reference to Exhibit 10.2 of the
          Corporation's Form 10-Q for the quarter ended June 30, 1992
          (SEC File No. 1-82)). Form of Restricted Stock letter under the 1987 Plan (incorporated by reference to Exhibit 10.1 to the Corporation's 1990 10-K (SEC File No. 1-82)) and the
          amendment thereto dated June 25, 1992 (incorporated by
          reference to Exhibit 10.2 to the Corporation's 1992 Form
          10-K (SEC File No. 1-82)).
  10.2    The Corporation's 1989 Directors Stock Option Plan (the 1989
          Directors Plan), as amended to and including June 3, 1992, suspended effective November 6, 1996 (incorporated by
          reference to Exhibit 10.3 to the Corporation's Form 10-Q for the quarter ended June 30, 1992 (SEC File No. 1-82)). Form of Stock Option Agreement under the 1989 Directors Plan
          (incorporated by reference to the Corporation's Registration
          Statement on Form S-8 (Reg. No. 33-34363)).
  10.3    The Corporation's 1993 Stock Option and Restricted Stock
          Plan (the 1993 Plan), as amended through December 1, 1993, and form of Restricted Stock letter under the 1993 Plan
          (incorporated by reference to Exhibit 10.4 to the
          Corporation's 1993 Form 10-K (SEC File No. 1-82)). Amendment
          to 1993 Plan effective May 7, 1997 (incorporated by
          reference to Exhibit 10.15 to the Corporation's Form 10-Q
          for the quarter ended June 30, 1997 (SEC File No. 1-82)).
          Amended and restated form of Stock Option Agreement, amended through February 5, 1997 (incorporated by reference to
          Exhibit 10.3 of the Corporation's 1997 Form 10-K (SEC File
          No. 1-82)). Form of Reload Option Agreement, amended through
          November 2, 1994, under the 1993 Plan (incorporated by
          reference to Exhibit 10.3 to the Corporation's 1994 Form
          10-K (SEC File No. 1-82)).
          Note: Omitted from filing pursuant to the Instruction to
          Item 601(b) (10) are actual Stock Option Agreements between the Corporation and certain officers, under the 1987 Plan
          and the 1993 Plan, and certain Directors, under the 1989
          Directors Plan, which contain substantially similar
          provisions to Exhibits 10.1, 10.2 and 10.3 above.
  10.4    Description of the Corporation's Incentive Compensation Plan
          (incorporated by reference to Exhibit 10.5 to the
          Corporation's 1993 Form 10-K (SEC File No. 1-82)).
  10.5    Amended and restated Deferred Compensation Plan for the
          Directors of the Corporation, dated as of December 3, 1998, effective January 1, 1999 (incorporated by reference to
          Exhibit 10.5 to the Corporation's 1998 Form 10-K (SEC File
          No. 1-82)).
  10.6    Modified form of Change-of-Control Agreement between the
          Corporation and certain executives, including all of the
          current executive officers listed in the summary
          compensation table to the 1999 Proxy Statement (SEC File No.
          1-82)(incorporated by reference to Exhibit 10.6 to the
          Corporation's 1998 Form 10-K (SEC File No. 1-82)).
  10.7    Amended and restated form of Severance Agreement between the
          Corporation and certain executives, including all of the
          current executive officers listed in the summary
          compensation table to the 1999 Proxy Statement (SEC File No.
          1-82)(incorporated by reference to Exhibit 10.7 of the
          Corporation's 1997 Form 10-K (SEC File No. 1-82)).
  10.8    The Corporation's Retirement Plan for Directors, effective
          January 1, 1988, terminated for active directors effective
          December 31, 1997 (incorporated by reference to Exhibit
          10.13 to the Corporation's 1987 Form 10-K (SEC File No.
          1-82)).

EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBITS
-------                     -----------------------
  10.9    The Corporation's Supplemental Retirement Plan (which
          amends, restates and re-names the provisions of the
          Corporation's Comprehensive Executive Nonqualified
          Retirement and Savings Plan other than the supplemental
          savings provisions of such plan), effective (except as
          otherwise noted therein) as of January 1, 1997 (incorporated by reference to Exhibit 10.9 to the Corporation's 1997 Form
          10-K (SEC File No. 1-82)). First amendment to Plan,
          effective January 1, 1998 (SEC File No. 1-82). Second
          amendment to Plan, effective January 1, 1999 (incorporated by reference to Exhibit 10.9 to the Corporation's Form 10-Q for the quarter ended June 30, 1999 (SEC File No. 1-82)).
  10.10   The Corporation's Supplemental Savings Plan (which amends, restates, and replaces the supplemental savings provisions of the Corporation's Comprehensive Executive Nonqualified
          Retirement and Savings Plan), effective (except as otherwise noted therein) as of January 1, 1997 (incorporated by
          reference to Exhibit 10.10 of the Corporation's 1997 Form
          10-K (SEC File No. 1-82)).
  10.11   The Corporation's Directors Stock Unit Plan effective
          January 1, 1997 (incorporated by reference to Exhibit 10.10 to the Corporation's 1996 Form 10-K (SEC File No. 1-82)) as
          amended and restated, effective January 1, 1998
          (incorporated by reference to Exhibit 10.11 of the
          Corporation's 1997 Form 10-K (SEC File No. 1-82)).
  10.12   The Corporation's 1998 Stock Option and Restricted Stock
          Plan (the 1998 Plan), forms of Reload Option Agreement and
          Restricted Stock Agreement under the 1998 Plan, all
          effective March 4, 1998 (incorporated by reference to
          Exhibit 10.12 to the Corporation's Form 10-Q for the quarter ended June 30, 1998 (SEC File No. 1-82)), and form of Stock
          Option Agreement, amended through June 22, 1999, under the
          1998 Plan (incorporated by reference to the Corporation's
          Form 10-Q for the quarter ended June 30, 1999 (SEC File No.
          1-82)). Note: Omitted from filing pursuant to the
          Instruction to Item 601(b) (10) are actual Stock Option
          Agreements between the Corporation and certain officers,
          under the 1987 Plan and the 1993 Plan, and certain
          Directors, under the 1989 Directors Plan, which contain
          substantially similar provisions to Exhibits 10.1, 10.2 and
          10.3 above.
  10.16   Retirement Agreement dated June 15, 1999, between Thomas M.
          St. Clair and the company (incorporated by reference to the
          Corporation's Form 10-Q for the quarter ended June 30, 1999
          (SEC File No. 1-82)).
  15      Letter from PricewaterhouseCoopers LLP, re: unaudited
          interim financial information.
  21      List of Subsidiaries and Investments.
  23.1    Consent of PricewaterhouseCoopers LLP.
  23.2    Consent of Debevoise & Plimpton (included in opinion filed as Exhibit 5.1 hereto).
  23.3    Consent of Shearman & Sterling (included in opinion filed as
          Exhibit 8.1 hereto).
  24      Powers of Attorney (included as part of the signature page to this Registration Statement).
  99.1    Form of Letter of Transmittal. *
  99.2    Form of Notice of Guaranteed Delivery. *
  99.3    Form of Broker Dealer Letter. *
  99.4    Form of Letter to Clients. *
  99.5    Form of Guidelines for Certification of Taxpayer
          Identification Number on Substitute Form W-9. *

---------------

* To be filed by amendment.